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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

(Amendment No.      )

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CF INDUSTRIES HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

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Proxy Statement

2018 Annual Meeting of
Stockholders

March 29, 2018

To Our Stockholders:

On behalf of your board of directors, it is our privilege to invite you to attend the 2018 annual meeting of stockholders of CF Industries Holdings, Inc. The annual meeting will be held on Thursday, May 10, 2018, at 10:00 a.m., local time, adjacent to our corporate headquarters at 3 Parkway North, Deerfield, Illinois 60015. At the annual meeting, stockholders will vote on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and any other business matters properly brought before the annual meeting. Whether or not you are able to attend the meeting, we encourage you to read the enclosed materials and submit your proxy.

We will meet to discuss a year of outstanding performance in all parts of our business and strong progress on our strategic objectives. In 2017, your company delivered strong financial results in a challenging market environment. We set company production and sales volumes records while achieving our lowest 12-month total recordable injury rate. We reduced our long-term debt by approximately $1.1 billion and lowered our controllable expenses per product ton as a result of targeted cost reduction initiatives and production cost efficiencies supported by increased volume.

These are exceptional results in one of the weakest global nitrogen pricing environments of the last two decades. This reflects the enduring strengths of our company—manufacturing and distribution excellence built on safe and reliable operations; a customer focus that can serve both long-time purchasers and grow new opportunities inside and outside North America; and prudent capital stewardship to optimize our cost structure. We have achieved these results because of our talented, dedicated employees and their commitment to our success.

We continue to adhere to best principles of corporate governance in order to deliver long-term value to you. During 2017, we elected two new members to the board of directors, John W. Eaves and Michael J. Toelle, who have already made significant contributions to the company through their leadership, knowledge of commodity cycles and special expertise—the global coal industry for John and agriculture for Mike.

We want to take this opportunity to thank our two retiring directors for their tireless commitment to the company and to you, our stockholders. Edward Schmitt has been on the board since the company's IPO in 2005 and has brought a wealth of operational experience to the board. Robert Kuhbach has been a member of our board since 2011, was the chairman of our audit committee from 2012 through 2017, and brought a rigorous financial focus. Ed and Rob, we thank you for your many years of dedicated service and wish you the best in retirement.

We are proud of the progress we have made as a company and look forward to reviewing what we have achieved and the opportunities ahead at the annual meeting. Thank you for your continued trust in CF Industries and we hope to see you on May 10, 2018.

Sincerely,

Stephen A. Furbacher	W. Anthony Will
Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS

Date and Time:	Thursday, May 10, 2018, at 10:00 a.m., local time
Place:	Adjacent to CF Industries Corporate Headquarters 3 Parkway North Deerfield, Illinois 60015
Items of Business:	At the Annual Meeting, stockholders will be asked to:
	1.	Elect the ten directors named in this Proxy Statement;
	2.	Consider and approve an advisory resolution regarding the compensation of our named executive officers;
	3.	Ratify provisions in our certificate of incorporation and bylaws granting stockholders the ability to call special meetings of stockholders;
	4.	Ratify the selection of KPMG LLP as our independent registered public accounting firm for 2018; and
	5.	Consider any other business properly brought before the Annual Meeting.
Record Date:	You may vote at the Annual Meeting if you were a stockholder of record of our company as of the close of business on March 19, 2018
Internet Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting of Stockholders to be held on Thursday, May 10, 2018: Our Proxy Statement and 2017 Annual Report are available free of charge at www.proxyvote.com.

Your vote is important. Please vote your shares promptly so that your shares will be represented whether or not you attend the Annual Meeting. To vote your shares, you may use the Internet as described on your Notice of Internet Availability of Proxy Materials and proxy card, call the toll-free telephone number listed on your proxy card or complete, sign, date, and return your proxy card.

By order of the board of directors,

Douglas C. Barnard
 Senior Vice President, General Counsel, and Secretary

March 29, 2018

PROXY STATEMENT SUMMARY	1
PROPOSAL 1: ELECTION OF DIRECTORS	6
Director Nominees	6
Director Succession Planning and Nomination Process	6
Criteria for Board Membership	8
Board Recommendation	11
Director Nominee Biographies	12
CORPORATE GOVERNANCE	17
Corporate Governance Guidelines	17
Director Independence	17
Leadership of the Board	18
Committees of the Board	19
Attendance of Directors at Meetings	20
Role of the Board in Risk Oversight	20
Code of Corporate Conduct	21
Stockholder Engagement	21
Communications with Directors	21
Political Contributions Report	22
Sustainability	22
Director Compensation	23
COMMON STOCK OWNERSHIP	25
Common Stock Ownership of Certain Beneficial Owners	25
Common Stock Ownership of Directors and Management	27
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	28
POLICY REGARDING RELATED PERSON TRANSACTIONS	29
PROPOSAL 2: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS ("SAY ON PAY")	31
Board Recommendation	31
EXECUTIVE OFFICERS	32
COMPENSATION DISCUSSION AND ANALYSIS	34
Executive Summary	34
Development of Compensation Approach and Objectives	36
Compensation Philosophy	36
Components of Compensation	37
Allocation of Compensation Elements	39
Role of the Compensation Committee	39
Role of the Compensation Consultant	40
Compensation Committee Activities	40
2017 Cash Compensation	42
2017 Long-term Incentives	47
2018 Compensation	51
Change in Control, Severance, and Retirement Benefits	55
Compensation of Chief Executive Officer	57
Industry Reference Group	59
Financial Restatements	60
Stock Ownership Guidelines	60
Trading, Hedging and Pledging Restrictions	61
Tax Deductibility of Executive Compensation	61
Compensation Consultant Matters	61
Compensation and Benefits Risk Analysis	61
COMPENSATION COMMITTEE REPORT	63
EXECUTIVE COMPENSATION	64
PROPOSAL 3: RATIFICATION OF PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS GRANTING STOCKHOLDERS THE ABILITY TO CALL SPECIAL MEETINGS OF STOCKHOLDERS	76
Board Recommendation	78
PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR FOR 2018	79
Board Recommendation	79
Audit and Non-Audit Fees	79
Pre-Approval of Audit and Non-Audit Services	80
Auditor Independence	80
AUDIT COMMITTEE REPORT	81
ANNUAL MEETING INFORMATION	82
Questions and Answers about the Annual Meeting and Voting	82
Important Additional Information	85
Deadlines for Submission of Future Stockholder Proposals, Stockholder Nominated Director Candidates and Other Business of Stockholders	86
OTHER MATTERS	87
APPENDIX A: NON-GAAP RECONCILIATIONS	A-1

PROXY STATEMENT SUMMARY

This summary provides certain key information about CF Industries' business and strategy and highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. These proxy materials were first sent or made available to stockholders on or about March 29, 2018.

2018 ANNUAL MEETING OF STOCKHOLDERS INFORMATION

Date and Time:	Thursday, May 10, 2018, at 10:00 a.m. (local time)
Place:	Adjacent to CF Industries Corporate Headquarters 3 Parkway North, Deerfield, Illinois 60015
Record Date:	March 19, 2018

VOTING MATTERS

Proposals		Board Recommendation	Page Number for Additional Information
1.	Election of Directors	FOR	6
2.	Advisory Vote on Executive Compensation ("Say on Pay")	FOR	31
3.	Ratification of Provisions in Our Certificate of Incorporation and Bylaws Granting Stockholders the Ability to Call Special Meetings of Stockholders	FOR	76
4.	Ratification of Selection of Independent Auditor for 2018	FOR	79

OUR BUSINESS

CF Industries is a leading global fertilizer and chemical company with outstanding operational capabilities and a highly cost advantaged production and distribution platform. Our 3,000 employees operate world-class manufacturing complexes in Canada, the United Kingdom and the United States. Our customers include both agricultural and industrial users of our products. Our principal nitrogen products are ammonia, granular urea, urea ammonium nitrate solution, and ammonium nitrate. We also manufacture diesel exhaust fluid, urea liquor, nitric acid, and aqua ammonia, which are sold primarily to industrial customers, and compound fertilizer products, which are solid granular fertilizer products for which the nutrient content is a combination of nitrogen, phosphorus, and potassium. We serve our customers in North America through an unparalleled production, storage, transportation and distribution network. We also reach a global customer base with exports from our Donaldsonville, Louisiana, plant, the world's largest and most flexible nitrogen complex. Additionally, we move product to international destinations from our Yazoo City, Mississippi, facility, our Billingham and Ince facilities in the United Kingdom, and from a joint venture ammonia facility in the Republic of Trinidad and Tobago in which we own a 50 percent interest.

For more information on our business, see "Item 1.—Business" and "Item 7.—Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 2017 Annual Report.

OUR STRATEGY

Our strategy, reviewed and endorsed annually by our Board, has remained largely unchanged for the past decade. Our execution of initiatives aligned with that strategy helped us achieve our vision—delivering superior shareholder returns over the cycle.

Core Organizational Capabilities

We want to highlight a few of our core organizational capabilities as evidenced by several of our more notable accomplishments:

Leader in the safe and responsible production, storage and handling of chemicals, achieving best in class performance

•
Achieved industry leading recordable injury rate of 0.67 (industry average: 2.2), our lowest rate, while being the largest nitrogen producer in the world (2017)

•
Multi-year winner of the Rail Safety—Grand Slam Award for safe rail shipments of hazardous products (2014 and 2016)

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Reduced CO2-equivalent emissions by more than 25% per product ton of manufactured product (2012 - 2016)

Exceptional process engineering and plant operations and maintenance, to drive superior asset utilization

•
Ammonia production capacity utilization at 98% across 17 ammonia plants globally (2017)

•
New capacity expansion plants started up safely and have achieved 15 - 20% higher output than original nameplate capacity (2016 - 2017)

•
Decreased capital expenditures per product ton by 63% and ongoing maintenance capital expenditures per product ton by 36%,(1) while maintaining safe and reliable operations (2013 - 2017)

•
Decreased cost of sales per product ton by 8% and controllable cost of sales per product ton(2) by 19% (2015 - 2017)

High performance culture, focused on safety, ethics and compliance, creating a world-class, scalable corporate platform:

•
SG&A among the lowest in the industry at $10 per product ton or 4.6% of sales (2017)

•
Highly scalable corporate platform as product tons increased 45% while SG&A cost per product ton decreased 22% (2015 - 2017)

(1)
"Ongoing maintenance capital expenditures" is defined as capital expenditures adjusted for amounts related to our capacity expansion projects, our divested phosphate business, and improvement projects. See Appendix A for a reconciliation of ongoing maintenance capital expenditures and ongoing maintenance capital expenditures per ton to the most directly comparable GAAP measures.

(2)
"Controllable cost of sales" is defined as non-gas cash costs (maintenance, labor, electricity, other raw materials, transportation and distribution, and other plant costs), which excludes the impact of natural gas, derivatives and depreciation and amortization. See Appendix A for a reconciliation of controllable cost of sales and controllable cost of sales per ton to the most directly comparable GAAP measures.

Creative, disciplined portfolio management, increasing shareholder value:

•
Terra Industries post-merger-integration captured synergies in excess of $120 million annually (2010 - 2012)

•
Sold our Phosphate Business for $1.4 billion in a tax-efficient transaction and also entered into a long-term ammonia supply agreement with the buyer, which de-risked the capacity expansion projects (2013 - 2014)

•
CF Fertilisers UK (formerly known as GrowHow) post-merger-integration increased asset utilization by nearly 20% and delivered synergies in excess of $35 million annually (2014 - 2017)

•
Formed a strategic venture with CHS where CF Industries received $2.8 billion in a tax-efficient structure and also entered into a long-term supply agreement with CHS, which further de-risked the capacity expansion projects (2015 - 2016)

•
Deployed approximately $6.7 billion in value-creating growth initiatives while also returning more than $5 billion of cash to shareholders through share repurchases and dividends (2013 - 2017)

Our Corporate Strategy

Our vision, given the cyclical nature of our business, is to deliver superior shareholder returns over the cycle. Our strategy, in support of our vision, is built upon a foundation of distinct core capabilities and core values that we live each and every day. We leverage our capabilities to drive business results that create long-term value for our shareholders.

  CF's Strategy

Strong Shareholder Returns Over the Cycle

We firmly believe that, due to the cyclical nature of the commodity chemical industry in which we operate, it is important to view performance over a longer time horizon than just one year. The execution of our strategy has delivered strong shareholder value creation over the cycle:

Total Shareholder Return (TSR)

STOCKHOLDER ENGAGEMENT

We believe that building positive relationships with our stockholders is critical to CF Industries' success. We value the views of, and regularly communicate with, our stockholders on a variety of topics, such as our financial performance, corporate governance, executive compensation, and related matters. Management shares the feedback received from stockholders with the Board. Our chairman or other members of the Board may also be available to participate in meetings with stockholders as appropriate. Requests for such a meeting are considered on a case-by-case basis. Our engagement activities have resulted in valuable feedback that has contributed to our decision-making with respect to these matters. We welcome your input and feedback and look forward to continued engagement with our stockholders.

In connection with the 2018 Annual Meeting, we contacted the holders of over 60% of our outstanding shares to solicit feedback on our governance and executive compensation practices and other matters to be considered at the Annual Meeting. We engaged on those topics with the holders of approximately 45% of our outstanding shares. The feedback received during these meetings indicated that investors are supportive of our compensation and governance practices.

OUR BOARD COMPOSITION

Our corporate governance and nominating committee regularly reviews the overall composition of our Board and its committees to assess whether each reflects the appropriate mix of experience, qualifications, attributes, and skills that are relevant to CF Industries' current and future global strategy, business, and governance.

Our Director Nominees

Nominee	Principal Occupation	Age	Years of Tenure	Competency/Attribute									Indepen dent	Committee Membership[(1)]			Other Current Public Boards
				Public Company Governance	Senior Executive Leadership	Operations	Accounting and Finance Expertise	Industry Focus	International Business	Strategic Initiatives	Risk Management	Environmental & Safety		AC	CC	GC	
Robert C. Arzbaecher	Former Chairman and CEO of Actuant Corp.	58	12	✓	✓		✓		✓	✓	✓		✓	•		•	0
William Davisson	Former CEO of GROWMARK, Inc.	70	12		✓		✓	✓		✓	✓		✓	•		•	0
John W. Eaves	President and CEO of Arch Coal, Inc.	60	1	✓	✓	✓	✓	✓		✓	✓	✓	✓	•		•	1
Stephen A. Furbacher	Former President and COO of Dynegy Inc.	70	10	✓	✓	✓		✓		✓	✓	✓	✓		•	•	0
Stephen J. Hagge	Former President and CEO of AptarGroup, Inc.	66	7	✓	✓	✓	✓		✓	✓	✓		✓	•	•		1
John D. Johnson	Former President and CEO of CHS Inc.	69	12		✓	✓		✓	✓	✓	✓	✓	✓		•	•	0
Anne P. Noonan	President and CEO of OMNOVA Solutions	54	2	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓		•	•	1
Michael J. Toelle	Owner, T&T Farms	55	1			✓		✓		✓	✓	✓	✓		•	•	0
Theresa E. Wagler	CFO of Steel Dynamics, Inc.	47	3	✓	✓		✓			✓	✓		✓	•	•		0
W. Anthony Will	President and CEO of CF Industries	52	4	✓	✓	✓	✓	✓	✓	✓	✓	✓	CEO				0

(1) AC = Audit Committee CC = Compensation Committee GC = Corporate Governance and Nominating Committee

CORPORATE GOVERNANCE FACTS

✓	All Directors are Independent, except CEO
✓	Independent Chairman of the Board and Separate Chief Executive Officer
✓	Regular Assessment of Board Composition and Attributes, Including Diversity; Women Comprise 20% of Director Nominees
✓	Annual Election of Directors
✓	Majority Voting for Directors in Uncontested Elections
✓	Proxy Access

✓	Policy on Adoption of a Stockholder Rights Plan
✓	Independent Directors Meet Regularly in Executive Session
✓	Stock Ownership Requirements for Directors and Executive Officers
✓	Annual Board and Committee Self-Evaluations, Including Peer Evaluations
✓	Stockholder Ability to Call Special Meetings
✓	No Supermajority Voting Provisions in Charter or Bylaws

PROPOSAL 1: ELECTION OF DIRECTORS

DIRECTOR NOMINEES

Our directors are elected each year for one-year terms expiring at the next annual meeting of stockholders. The Board has nominated ten current directors for re-election at the 2018 Annual Meeting. Robert G. Kuhbach and Edward A. Schmitt will retire from the Board effective as of the date of the Annual Meeting and will not stand for re-election. Each director elected at the 2018 Annual Meeting will serve a one-year term and until his or her successor is duly elected and qualified.

Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable to serve, an event that the Board does not presently expect, we will vote the shares represented by proxies for the election of directors for the election of such other person as the Board may recommend. Unless otherwise instructed, we will vote all proxies we receive FOR the directors listed below.

Majority Vote Standard for Election of Directors

Our directors are elected by a majority of the votes cast in uncontested elections (the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that director nominee). An "uncontested election of directors" means an election of directors in which, as of the date that is fourteen days in advance of the date we file our definitive proxy statement with the Securities and Exchange Commission ("SEC"), the number of nominees for election does not exceed the number of directors to be elected by the stockholders at that election. In a contested election (a situation where the number of nominees for election exceeds the number of directors to be elected), the standard for election would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

Director Resignation Policy

In accordance with procedures set forth in the company's corporate governance guidelines, any incumbent director (including the ten nominees standing for election at the Annual Meeting) who fails to receive a majority of votes cast in an uncontested election will be required to tender his or her resignation for consideration by the company's corporate governance and nominating committee. The corporate governance and nominating committee will consider the resignation and, within 45 days following the date of the applicable annual meeting, make a recommendation to the Board concerning the acceptance or rejection of the resignation. The Board will then take formal action on the corporate governance and nominating committee's recommendation no later than 90 days following the date of the annual meeting. Following the Board's decision on the committee's recommendation, we will publicly disclose the Board's decision, together with an explanation of the process by which the decision was made and, if applicable, the Board's reason or reasons for rejecting the tendered resignation.

DIRECTOR SUCCESSION PLANNING AND NOMINATION PROCESS

The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The corporate governance and nominating committee is responsible for identifying, screening, and recommending candidates to the Board for Board membership.

Regular Assessment of our Board Composition and Succession Planning

The chairman of the board and chair of the corporate governance and nominating committee lead an active process to regularly review the overall composition of the Board and each Board committee and assess whether each reflects the appropriate mix of experience, qualifications, attributes, and skills that are relevant to CF Industries' current and future global strategy, business, and governance. Board composition and succession planning is a standing item on the agenda for each regular corporate governance and nominating committee meeting. The review process incorporates the results of the annual Board and committee self-assessment process in assessing and determining whether any gaps in experience, qualifications, attributes, and skills exist and the characteristics and critical skills required of prospective candidates for election to the Board.

In order to maintain a Board with an appropriate mix of experience and qualifications and to permit time for orientation, the succession planning process generally considers the development of the Board over the next five year time horizon. In the case of an anticipated change in the composition of the Board, whether as a result of a retirement consistent with our general aged-based retirement policy described below or otherwise, the Board generally prefers to recruit and add new directors such that there is time for the new directors to learn in detail our strategy, business, and governance sufficiently in advance of expected departures. The Board has also concluded that the appropriate number of directors is generally no fewer than eight nor more than twelve. The Board believes this range permits diversity of experience without hindering effective discussion or diminishing individual accountability. Therefore, the Board attempts to coordinate director additions and departures to maintain this size while allowing orientation time for new members as discussed above. Consistent with this process, the Board has added four new members over the past four years (Ms. Wagler in 2014, Ms. Noonan in 2015, and Messrs. Eaves and Tolle in 2017), and two directors (Messrs. Kuhbach and Schmitt) are retiring effective as of the date of the Annual Meeting.

Identifying and Evaluating Candidates for Director

The corporate governance and nominating committee generally identifies potential nominees by engaging firms that specialize in identifying director candidates. Current directors and executive officers may also notify the committee if they become aware of persons meeting the criteria for Board membership discussed below. The committee will also consider candidates recommended by stockholders as described below.

Once a person has been identified by the corporate governance and nominating committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the corporate governance and nominating committee determines that the candidate warrants further consideration, the committee chair or another member of the committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the corporate governance and nominating committee will request information from the candidate, review the person's accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons who may have greater first-hand knowledge of the candidate's accomplishments. The committee's evaluation process will not vary based on whether or not a candidate is recommended by a stockholder, although, as stated below, the committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Recent Director Searches

As a result of our active succession planning and candidate evaluation processes, directors Eaves, Noonan, Toelle, and Wagler were identified as candidates and added to the Board over the last four years. Each of these directors brings important skills and experience to our company that have further strengthened and complemented our Board. Each of these four individuals was recommended for consideration to the corporate governance and nominating committee by a third party search firm, and none of these four individuals was known to our chairman of the board or chief executive officer prior to the candidate evaluation process.

Stockholder Recommendations of Director Candidates

The corporate governance and nominating committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the committee, a stockholder must submit the recommendation in writing and include the following information:

•
the name of the stockholder and evidence of the person's ownership of our stock, including the number of shares owned and the length of time of ownership; and

•
the name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of CF Industries, and the person's consent to be named as a director if selected by the committee and nominated by the Board.

The stockholder recommendation and information described above must be sent c/o the corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement and must be received by the corporate secretary not less than 120 days prior to the anniversary date of our most recent annual meeting of stockholders.

Proxy Access

Our bylaws allow eligible stockholders to include their own nominees for director in our proxy materials along with the Board-nominated candidates. Subject to applicable procedural and other requirements under our bylaws, the proxy access provisions of our bylaws permit any stockholder or group of up to 20 stockholders who have maintained continuous qualifying ownership of 3% or more of our outstanding common stock for at least the previous three years to nominate and include in our proxy materials director nominees constituting not more than 25% of the number of the directors in office at the time of the nomination.

CRITERIA FOR BOARD MEMBERSHIP

Director Qualifications and Attributes

The corporate governance and nominating committee takes into consideration a number of factors and criteria in reviewing candidates for potential nomination to the Board. The corporate governance and nominating committee believes that the minimum qualifications for serving as a director of CF Industries are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board's oversight of our business and affairs and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities.

In addition, the committee will examine a candidate's specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, potential conflicts of interest, material relationships with CF Industries, and independence from management and the company.

Diversity

Our corporate governance guidelines and corporate governance and nominating committee charter reflect the intention of the Board that the board of directors represent a diversity of backgrounds. In accordance with the corporate governance and nominating committee charter and our corporate governance guidelines, the corporate governance and nominating committee considers diversity in identifying nominees for director, including personal characteristics such as race, gender and age, and the experiences and skills relevant to the Board's performance of its responsibilities in the oversight of the company. In furtherance of this objective, the corporate governance and nominating committee has determined that it will incorporate recruitment protocols that seek to identify candidates in any future director search who meet these diversity characteristics.

Retirement Age

As set forth in the company's corporate governance guidelines, it is the general policy of the company that no director having attained the age of 74 years shall be nominated for re-election or reappointment to the Board. However, the Board may determine to waive this policy in individual cases.

Director Tenure

To ensure that the Board maintains an appropriate balance of experience, continuity, and an openness to new ideas and a willingness to critically re-examine the status quo, the corporate governance and nominating committee considers the issue of continuing director tenure in connection with each director nomination recommendation.

Four director nominees, comprising 40% of the nominees, have served more than 10 years and one director nominee, comprising 10% of the nominees, has served between 5 and 10 years. These directors bring a wealth of experience and knowledge concerning CF Industries.

The remaining five director nominees, comprising 50% of the nominees, have joined the Board over the past five years and bring fresh perspective to Board deliberations.

Service on Other Public Company Boards

CF Industries does not have a policy limiting the number of other public company boards of directors upon which a director may sit, in general. However, the corporate governance and nominating committee considers the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member.

Although we do not impose a limit on outside directorships, we do recognize the substantial time commitments attendant to Board membership and expect that the members of our Board be fully committed to devoting all such time as is necessary to fulfill their Board responsibilities, both in terms of preparation for and attendance and participation at meetings.

In addition, in recognition of the enhanced time commitments associated with membership on a public company's audit committee, the Board has adopted a policy that no member of the audit committee may serve simultaneously on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the company's audit committee.

Summary of Director Core Competencies

We consider the depth and diversity of experience on our Board a key strength. Our ten director nominees offer a diverse set of qualifications and perspectives and possess a wealth of leadership and professional experience in areas relevant to CF Industries' business and strategy.

Public Company Governance	A deep understanding of the Board's duties and responsibilities enhances board effectiveness and ensures independent oversight that is aligned with stockholder interests.

Senior Executive Leadership	We believe that directors who have served as CEOs or senior executives are in a position to challenge management and contribute practical insight into business strategy and operations.

Operations	As a global manufacturing and distribution company, we benefit from the experience of our directors who have served in senior executive roles of global manufacturing companies.

Accounting and Finance Expertise	A strong understanding of accounting and finance is important for ensuring the integrity of our financial reporting and critically evaluating our performance. Our directors have significant accounting experience and corporate finance expertise.

Industry Focus	As one of the world's largest manufacturers and distributors of nitrogen fertilizer and other nitrogen products, we seek directors who are knowledgeable about the chemical, energy, and agriculture industries. These directors help guide the company in assessing trends and external forces in these industries.

International Business	Directors with international business experience help us as we develop and grow our international manufacturing operations and global product distribution.

Strategic Initiatives	Experience with major strategic initiatives, including mergers and acquisitions, divestitures, joint ventures and partnerships, substantial capital projects, and integration helps our company identify, pursue and consummate the right major initiatives that achieve our strategic objectives and realize synergies and optimal growth.

Risk Management	Directors with significant risk oversight and management experience provide valuable insight as we make decisions on our strategic plan.

Environmental & Safety	As core values, we put safety first and act as stewards for the environment. We take guidance from our directors who have served in executive or operating positions at industrial manufacturing companies.

The following chart summarizes the competencies represented by our director nominees; the details of each director's competencies are included in each director's biography.

BOARD RECOMMENDATION

In connection with the Annual Meeting and in accordance with the above guidelines, the corporate governance and nominating committee recommended that the Board nominate the ten directors named in this Proxy Statement for re-election to the Board. The Board believes these nominees provide CF Industries with the combined depth and breadth of skills, experience and qualities required to contribute to an effective and well-functioning Board. Our ten director nominees offer a diverse set of qualifications and perspectives and possess a wealth of leadership and professional experience in areas relevant to our current and future global strategy, business, and governance.

The Board unanimously recommends that you vote FOR the election of the nominees presented in Proposal 1.

DIRECTOR NOMINEE BIOGRAPHIES

The following biographical information about each of our director nominees highlights the particular experiences, qualifications, attributes, and skills possessed by each director nominee that led the Board to determine that he or she is qualified to serve as a public company director and that he or she should serve as member of our Board. All director nominee biographical information is as of March 29, 2018.

Robert C. Arzbaecher served as chief executive officer of Actuant Corporation, a diversified manufacturer and marketer of industrial products and systems with operations in more than 30 countries, from 2000 until January 2014 and as interim president and chief executive officer of Actuant from August 2015 until March 2016. He served as a director of Actuant from 2000 until January 2017 and as chairman of the board of Actuant from 2001 until March 2016. From 1992 until 2000, he held various financial positions with Applied Power, Inc., Actuant's predecessor, the most recent of which was chief financial officer. Prior to 1992, Mr. Arzbaecher held various financial positions with Grabill Aerospace, Farley Industries, and Grant Thornton, a public accounting firm. Mr. Arzbaecher is a certified public accountant and he is also a director of Fiduciary Management, Inc. mutual funds.

Qualifications

As the former chairman and chief executive officer of Actuant, Mr. Arzbaecher brings public company governance, international business, strategic initiative, and risk management expertise to the Board. As a certified public accountant who has served as a financial executive, he is an "audit committee financial expert" within the meaning of SEC rules.

Other Public Company Directorships (within the past 5 years)

•

Actuant Corporation (2000 – Jan. 2017) (Chairman from 2001 – Mar. 2016)

William Davisson served as the chief executive officer of GROWMARK, Inc., a large agricultural cooperative system providing agronomy, energy, facility planning, and logistics products and services, as well as grain marketing and risk management services, in the United States and Canada, from 1998 through 2010. He worked in the GROWMARK system his entire career, from 1970 through 2010, and the positions he held prior to becoming to chief executive officer included chief financial officer and vice president, member services. GROWMARK was an owner of our predecessor company before our initial public offering ("IPO") in August 2005, and GROWMARK remains one of our largest customers. From 1998 to 2005, Mr. Davisson served as a director of our predecessor company and as chairman of its board from 2002 to 2004. Mr. Davisson is a certified public accountant.

Qualifications

As the former chief executive officer and chief financial officer of GROWMARK, Mr. Davisson brings accounting and finance, agriculture industry, and strategic initiative expertise to the Board. Mr. Davisson has a deep understanding of our business, as demonstrated by his more than 20 year association with our company. Mr. Davisson is a certified public accountant with substantial executive experience in risk management and he is an "audit committee financial expert" within the meaning of SEC rules.

Other Public Company Directorships (within the past 5 years)

•

None

John W. Eaves has served as president and chief executive officer of Arch Coal, Inc., a top coal producer for the global steel and power generation industries, since 2012 and has been a member of its board of directors since 2006. He has more than 30 years of experience in the coal industry. During his tenure with Arch Coal, he has held positions of president and chief operating officer; senior vice president of marketing; and vice president of marketing and president of Arch Coal Sales, the company's marketing subsidiary. Mr. Eaves joined Arch Coal in 1987 after serving in various marketing-related positions at Diamond Shamrock Coal Company and Natomas Coal Company. He serves on the boards of the National Association of Manufacturers and the National Mining Association. On January 11, 2016, Arch Coal filed a voluntary petition for reorganization under the provisions of Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Missouri. On October 5, 2016, Arch Coal's reorganization plan became effective and it emerged from Chapter 11.

Qualifications

As the president and chief executive officer and former chief operating and marketing officer of Arch Coal, Mr. Eaves brings substantial energy industry, operations, strategic initiative, and environmental and safety expertise to the Board. Mr. Eaves has extensive experience in risk management and accounting and finance expertise through his active supervision of those performing financial accounting and reporting at Arch Coal.

Other Public Company Directorships (within the past 5 years)

•

Arch Coal (2006 – present)

Stephen A. Furbacher served as president and chief operating officer of Dynegy Inc., a provider of wholesale power, capacity, and ancillary services to utilities, cooperatives, municipalities, and other energy companies, from August 2005 until December 2007. Prior to that, he served as executive vice president of Dynegy's previously owned natural gas liquids business segment, which was engaged in the gathering and processing of natural gas and the fractionation, storage, transportation, and marketing of natural gas liquids, from September 1996 to August 2005. Mr. Furbacher joined Dynegy in May 1996, just prior to Dynegy's acquisition of Chevron's midstream business. Before joining Dynegy, he served as president of Warren Petroleum Company, the natural gas liquids division of Chevron U.S.A. Mr. Furbacher began his career with Chevron in August 1973 and served in positions of increasing responsibility before being named president of Warren Petroleum Company in July 1994. Mr. Furbacher serves as chief executive officer and president of GTBC, LLC, which operates Grand Teton Brewing Company.

Qualifications

Mr. Furbacher brings substantial senior executive leadership, refinery and petro-chemical operations, energy industry, and strategic initiative expertise to the Board as a result of his leadership positions at Dynegy, Warren Petroleum, and Chevron. Mr. Furbacher has extensive experience with risk management and environmental and safety matters.

Other Public Company Directorships (within the past 5 years)

•

None

Stephen J. Hagge served as the president and chief executive officer of AptarGroup, Inc., a leading global supplier of a broad range of innovative dispensing systems for the beauty, personal care, home care, prescription drug, consumer health care, injectables, food and beverage markets with manufacturing facilities in North America, Europe, Asia and Latin America, from 2012 until January 2017 and as special advisor to the chief executive officer from February 2017 to March 2017. He served as chief operating officer of AptarGroup from 2008 to 2011, as chief financial officer of AptarGroup from 1993 to 2011 and as an executive vice president and secretary of AptarGroup from 1993 to 2011. Mr. Hagge has served as a director of AptarGroup since 2001.

Qualifications

Through his experience as a director, chief executive officer, chief financial officer, and chief operating officer of AptarGroup, Mr. Hagge brings substantial public company governance, operations, international business, strategic initiative, and risk management expertise to the Board. Mr. Hagge has served as a financial executive and is an "audit committee financial expert" within the meaning of SEC rules.

Other Public Company Directorships (within the past 5 years)

•

AptarGroup (2001 – Present)

John D. Johnson served as the president and chief executive officer of CHS Inc. ("CHS"), a Fortune 100 company and leading global agribusiness that is diversified in energy, grains, and foods, from 2000 through 2010. CHS was an owner of our predecessor company before our IPO in August 2005 and remains one of our largest customers. From 2000 to 2005, Mr. Johnson served as a director of our predecessor company and as chairman of its board from 2004 to 2005. Mr. Johnson joined Harvest States Cooperative in 1976, and served as president and chief executive officer of Harvest States from 1995 until it merged with Cenex, Inc. to form CHS in 1998. From 1998 to 2000, Mr. Johnson served as general manager and president of CHS. Mr. Johnson served as a director of Gold Kist Holdings Inc., which operated a fully integrated chicken production business, from 2004 until its acquisition by Pilgrim's Pride Corp. in 2007.

Qualifications

As the former president and chief executive officer of CHS and its predecessor company, Mr. Johnson brings substantial operations, agriculture industry, energy industry, international business, strategic initiative, risk management, and environmental and safety expertise to the Board. Mr. Johnson has a deep understanding of CF Industries' business, as demonstrated by his 18 year association with our company.

Other Public Company Directorships (within the past 5 years)

•

None

Anne P. Noonan has served as president and chief executive officer and as a director of OMNOVA Solutions, a global provider of emulsion polymers, specialty chemicals, and engineered surfaces for a variety of commercial, industrial, and residential end uses with manufacturing, technical, and other facilities located in North America, Europe, China, and Thailand, since December 2016. She previously served as OMNOVA's president, performance chemicals, from 2014 until December 2016. Ms. Noonan previously held several positions of increasing responsibility with Chemtura Corporation, a global specialty chemicals company, from 1987 through 2014, including most recently as senior vice president and president of Chemtura's Industrial Engineered Products business and Corporate Development function. She serves on the boards of the American Chemistry Council and the Greater Cleveland Partnership.

Qualifications

As the president and chief executive officer of OMNOVA Solutions and previous executive operating positions at both OMNOVA Solutions and Chemtura Corp., Ms. Noonan brings public company governance, operations, chemical industry, international business, strategic initiative, and environmental and safety expertise to the Board. Ms. Noonan has extensive experience in risk management and accounting and finance expertise through her active supervision of those performing financial accounting and reporting at OMNOVA Solutions.

Other Public Company Directorships (within the past 5 years)

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OMNOVA Solutions (Dec. 2016 – Present)

Michael J. Toelle is the owner of T & T Farms, a diversified farming company. He has been a member of the board of Nationwide Mutual Insurance Company, one of the largest insurance and financial services companies in the world, since 2013. He is a former board chairman and longtime board member of CHS. He also served as a board member for Cenex, Inc., before it merged with Harvest States Cooperatives to create CHS in 1998. Mr. Toelle is past chairman of the CHS Foundation and previously served as a director for the Agricultural Council of America and Country Partners Cooperative. He is a member of the National Association of Corporate Directors.

Qualifications

As the owner and operator of a major diversified farming company, a director of Nationwide Mutual Insurance Co. and former chairman and director of CHS, Mr. Toelle brings agricultural industry, operations, strategic initiative, risk management, and environmental and safety expertise to the Board.

Other Public Company Directorships (within the past 5 years)

•

None

Theresa E. Wagler has served as chief financial officer and executive vice president of Steel Dynamics, Inc., one of the largest domestic steel producers and metals recyclers in the United States, since 2007 and 2009, respectively. She also serves as Steel Dynamics' principal accounting officer. She has held various positions of increasing responsibility since joining Steel Dynamics in 1998. Prior to joining Steel Dynamics, she served as assistant corporate controller for Fort Wayne National Bank and as a certified public accountant with Ernst & Young LLP.

Qualifications

As the chief financial officer of Steel Dynamics, Ms. Wagler brings substantial public company governance, accounting and finance, strategic initiative, and risk management expertise to the Board. Ms. Wagler is a certified public accountant and an "audit committee financial expert" within the meaning of SEC rules.

Other Public Company Directorships (within the past 5 years)

•

None

W. Anthony Will has served as our president and chief executive officer and as a member of the Board since January 2014. He was previously our senior vice president, manufacturing and distribution, from January 2012 to January 2014, our vice president, manufacturing and distribution, from March 2009 to December 2011, and our vice president, corporate development, from April 2007 to March 2009. Mr. Will has also served in the comparable officer positions with Terra Nitrogen GP Inc. ("TNGP") as he has held with CF Industries since April 2010. TNGP is our indirect, wholly-owned subsidiary and the sole general partner of Terra Nitrogen Company, L.P., a publicly-traded producer of nitrogen fertilizer products. Mr. Will served as a director of TNGP from June 2010 until February 2016 and as chairman of the board of TNGP from January 2014 to February 2016. Before joining CF Industries, Mr. Will was a partner at Accenture Ltd., a global management consulting, technology services, and outsourcing company. Earlier in his career, he held positions as vice president, business development at Sears, Roebuck and Company and vice president, strategy and corporate development at Fort James Corporation. Prior to that, Mr. Will was a manager with the Boston Consulting Group, a global management consulting firm.

Qualifications

As the president and chief executive officer of CF Industries and with his previous executive operations and corporate development positions, Mr. Will brings public company governance, operations, fertilizer and chemical industry, international business, strategic initiative, and environmental and safety expertise to the Board. Mr. Will has extensive experience in risk management and accounting and finance expertise through his active supervision of those performing those functions at CF Industries.

Other Public Company Directorships (within the past 5 years)

•

Terra Nitrogen Company, L.P. (2010 – Jan. 2017) (Chairman from 2001 – Mar. 2016)

CORPORATE GOVERNANCE

CF Industries is committed to implementing sound corporate governance practices that enhance the effectiveness of the Board and our management. Our corporate governance and nominating committee periodically reviews corporate governance developments and best practices along with our policies and business strategies. The committee advises the Board and management in an effort to strengthen existing governance practices and develop new policies that make CF Industries a better company. We are proud of the steps we have taken and the progress we have made to further strengthen our corporate governance practices and demonstrate our responsiveness to stockholder concerns. Highlights of our corporate governance include:

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Independent chairman of the Board and separate chief executive officer. Nine of our ten director nominees are considered independent.

•
In accordance with our corporate governance and nominating committee charter and our corporate governance guidelines, the corporate governance and nominating committee considers diversity in identifying nominees for director. Women comprise 20% of our director nominees.

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All of our directors are elected annually.

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We have a majority vote standard for the election of directors in uncontested elections.

•
Eligible stockholders can utilize the proxy access provisions of our bylaws to include their own nominees for director in our proxy materials along with Board-nominated candidates. For further information, see the discussion in Proposal 1 under the heading "Proxy Access."

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The Board has adopted a policy whereby, if the Board adopts a stockholder rights plan without prior stockholder approval, the Board will submit the stockholder rights plan to the company's stockholders for ratification, or the stockholder rights plan must expire, within one year of such adoption.

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Stockholders representing not less than 25% of our outstanding common stock can call a special meeting of stockholders. At the Annual Meeting, we are asking stockholders to ratify the provisions in our certificate of incorporation and bylaws granting stockholders the ability to call special meetings of stockholders. See Proposal 3 for additional information.

•
All supermajority voting provisions have been eliminated from our certificate of incorporation and our bylaws.

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted corporate governance guidelines to document its overall management governance philosophy. According to these guidelines, the business and affairs of CF Industries shall be managed by or under the direction of the Board. The Board's goal is to build long-term value for our stockholders and assure the vitality of the company for our customers and employees and the other individuals and organizations who depend on us. A copy of our corporate governance guidelines is available to stockholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

DIRECTOR INDEPENDENCE

The experience and diversity of our directors has been, and continues to be, critical to our success. Our corporate governance guidelines require that the Board be composed of at least a majority of directors who qualify as independent directors under the listing standards of the New York Stock Exchange (the "NYSE"). Additionally, in accordance with NYSE listing standards, the members of our audit, compensation, and corporate governance and nominating committees must be independent. The Board has made an affirmative determination that all eleven of our non-employee directors have no material relationship with CF Industries or any of its subsidiaries (other than being a director and stockholder of CF Industries) and, accordingly, meet the applicable requirements for "independence" set forth in the NYSE's listing standards.

LEADERSHIP OF THE BOARD

Separate Independent Board Chairman and Chief Executive Officer

The Board has determined that the most effective leadership structure is to maintain an independent Board chair role separate from the chief executive officer. In making this determination, the Board takes into account a number of factors, including (1) that separating these positions allows our Board chairman to focus on the Board's role of providing advice to, and independent oversight of, management and (2) the time and effort our chief executive officer needs to devote to the management and operation of CF Industries and the development and implementation of our business strategies. Although our governance documents provide the Board with the flexibility to select the leadership structure in the way that it deems best for CF Industries at any given point in time, it is the Board's intention to continue to maintain an independent Board chair separate from the chief executive officer. In addition, according to our corporate governance guidelines, if the chairman of the Board is not an independent director, our independent directors will designate one of their number to serve as a lead independent director. Otherwise, if the chairman of the Board is an independent director, he or she will serve as the lead independent director.

Stephen A. Furbacher has served as our lead independent director since 2010 and as Board chairman since May 2014. Mr. Furbacher was selected to serve as chairman because of his contributions to the leadership of the Board through his position as our lead independent director prior to becoming chairman. Because Mr. Furbacher is an independent director, he continues to serve as our lead independent director. The lead independent director's duties include coordinating the activities of the independent directors, coordinating the agenda for and moderating sessions of the independent directors, and facilitating communications between the other members of the Board. Unless otherwise provided in a short-term succession plan approved by the Board:

•
in the event that our chief executive officer should unexpectedly become unable to perform his or her duties, the chairman of the Board (if the chairman is an independent director or else the lead independent director) shall allocate the duties of the chief executive officer among our other senior officers; and

•
in the event that the chairman of the Board should unexpectedly become unable to perform his or her duties, the chief executive officer (if the chairman of the Board is an independent director or else the lead independent director) shall temporarily assume the duties of the chairman of the Board, in each case, until the Board has the opportunity to consider the situation and take action.

Executive Sessions

At each regularly scheduled meeting, the Board conducts executive sessions, which are discussions that involve only the non-employee directors. Our corporate governance guidelines state that the lead independent director or, in such director's absence, another independent director designated by the lead independent director will preside at the executive sessions of the Board.

Annual Board and Committee Self-Evaluations and Director Peer Evaluations

Our corporate governance and nominating committee sponsors an annual self-assessment of the Board's performance and the performance of each committee of the Board as well as director peer evaluations. The assessment includes a review of any areas in which the Board or management believes the Board can make a better contribution to CF Industries. The results of the assessments are discussed with the full Board and each committee. The corporate governance and nominating committee considers the results of this self-evaluation process as applicable in assessing and determining the characteristics and critical skills required of prospective candidates for election to the Board and making recommendations to the Board with respect to assignments of Board members to various committees.

Management Development and Succession Planning

Our Board plays an integral oversight role in talent development by recognizing the importance of succession planning for the CEO and other key executives at CF Industries. To assist the Board, the chief executive officer prepares and distributes to the Board an annual report on succession planning for all senior officers of the company with an assessment of senior managers and their potential to succeed the chief executive officer and other senior management positions. In addition, the chief executive officer prepares, on a continuing basis, a short-term succession plan which delineates a temporary delegation of authority to certain officers of the company, if all or a portion of the senior officers should unexpectedly become unable to perform their duties.

COMMITTEES OF THE BOARD

The Board has established three separate standing committees: the audit committee, the compensation committee, and the corporate governance and nominating committee. The Board has adopted written charters for each of these committees and copies of these charters are available to stockholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

Audit Committee. Our audit committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The committee currently consists of Theresa E. Wagler (chair), Robert C. Arzbaecher, William Davisson, John W. Eaves, Stephen J. Hagge, and Robert G. Kuhbach. During 2017, the audit committee members were Theresa E. Wagler (chair from May 2017 through present), Robert C. Arzbaecher, William Davisson, John W. Eaves (effective July 2017), Stephen J. Hagge, and Robert G. Kuhbach (chair from January through May 2017). The Board has affirmatively determined that all of the directors who served on the audit committee during 2017 and who presently serve on the committee are independent within the meaning of the corporate governance standards of the NYSE applicable to audit committee members. The Board has also determined all of these directors are "audit committee financial experts," as defined by the SEC. The audit committee assists the Board in fulfilling its oversight responsibility for (1) the integrity of our financial statements and financial reporting process and our systems of internal accounting and financial controls, (2) the performance of our internal audit function, (3) the annual independent integrated audit of our consolidated financial statements and internal control over financial reporting, and (4) our compliance with legal and regulatory requirements, including our disclosure controls and procedures. The duties and responsibilities of the audit committee include the engagement of our independent registered public accounting firm and the evaluation of our accounting firm's qualifications, independence, and performance. The audit committee's report to stockholders appears elsewhere in this Proxy Statement.

Compensation Committee. Our compensation committee currently consists of Stephen J. Hagge (chair), Stephen A. Furbacher, John D. Johnson, Anne P. Noonan, Edward A. Schmitt, Michael J. Toelle, and Theresa E. Wagler. During 2017, the compensation committee members were Stephen J. Hagge (chair from May 2017 through present), Robert C. Arzbaecher (from January through May 2017), Stephen A. Furbacher, John D. Johnson (chair from January through May 2017), Anne P. Noonan, Edward A. Schmitt, Michael J. Toelle (effective July 2017), and Theresa E. Wagler. The Board has affirmatively determined that all of the directors who served on the compensation committee during 2017 and who presently serve on the committee are independent under the corporate governance standards of the NYSE. The Board has also determined that all of the members of the committee qualify as "non-employee directors," within the meaning of Rule 16b-3 promulgated under the Exchange Act, and "outside directors," within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The compensation committee oversees our compensation and employee benefit plans and practices, including our executive compensation plans, director compensation plans, and incentive-compensation and equity-based plans. The compensation committee's report to stockholders appears elsewhere in this Proxy Statement. Additional information regarding the processes and procedures of the compensation committee in recommending and determining compensation for our directors and executive officers is set forth below under the heading "Compensation Discussion and Analysis—Role of the Compensation Committee."

Corporate Governance and Nominating Committee. Our corporate governance and nominating committee currently consists of Robert C. Arzbaecher (chair), William Davisson, John W. Eaves, Stephen A. Furbacher, John D. Johnson, Robert G. Kuhbach, Anne P. Noonan, Edward A. Schmitt, and Michael J. Toelle. During 2017, the corporate governance and nominating committee members were Robert C. Arzbaecher (effective May 2017 and chair from May 2017 through present), William Davisson, John W. Eaves (effective July 2017), Stephen A. Furbacher, John D. Johnson, Robert G. Kuhbach, Anne P. Noonan, Edward A. Schmitt (chair from January through May 2017), and Michael J. Toelle (effective July 2017). The Board has affirmatively determined that all of the directors who served on the corporate governance and nominating committee during 2017 and who presently serve on the committee are independent under the corporate governance standards of the NYSE. The corporate governance and nominating committee's responsibilities include identifying and recommending to the Board individuals qualified to serve as directors and on committees of the Board; advising the directors with respect to the Board's composition, procedures, and committees; developing and recommending to the Board a set of corporate governance principles; and overseeing the evaluation of the Board and the president and chief executive officer.

ATTENDANCE OF DIRECTORS AT MEETINGS

Directors are expected to attend meetings of the Board and the committees on which they serve, as well as our annual meeting of stockholders. A director who is unable to attend a meeting (which it is understood will occur on occasion) is expected to notify the chairman of the Board or the chair of the appropriate committee in advance of such meeting.

During 2017, the Board held six meetings, our audit committee held nine meetings, our compensation committee held seven meetings, and our corporate governance and nominating committee held five meetings. All of our directors attended 100% of the meetings of the Board and those committees of which they were members, except (i) one director was unable to attend one in-person Board meeting due to jury duty service but did participate by teleconference for a portion of the meeting, (ii) one director was unable to attend one in-person meeting of the board and of each of the two committees on which the director served, and (iii) one compensation committee member was unable to attend one telephonic compensation committee meeting. All of our directors attended the 2017 Annual Meeting, which was held on May 12, 2017.

ROLE OF THE BOARD IN RISK OVERSIGHT

In fulfilling its risk oversight role, the Board focuses on the adequacy of our risk management process and the effectiveness of our overall risk management system. The goal of this oversight by the Board is to ensure that our employees who are responsible for risk management (i) adequately identify the material risks that the company faces in a timely manner; (ii) implement appropriate risk management strategies that are responsive to the company's risk profile, business strategies, and specific material risk exposures; (iii) integrate consideration of risk and risk management into business decision-making throughout the company; and (iv) include policies and procedures that adequately transmit necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant committees. During 2017, the Board reviewed with key members of management responsible for management of risk the process by which management had identified the material risks to the company's strategic, operating, financial reporting, and compliance objectives, as well as the likelihood of occurrence, the potential impact, and the mitigating measures in each instance.

CODE OF CORPORATE CONDUCT

The Board has adopted a code of corporate conduct that is applicable to all of our directors, officers, and employees. A copy of the code is available to stockholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement. We intend to disclose on our corporate website any amendment to any provision of the code that relates to any element of the definition of "code of ethics" enumerated in Item 406(b) of Regulation S-K under the Exchange Act, and any waiver from any such provision granted to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

STOCKHOLDER ENGAGEMENT

We believe that building positive relationships with our stockholders is critical to CF Industries' success. We value the views of, and regularly communicate with, our stockholders on a variety of topics, such as our financial performance, corporate governance, executive compensation, and related matters. Management shares the feedback received from stockholders with the Board. Our chairman or other members of the Board may also be available to participate in meetings with stockholders as appropriate. Requests for such a meeting are considered on a case-by-case basis. Our engagement activities have resulted in valuable feedback that has contributed to our decision-making with respect to these matters. We welcome your input and feedback and look forward to continued engagement with our stockholders.

COMMUNICATIONS WITH DIRECTORS

The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, any Board committee, or any chair of any such committee by mail. To communicate with the Board, any individual director, or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent c/o the corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

All communications received as set forth in the preceding paragraph will be opened by the office of our general counsel for the sole purpose of determining whether the contents represent a message to one or more of our directors and then forwarded promptly to each addressee. In the case of communications to the Board or any group or committee of directors, the office of the general counsel will distribute copies of the contents to each director who is a member of the Board or of the group or committee to which the envelope or correspondence is addressed.

POLITICAL CONTRIBUTIONS REPORT

We prepare a semiannual Political Contributions Report listing CF Industries' political contributions. Each Political Contributions Report is posted on our corporate website, www.cfindustries.com, and presented to the corporate governance and nominating committee. Additionally, the Political Contributions Reports set forth the United States trade associations and other similar non-profit organizations to which the company annually pays dues of $20,000 or more and identify the portion of such dues that is used for advocacy and/or political activities by those associations. The most recent Political Contributions Report and our code of corporate conduct, containing our corporate policies related to political activities and contributions, lobbying and related matters, are currently available on our corporate website.

SUSTAINABILITY

CF Industries is a leader in an industry whose mission is fundamental to human survival: putting food on the world's table. By providing plant nutrients to farmers, we feed the crops that feed the world. We are proud of the role our company plays in fulfilling this increasingly challenging mission. We also believe our company has an important role to play in addressing some of the most critical challenges of our time. As a company, we're confronting issues such as energy efficiency, resource use, and economic growth. For example, we have partnered with The Nature Conservatory in Iowa to enhance farmer's knowledge of sustainable agricultural practices. A substantial grant to The Nature Conservatory from us is funding a campaign that aims to educate 90,000 farmers responsible for 23 million acres of crops, while creating a sustainable agriculture blueprint that can be applied to other states. Throughout the campaign, we're working closely with stakeholders including fertilizer manufacturers and retailers, government, academics, agriculture groups and farmers to advance the overall goal of the Iowa Nutrient Reduction Strategy: a 45 percent reduction of nitrogen and phosphorus runoff into the state's waters. We prepare an annual sustainability report with information related to our energy efficiency and emissions reduction initiatives, environmental, health and safety programs, charitable contributions, and other items. Each Sustainability Report is posted on our corporate website, www.cfindustries.com, and presented to the corporate governance and nominating committee.

DIRECTOR COMPENSATION

Non-employee directors receive compensation, including fees and reimbursements of expenses, for their service and dedication to our company. We recognize the substantial time and effort required to serve as director of a large public company like ours. We believe that compensation for non-employee directors should be competitive and should encourage increased ownership of CF Industries stock through the payment of a portion of director compensation in shares of our stock. In order to further align the interests of our directors with the interests of our stockholders, our non-employee directors are required to achieve and maintain stock ownership with a market value equal to five times their annual cash retainer.

Our compensation committee is responsible for reviewing director compensation and making recommendations to the Board. The compensation committee reviews the compensation of our non-employee directors annually. In connection with its annual review of the compensation of our non-employee directors, the compensation committee also compares the compensation of our non-employee directors with compensation paid to comparable directors at peer companies and the overall market based on the 2015-2016 National Association of Corporate Directors survey on director compensation. For more information, see "Compensation Discussion and Analysis—Role of the Compensation Consultant."

Annual Cash Retainer

Each non-employee director is entitled to an annual cash retainer of $100,000, payable quarterly. We do not pay meeting fees to our directors. The chairman of the Board and the chair of the Board committees receive additional annual cash retainers in the following amounts, payable quarterly:

Chairman of the Board	$60,000
Audit committee chair	$15,000
Compensation committee chair	$10,000
Corporate governance and nominating committee chair	$10,000

Annual Restricted Stock Grant

Each non-employee director will receive, upon joining the Board, a restricted stock grant with a fair market value of $120,000 (or, in the case of the chairman of the Board, $200,000), rounded to the nearest whole share. Thereafter, each continuing non-employee director will receive an annual restricted stock grant with a fair market value of $120,000 (or, in the case of the chairman of the Board, $200,000), rounded to the nearest whole share, on the date of each annual meeting of the stockholders. Assuming continuing service as a non-employee director, all shares of restricted stock will vest on the earlier of (x) the date of the first annual meeting of the stockholders following the date of grant or (y) the first anniversary of the date of grant.

2017 Total Director Compensation

The following table sets forth cash and non-cash compensation with respect to the year ended December 31, 2017, for our non-employee directors. Mr. Will receives no additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Robert C. Arzbaecher	107,500	120,001	5,325	232,826
William Davisson	100,000	120,001	5,325	225,326
John W. Eaves(4)	75,000	120,004	2,383	197,387
Stephen A. Furbacher	160,000	199,993	8,876	368,869
Stephen J. Hagge	107,500	120,001	5,325	232,826
John D. Johnson	102,500	120,001	5,325	227,826
Robert G. Kuhbach	103,750	120,001	5,325	229,076
Anne P. Noonan	100,000	120,001	5,325	225,326
Edward A. Schmitt	102,500	120,001	5,325	227,826
Michael J. Toelle(4)	75,000	120,004	2,383	197,387
Theresa E. Wagler	111,250	120,001	5,325	236,576

(1)
Amounts in this column represent the annual cash retainers that our non-employee directors earned during 2017.

(2)
Amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 of the restricted stock awards that we granted to the non-employee directors during 2017 pursuant to our 2014 Equity and Incentive Plan. Our assumptions with respect to the FASB ASC Topic 718 valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2017. Additional information with respect to these restricted stock awards is set forth above under the heading "Annual Restricted Stock Grant." Outstanding unvested restricted stock awards as of December 31, 2017 were as follows: 4,481 shares for each of directors Arzbaecher, Davisson, Hagge, Johnson, Kuhbach, Noonan, Schmitt and Wagler; 3,971 shares for each of directors Eaves and Toelle; and 7,468 shares for Chairman Furbacher.

(3)
Amounts in this column represent dividends on restricted stock.

(4)
Messrs. Eaves and Toelle were elected to the Board in July 2017 and, therefore, their fee amounts reflect the partial year they served on the Board.

COMMON STOCK OWNERSHIP

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information, as of March 19, 2018, concerning the beneficial ownership of each person known to us to beneficially own more than 5% of our common stock. The information in the table and the related notes is based on statements filed by the respective beneficial owners with the SEC pursuant to Sections 13(d) and 13(g) under the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	19,900,981	(3)	8.5%
Capital World Investors 333 South Hope Street Los Angeles, California 90071	20,613,503	(4)	8.8%
FMR LLC 245 Summer Street Boston, Massachusetts 02210	22,152,237	(5)	9.5%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	23,608,334	(6)	10.1%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	24,709,430	(7)	10.6%

(1)
Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed.

(2)
Unless otherwise indicated, percentages calculated based upon common stock outstanding as of March 19, 2018 and beneficial ownership of common stock as set forth in the statements on Schedule 13G filed by the respective beneficial owners with the SEC.

(3)
Based solely on a Schedule 13G (Amendment No. 10), dated January 24, 2018 and filed with the SEC on January 29, 2018, by BlackRock, Inc. ("BlackRock"). BlackRock reports beneficial ownership of shares by its direct and indirect subsidiaries, including BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, and BlackRock Fund Managers Ltd. These BlackRock entities have sole power to vote or to direct the vote of 17,914,213 shares of common stock and sole power to dispose or to direct the disposition of 19,900,981 shares of common stock.

(4)
Based solely on a Schedule 13G, dated February 8, 2018 and filed with the SEC on February 14, 2018, by Capital World Investors. Capital World Investors has sole power to vote or to direct the vote of 20,608,799 shares of common stock and sole power to dispose or to direct the disposition of all 20,613,503 shares of common stock. Capital Word Investors disclaimed beneficial ownership pursuant to Rule 13d-4.

(5)
Based solely on a Schedule 13G (Amendment No. 6), dated February 13, 2018 and filed with the SEC on February 13, 2018, by FMR LLC ("FMR") and Abigail P. Johnson, a Director, the Chairman, and the Chief Executive Officer of FMR. FMR reports beneficial ownership of shares by its direct and indirect subsidiaries, including FIAM, LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company, FMR Co., Inc., and Strategic Advisers, Inc. These FMR entities have sole power to vote or to direct the vote of 1,836,309 shares of common stock and sole power to dispose or to direct the disposition of all 22,152,237 shares of common stock.

(6)
Based solely on a Schedule 13G (Amendment No. 2), dated February 14, 2018 and filed with the SEC on February 14, 2018, by T. Rowe Price Associates, Inc. ("T. Rowe Price"). T. Rowe Price has sole power to vote or to direct the vote of 9,252,884 shares of common stock and sole power to dispose or to direct the disposition of 23,572,534 shares of common stock.

(7)
Based solely on a Schedule 13G (Amendment No. 8), dated February 7, 2018 and filed with the SEC on February 8, 2018, by The Vanguard Group, Inc. ("Vanguard"). Vanguard reports beneficial ownership of shares of itself, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary. These Vanguard entities have sole power to vote or to direct the vote of 319,832 shares of common stock, shared power to vote or to direct the vote of 54,768 shares of common stock, sole power to dispose or to direct the disposition of 24,346,348 shares of common stock, and shared power to dispose or to direct the disposition of 363,082 shares of common stock.

COMMON STOCK OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth information, as of March 19, 2018, concerning the beneficial ownership of our common stock by:

•
each director and each of our named executive officers; and

•
all directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Shares of Common Stock Owned Directly or Indirectly(2)	Shares of Common Stock that can be Acquired within 60 Days(3)	Total Shares of Common Stock	Percent of Class
Robert C. Arzbaecher(4)	114,139	–	114,139	*
William Davisson	35,059	–	35,059	*
John W. Eaves	3,971	–	3,971	*
Stephen A. Furbacher	50,854	–	50,854	*
Stephen J. Hagge	33,039	–	33,039	*
John D. Johnson	76,419	–	76,419	*
Robert G. Kuhbach	30,184	–	30,184	*
Anne P. Noonan	13,687	–	13,687	*
Edward A. Schmitt	58,704	–	58,704	*
Michael J. Toelle	3,971	–	3,971	*
Theresa E. Wagler	13,099	–	13,099	*
W. Anthony Will(5)	167,969	864,970	1,032,939	*
Dennis P. Kelleher	32,856	339,111	371,967	*
Douglas C. Barnard(5)	51,173	350,272	401,445	*
Christopher D. Bohn	25,579	162,684	188,263	*
Bert A. Frost	37,550	377,139	414,689	*
All directors and executive officers as a group (21 persons)	823,188	2,473,163	3,296,351	1%

*
Less than 1%

(1)
Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed, either individually or jointly or in common with the individual's spouse, subject to community property laws where applicable.

(2)
The shares indicated include 4,481 shares of restricted stock for each of directors Arzbaecher, Davisson, Hagge, Johnson, Kuhbach, Noonan, Schmitt and Wagler; 3,971 shares of restricted stock for each of directors Eaves and Toelle; and 7,468 shares of restricted stock for Chairman Furbacher, in each case granted under our 2014 Equity and Incentive Plan, that have not yet vested. These shares of restricted stock can be voted during the vesting period. The table does not include restricted stock units or performance vesting restricted stock units granted to our executive officers under our 2014 Equity and Incentive Plan, as these awards cannot be voted during the vesting period.

(3)
The shares indicated in this column represent shares underlying stock options granted under our 2005 Equity and Incentive Plan, our 2009 Equity and Incentive Plan or our 2014 Equity and Incentive Plan that have already vested or that will vest within 60 days. The shares underlying these stock options cannot be voted.

(4)
The shares indicated include 18,565 shares held by the Arzbaecher Family Foundation and 275 shares held by Mr. Arzbaecher's children, for which Mr. Arzbaecher disclaims beneficial ownership.

(5)
Messrs. Will and Barnard each also hold, respectively, 16,754 and 13,369 additional "phantom" shares as a deemed investment under our Supplemental Benefit and Deferral Plan (a non-qualified benefits restoration and deferred compensation plan). These phantom shares cannot be voted.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC and the NYSE, and to furnish us with copies of the reports. Specific due dates for these reports have been established and we are required to report in this Proxy Statement any failure by directors, officers, and ten percent holders to file such reports on a timely basis. Based on our review of such reports and written representations from our directors and officers, we believe that all such filing requirements were timely met during 2017, with the exception of one Form 4 for Mr. Furbacher that was filed one day late with respect to a single transaction involving the sale of shares due to a delay in receipt of broker information as a result of the Thanksgiving holiday.

POLICY REGARDING RELATED PERSON TRANSACTIONS

We recognize that transactions with related persons can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of the company and its stockholders. Accordingly, as a general matter, it is our preference to avoid such transactions.

Nevertheless, we recognize that there are situations where related person transactions may be in, or not inconsistent with, the best interests of the company and its stockholders, including but not limited to situations where we may obtain products or services of a nature, quantity, or quality, or on other terms, that are not readily available from alternative sources, or when we provide products or services to related persons on an arm's length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

In order to deal with the potential conflicts inherent in such transactions, our audit committee has adopted a written policy regarding related person transactions. For the purposes of this policy, a "related person transaction" is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the company was, is, or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has, or will have a direct or indirect material interest, other than (a) transactions where the rates or charges involved in the transaction are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; (b) transactions involving services as a bank depositary of funds, transfer agent, registrar, or trustee under a trust indenture, or similar services; (c) transactions in which the interest of the related person derives solely from his or her service as a director of another entity that is a party to the transaction; or (d) transactions in which the interest of the related person derives solely from his or her ownership of less than 10% of the equity interest in another entity (other than a general partnership interest) which is a party to the transaction.

In addition, transactions involving the purchase of products or services (other than personal or professional services) from an entity for which a director of the company or an immediate family member of a director serves as an executive officer shall not be considered to involve a material interest on the part of such director (and therefore shall not be considered related person transactions) if (i) the director did not participate in the decision on the part of the company to enter into such transactions, (ii) the transactions are made in the ordinary course of business and on substantially the same terms as those prevailing at the time for transactions with other unrelated third parties, and (iii) the amount paid in all transactions with any such entity in a twelve-month period is less than the greater of $500,000 or 1% of such entity's consolidated gross revenues for the most recently completed fiscal year for which data is publicly available.

For purposes of the policy, a "related person" means:

•
any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the company or a nominee to become a director of the company;

•
any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•
any immediate family member of any of the foregoing persons; and

•
any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Except as described below with respect to certain commercial transactions in the ordinary course of business, any proposed transaction with a related person shall be consummated or amended only if the following steps are taken:

•
The general counsel will assess whether the proposed transaction is a related person transaction for purposes of this policy.

•
If the general counsel determines that the proposed transaction is a related person transaction, the proposed transaction shall be submitted to the audit committee for consideration at the next committee meeting or, in those instances in which the general counsel, in consultation with the chief executive officer or the chief financial officer, determines that it is not practicable or desirable for us to wait until the next committee meeting, to the chair of the audit committee (who has been delegated authority to act between committee meetings).

•
The audit committee, or where submitted to the chair of the committee, the chair, shall consider all of the relevant facts and circumstances available to the committee or the chair, including (if applicable) but not limited to: (i) the benefits to the company; (ii) the impact on a director's independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, stockholder, or executive officer; (iii) the availability of other suppliers or customers for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally.

•
The audit committee (or the audit committee chair) shall approve only those related person transactions that are in, or are not inconsistent with, the best interests of the company and its stockholders, as the committee (or the audit committee chair) determines in good faith.

•
The audit committee or the audit committee chair, as applicable, shall convey the decision to the general counsel, who shall convey the decision to the appropriate persons within the company.

At the audit committee's first meeting of each fiscal year, the committee shall review any previously approved related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the company of more than $120,000. Based on all relevant facts and circumstances, taking into consideration the company's contractual obligations, the committee shall determine if it is in the best interests of the company and its stockholders to continue, modify, or terminate the related person transaction.

FMR and certain of its direct and indirect subsidiaries (collectively, "Fidelity") own in the aggregate more than 5% of our outstanding common stock and, therefore, are considered related persons under our policy regarding related person transactions. We have agreements in place for Fidelity to provide administrative and trustee services for the company's 401(k) and deferred compensation plans. During 2017, Fidelity earned approximately $123,000 from us and approximately $81,000 from plan participants for these services. At its first meeting in 2018, the audit committee reviewed and approved the transactions with, and ongoing administrative services from, Fidelity in accordance with our policy.

No member of the audit committee shall participate in any review, consideration, or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Sales of our products and services to related persons in the ordinary course of business, at prices and on terms consistent with those offered to similarly situated customers in our industry in transactions between unaffiliated parties will generally not be subject to the approval procedures described above; provided, however, that any (i) modification or amendment of a multi-year supply contract or (ii) entry into, modification, or amendment of a similar long-term supply contract with any related person will be subject to the same procedures under this policy as are applicable to any other related person transactions.

PROPOSAL 2: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS ("SAY ON PAY")

Pursuant to Section 14A of the Exchange Act, our stockholders are entitled to an advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement, including in the Compensation Discussion and Analysis beginning on page 34 and the Executive Compensation tables and accompanying narrative discussion beginning on page 64. This proposal is commonly referred to as a "Say on Pay" proposal.

The Board and the compensation committee believe that the compensation of the executive officers named in this Proxy Statement is appropriate and in the best interests of our stockholders. As discussed in more detail in the Compensation Discussion and Analysis beginning on page 34, our compensation programs are intended to (i) align the interests of our officers with those of our stockholders, (ii) permit the company to remain competitive in the market for highly qualified management personnel, and (iii) provide appropriate incentives for attainment of both our short-term and long-term goals. We have instituted stock ownership guidelines and an incentive compensation "clawback" policy to encourage appropriate levels of risk taking by our management. We continue to provide for significant levels of "at risk" performance-based compensation, which further aligns executive and stockholder interests. For example, commencing in 2014, we began granting 20% of named executive officers' annual long-term incentive equity awards as performance vesting restricted stock units ("PRSUs"). In order to further align pay delivery with long-term performance and to reflect trends in executive compensation generally, beginning with 2018 grants for named executive officers, the compensation committee increased the percentage of the total long-term incentive award value allocated to PRSUs to 60%, increased the percentage allocated to time-vesting restricted stock units ("RSUs") to 40% and eliminated stock option awards. We regularly review (along with outside compensation consultants) our incentive compensation programs to ensure compatibility with our compensation philosophy. Accordingly, we are asking you to vote FOR the adoption of the following resolution:

  "RESOLVED, that the stockholders of CF Industries Holdings, Inc. approve the compensation of the CF Industries Holdings, Inc.'s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion."

As an advisory vote, this proposal is not binding on the company. Although the vote is non-binding, the Board and the compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

We currently hold our advisory "Say on Pay" proposal every year. Therefore, the next advisory "Say on Pay" proposal would be held at our 2019 annual meeting. Stockholders will have an opportunity to cast an advisory vote on the frequency of "Say on Pay" proposals at least every six years. We currently expect that the next advisory vote on the frequency of the "Say on Pay" proposals will occur at the 2023 annual meeting of stockholders.

BOARD RECOMMENDATION

The Board unanimously recommends that you vote FOR the Say on Pay proposal.

EXECUTIVE OFFICERS

Set forth below is certain biographical information for our executive officers other than Mr. Will (whose biographical information appears above under the heading "Director Nominee Biographies"). Each of our executive officers has also served in the comparable officer positions with TNGP as he or she has held with CF Industries since April 2010, other than Mr. Hopkins. The ages of our executive officers are as of March 29, 2018.

Douglas C. Barnard (age 59) has served as our senior vice president, general counsel, and secretary since January 2012 and was previously our vice president, general counsel, and secretary from January 2004 to December 2011. Mr. Barnard has served as a director of TNGP since June 2010 and as chairman of the board of TNGP since February 2016. Prior to joining CF Industries in January 2004, Mr. Barnard had been an executive vice president and general counsel of Bcom3 Group, Inc., an advertising and marketing communication services group. Earlier in his career Mr. Barnard was a partner in the law firm of Kirkland & Ellis LLP and, prior to that, a vice president, general counsel, and secretary of LifeStyle Furnishings International Ltd., a manufacturer and distributor of residential furniture and decorative fabrics. He holds a B.S. degree from the Massachusetts Institute of Technology ("M.I.T"), a J.D. degree from the University of Minnesota, and an M.B.A. degree from the University of Chicago. Mr. Barnard has also taught as a lecturer at the University of Chicago Law School, and serves as a member of the M.I.T Corporation Development Committee.

Christopher D. Bohn (age 50) has served as our senior vice president, manufacturing and distribution, since May 2016. He was previously our senior vice president, manufacturing, from January 2016 to May 2016, our senior vice president, supply chain, from January 2015 to December 2015, our vice president, supply chain, from January 2014 to December 2014, our vice president, corporate planning, from October 2010 to January 2014 and our director, corporate planning and analysis, from September 2009 to October 2010. Mr. Bohn has also served as a director of TNGP since February 2016. Prior to joining CF Industries, Mr. Bohn served as chief financial officer for Hess Print Solutions from August 2007 to September 2009. Earlier in his career, Mr. Bohn was vice president global financial planning and analysis for Merisant Worldwide, Inc. He holds a B.S. degree in finance from Indiana University and an M.M. degree (M.B.A.) from the Kellogg Graduate School of Management at Northwestern University.

Bert A. Frost (age 53) has served as our senior vice president, sales, market development, and supply chain, since May 2016. He was previously our senior vice president, sales, distribution, and market development, from May 2014 to May 2016, our senior vice president, sales and market development, from January 2012 to May 2014, and our vice president, sales and market development, from January 2009 to December 2011. Before joining CF Industries in November 2008, Mr. Frost spent over 13 years with Archer Daniels Midland Company, where he served most recently as Managing Director—International Fertilizer/Inputs from June 2008 to November 2008 and Director—Fertilizer, Logistics and Ports Divisions, ADM—Brazil from April 2000 to June 2008. Earlier in his career, Mr. Frost held positions of increasing responsibility at Archer Daniels Midland and Koch Industries, Inc. He holds a B.S. degree from Kansas State University and he is a graduate of the Harvard Business School's Advanced Management Program.

Adam Hall (age 43) has served as our vice president, corporate development, since June 2013. Before joining CF Industries, Mr. Hall spent 4 years with Bunge Limited, where he served as executive director, corporate strategy and development, from August 2010 to May 2013, where he led global strategy, mergers and acquisitions and the development of new growth initiatives, and director of global strategy and business development, sugar and bioenergy, from August 2009 to August 2010. Prior to his most recent role with Bunge, he worked in a number of countries in positions with several international companies, including, as a manager at Bain & Company, a global management consulting firm, from January 2008 to August 2009, and as a consultant at LEK Consulting, a global strategy consulting firm, from February 1999 to May 2002. Mr. Hall began his career as a corporate attorney with the law firm of Clayton Utz in Perth, Australia. He earned undergraduate degrees in law and commerce from the University of Western Australia and an M.B.A. degree from Harvard Business School.

Richard A. Hoker (age 53) has served as our vice president and corporate controller since November 2007. Mr. Hoker has also served as a director of TNGP since January 2014 and previously served as a director of TNGP from September 2010 to August 2011. Before joining CF Industries, Mr. Hoker spent over 11 years with Sara Lee Corporation, where he served most recently as vice president and controller from January 2007 to November 2007 and principal accounting officer from July 2007 to November 2007. Prior to being named controller, Mr. Hoker held other financial management positions of increasing responsibility at Sara Lee. Prior to joining Sara Lee, Mr. Hoker was a member of the financial advisory services consulting group at Coopers & Lybrand LLP in Chicago (now PricewaterhouseCoopers) and previously led teams in the firm's audit practice. Mr. Hoker holds a B.S. degree in accounting from DePaul University and an M.B.A. degree in finance and accounting from the University of Chicago. He is a certified public accountant.

David P. Hopkins (age 61) has served as our managing director, CF Fertilisers UK, since October 2015. He was previously our director, sales, from July 2010 to October 2015. Mr. Hopkins was director of sales for Terra Industries, which was acquired by CF Industries, from September 2006 to July 2010 and director of industrial sales at Terra Nitrogen, UK from January 1999 to September 2006. Mr. Hopkins has a degree in Agriculture from Reading University and a Diploma in Company Direction from the Institute of Directors in London.

Dennis P. Kelleher (age 53) has served as our senior vice president and chief financial officer since August 2011. Mr. Kelleher has also served as a director of TNGP since August 2011. Before joining CF Industries, Mr. Kelleher served as vice president, portfolio and strategy for BP plc's upstream business. From 2007 to 2010, Mr. Kelleher served as chief financial officer for Pan American Energy LLC. From 2005 to 2007, Mr. Kelleher served as vice president, planning and performance management for BP plc's upstream business. Mr. Kelleher was employed as a senior accountant at Arthur Andersen & Co. early in his career. He holds a B.S. degree in accountancy from the University of Illinois and an M.M. degree (M.B.A.) from the Kellogg Graduate School of Management at Northwestern University. He is a certified public accountant.

Susan L. Menzel (age 52) has served as our senior vice president, human resources, since October 2017. Prior to joining CF Industries, Ms. Menzel served as executive vice president, human resources, for CNO Financial Group, Inc. from May 2005 to September 2017. Prior to CNO Financial Group, she served as senior vice president, human resources for APAC Customer Services, Inc., and in roles of increasing responsibility for Sears, Roebuck & Company and Montgomery Ward, Inc. Ms. Menzel holds a bachelor's degree in business administration and economics from Augustana College.

Rosemary O'Brien (age 66) has served as our vice president, public affairs, since 1984, following key management roles in CF Industries' public affairs area. Ms. O'Brien joined the company in 1978, following service with the National Council of Farmer Cooperatives. She holds a B.A. degree in Education/History from the University of New Hampshire and an M.B.A. from American University.

COMPENSATION DISCUSSION AND ANALYSIS

This discussion provides you with a detailed description of our compensation program for our named executive officers. It also provides an overview of our compensation philosophy and our policies and programs, which are designed to achieve our compensation objectives.

EXECUTIVE SUMMARY

The Compensation Committee

The compensation committee oversees our compensation and employee benefit plans and practices. The committee is composed of seven independent non-employee directors and operates under a written charter adopted by the Board. For more information on the compensation committee, please see "Corporate Governance—Committees of the Board—Compensation Committee" on page 19.

CF Industries Named Executive Officers

Our named executive officers for 2017 were:

•
W. Anthony Will, President and Chief Executive Officer,

•
Dennis P. Kelleher, Senior Vice President and Chief Financial Officer,

•
Douglas C. Barnard, Senior Vice President, General Counsel, and Secretary,

•
Christopher D. Bohn, Senior Vice President, Manufacturing and Distribution, and

•
Bert A. Frost, Senior Vice President, Sales, Market Development, and Supply Chain.

For the biographies of our named executive officers and our other executive officers, please see "Executive Officers" on page 32.

Our Business

CF Industries is a leading global fertilizer and chemical company with outstanding operational capabilities and a highly cost advantaged production and distribution platform. Our 3,000 employees operate world-class manufacturing complexes in Canada, the United Kingdom and the United States. Our customers include both agricultural and industrial users of our products. Our principal nitrogen products are ammonia, granular urea, urea ammonium nitrate solution, and ammonium nitrate. We also manufacture diesel exhaust fluid, urea liquor, nitric acid, and aqua ammonia, which are sold primarily to industrial customers, and compound fertilizer products, which are solid granular fertilizer products for which the nutrient content is a combination of nitrogen, phosphorus, and potassium. We serve our customers in North America through an unparalleled production, storage, transportation and distribution network. We also reach a global customer base with exports from our Donaldsonville, Louisiana, plant, the world's largest and most flexible nitrogen complex. Additionally, we move product to international destinations from our Yazoo City, Mississippi, facility, our Billingham and Ince facilities in the United Kingdom, and from a joint venture ammonia facility in the Republic of Trinidad and Tobago in which we own a 50 percent interest.

For more information on our business, see "Item 1.—Business" and "Item 7.—Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 2017 Annual Report.

Executive Compensation Highlights

The compensation committee took the following compensation actions with respect to our named executive officers during 2017 or related to 2017 performance:

•
In December 2016, the compensation committee approved base salaries and target annual incentives for 2017 that were unchanged from those in effect for 2016 due to target annual compensation being in line with the reference group of 18 similar companies in related industries against which we compare our compensation (our "Industry Reference Group") and the overall general industry survey data and in recognition of industry market conditions at the time. For 2017, the committee determined to use EBITDA (defined below), adjusted EBITDA (defined below) and relative adjusted EBITDA growth as the performance metrics for determining short-term incentive payments. See "2017 Cash Compensation" below for more information. Additional information regarding our Industry Reference Group is set forth below under the heading "Industry Reference Group."

•
In early 2017, the compensation committee reviewed our long-term incentive program and granted long-term incentive awards to our named executive officers. The committee determined that the long-term incentive awards to our named executive officers for 2017 would be composed of 60% stock options, 20% time-vesting restricted stock units ("RSUs") and 20% performance vesting restricted stock units ("PRSUs"). See "2017 Long-term Incentives" below for more information.

  The following graphs illustrate the mix of total target compensation for our chief executive officer and for the other named executive officers for 2017:

•
In addition to the long-term incentive awards granted to our named executive officers in connection with setting the officers' target compensation for 2017, the compensation committee awarded the named executive officers additional RSUs as a supplemental performance alignment award. See "2017 Long-term Incentives—Supplemental Performance Alignment Awards" below for more information. If the values of these supplemental grants had been included in the above pie charts, the percentage of total target compensation represented by long-term incentives would be higher than the percentages reflected above (69% in the case of our chief executive officer and 58% in the case of the average of the other named executive officers).

•
The compensation committee recently determined that each of our named executive officers earned 126% of the executive's target opportunity with respect to the executive's annual incentive award for 2017, as described below under "Approval of Annual Incentive Payments for 2017."

•
In addition, the three-year performance period for PRSU awards granted in 2015 ended on December 31, 2017. In accordance with our pay-for-performance philosophy, because our total shareholder return ("TSR") performance over the three-year performance period did not achieve at least the 25th percentile of the S&P 500 Index, these PRSU awards resulted in no payout and no dividend equivalents, as described below under "Determination of 2015-2017 Performance Period PRSU Awards."

The compensation committee has also approved compensation levels for our named executive officers for 2018, including base salaries, target annual incentive awards, and long-term incentive awards. The base salaries and target annual incentives approved for 2018 remain unchanged from those in effect for 2016 and 2017 due to target annual compensation continuing to be in line with our Industry Reference Group and the overall general industry survey data and in recognition of industry market conditions at the time. With respect to long-term incentive awards, in order to further align pay delivery with long-term performance and to reflect trends in executive compensation generally, beginning with 2018 grants for the named executive officers, the compensation committee increased the percentage of the total award value allocated to PRSUs to 60%, increased the percentage allocated to RSUs to 40% and eliminated stock option awards. See "2018 Compensation" below for further information.

Stockholder Feedback on Compensation Practices

Our compensation committee carefully considers feedback from our stockholders regarding the compensation program for our named executive officers. At each of our last seven annual meetings of stockholders (beginning in 2011 when the first Say on Pay vote was held), greater than 90% of the votes cast on the Say on Pay proposal at the particular meeting were voted in favor of the proposal. The compensation committee believes this affirms stockholders' support of CF Industries' approach to executive compensation for its named executive officers, and did not change its approach for 2017 in response to the outcome of prior Say on Pay votes. The compensation committee will continue to consider the outcome of our stockholders' Say on Pay votes when making future compensation decisions for the named executive officers.

DEVELOPMENT OF COMPENSATION APPROACH AND OBJECTIVES

On an ongoing basis, the compensation committee reviews our compensation policies relative to market competitiveness and the needs of our business and then determines what changes in the compensation program, if any, are appropriate.

COMPENSATION PHILOSOPHY

Our compensation committee has adopted a compensation philosophy that seeks to align the interests of our employees and our stockholders through focusing on the total compensation (base salary, short-term incentives, long-term incentives, and benefits) of our employees, including our named executive officers. We seek to benefit from this strategy by attracting key talent, retaining best performers, increasing productivity, and maximizing operational and financial results, while also implementing compensation programs that are cost effective and sustainable across business cycles.

Our goal is to provide direct compensation that is market competitive with other comparable companies. To obtain a general understanding of current compensation practices, the compensation committee received in 2017 a market assessment from its outside compensation consultant, Exequity LLP ("Exequity"), that was derived from published survey compensation data, which Exequity adjusted for variations in revenue among the included companies. To further gauge the competitiveness of our total compensation offering, we also compare ourselves against our Industry Reference Group, which is a group of 18 similar companies in related industries. Additional information regarding this group of companies is set forth below under the heading "Industry Reference Group."

Incentive opportunities are structured in a way that recognizes our cyclicality and emphasis on a team-based culture.

COMPONENTS OF COMPENSATION

The following compensation elements support the needs of the business, our stockholders, and our employees:

Component	Key Characteristics and Rationale

Salary	• We seek to pay salaries in line with individual performance and contribution to company goals.

•

In the aggregate, base salaries are targeted around the median of the peer group companies in our Industry Reference Group and the overall market from the outside compensation consultant's market assessment. Individual performance, relative criticality of the individual position in relation to achievement of the company's goals, and business affordability are also considered in determining base salaries.

• To maintain our desired market position, we conduct annual salary reviews.

Short-Term Incentives	• Variable compensation component that provides executive officers and other employees with the opportunity to earn additional annual cash compensation beyond base salary.
• The role of short-term incentives is to reward and encourage the achievement of annual financial results and other specified corporate performance goals.
• Short-term incentives are also targeted around the market median, and achievement of these awards depends on attaining corporate performance goals.

•

For 2017, the short-term incentive was subject to achievement of a specified threshold level of EBITDA. If the threshold level of EBITDA was achieved, then the amount of the actual incentive earned would be determined based on our level of achievement of two secondary performance metrics: 75% based on our level of achievement of adjusted EBITDA and 25% based upon the percentage change in our adjusted EBITDA for 2017 relative to the performance of a comparison group of other chemical companies, as described below under the heading "Review of the Short-term Incentive Program."

Long-Term Incentives	• Variable compensation component that focuses on enterprise value creation and employee retention. Long-term incentives are provided through annual stock-based awards.
• Our plans allow the use of stock options, full-value share-based awards (such as the RSUs and PRSUs granted to our named executive officers), and cash-based awards.

Component	Key Characteristics and Rationale

•

Participation is extended to executive officers and other key employees. Distribution guidelines with award ranges related to position responsibility levels are updated annually. The guidelines allow for individual variation in long-term incentives based on performance level, potential contribution, and value to the business.

•

In general, long-term incentives for our executive officers are targeted between the market median and the 75th percentile of the peer group companies in our Industry Reference Group and the overall market from the outside compensation consultant's market assessment.

•

Long-term incentive awards granted to our named executive officers in connection with setting target compensation for 2017 were based on a specified cash value, which amount was split among three different award types—60% stock options, 20% RSUs, and 20% PRSUs—as described below under the heading "2017 Long-term Incentives." In order to further align pay delivery with long-term performance and to reflect trends in executive compensation generally, beginning with 2018 grants for the named executive officers, the compensation committee increased the percentage of the total long-term incentive award value allocated to PRSUs to 60%, increased the percentage allocated to RSUs to 40% and eliminated stock option awards as described below under the heading "2018 Compensation."

•

In addition to the long-term incentive awards granted to our named executive officers in connection with setting target compensation for 2017, the compensation committee awarded the named executive officers additional RSUs as a supplemental performance alignment award as described below under the heading "2017 Long-term Incentives—Supplemental Performance Alignment Awards."

Benefit, Retirement and Severance	• Plans offer coverage at market-competitive levels.
Plans	• We seek to keep health and welfare benefit plans simple in scope and range, focusing on critical employee needs.
• Retirement plans are intended to support employees in attaining financial security for the future.

•

Severance plans are intended to provide employees with a temporary income source following termination (other than for cause), including in the case of a change in control to ensure continuity of management while such an event is pending.

ALLOCATION OF COMPENSATION ELEMENTS

We provide a mixture of cash compensation and non-cash compensation to our named executive officers. The cash portion consists primarily of base salaries and short-term incentive awards. The non-cash portion consists primarily of stock-based long-term incentive awards.

We have not established any target allocation between cash and non-cash compensation or between short-term and long-term incentives for our named executive officers as a group. Instead, our allocation is based primarily on competitive market practices and the respective median levels by position for base salaries, annual incentive awards, and long-term incentive awards.

In addition to using benchmark survey data, we also consider internal factors that may cause us to adjust particular elements of an individual executive officer's compensation. These factors may include an individual's operating responsibilities, management level, and tenure and performance in the position. To assist in its evaluation, our compensation committee reviews the details of an executive's historical and proposed compensation as described below, including a review of our named executive officers' existing base salaries and target annual incentive levels in connection with the approval of their new base salaries and target annual incentive levels for the following year. In addition, four times per year the compensation committee reviews reports regarding our named executive officers' holdings and transactions involving our stock, including our named executive officers' holdings of stock and long-term stock-based incentive awards, stock option exercises, purchases, sales and gifts of stock, and surrenders of vested shares of restricted stock in order to satisfy withholding tax requirements, as applicable.

We generally do not consider accounting and tax issues in setting compensation levels or in establishing the particular elements of compensation. As discussed below, however, when our compensation committee grants awards under our long-term incentive program, the committee does consider the accounting for various stock-based incentives under FASB ASC Topic 718 and the tax treatment of such incentive awards under Section 162(m) of the Internal Revenue Code. However, on December 22, 2017, the Tax Cuts and Jobs Act (the "Tax Act") became law, significantly amending Section 162(m). The Tax Act eliminated the performance-based compensation exception with respect to tax years beginning January 1, 2018, but included a transition rule with respect to compensation that is provided pursuant to a written binding contract in effect on November 2, 2017 and not materially modified after that date. Accordingly, commencing in 2018, the company's tax deduction with regard to compensation of covered employees generally will be limited to $1 million per taxable year for each officer. We will generally seek to preserve the deductibility of performance-based compensation by meeting the requirements of Section 162(m), as amended by the Tax Act, in accordance with the transition rule applicable to binding contract in effect on November 2, 2017, to the extent practicable and in the best interests of CF Industries and its stockholders.

Our allocation among base salary, short-term incentives, and long-term incentives varies significantly by management level, reflecting individual responsibility levels and competitive market practices. In general, our more senior executive officers receive a greater percentage of their total expected compensation in the form of incentives (particularly long-term incentives) and a correspondingly lower percentage in the form of salary.

ROLE OF THE COMPENSATION COMMITTEE

The Board has adopted a written charter for our compensation committee, which is available to stockholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

The Board makes compensation decisions for our non-employee directors, acting on the recommendation of the compensation committee, and the committee makes compensation decisions for our executive officers, giving consideration to the recommendations of our chief executive officer with respect to the executive officers other than himself.

The chair of the compensation committee sets the agenda for committee meetings, with the assistance of our chief executive officer, our senior vice president of human resources, and our corporate secretary. These executive officers also attend meetings of the compensation committee. At each meeting that is held in person, the compensation committee members also meet in executive session without any members of management present unless the committee determines that no executive session is necessary.

The compensation committee has authority under its charter to retain, approve fees for, and terminate advisors, consultants, and agents as it deems necessary to assist in the fulfillment of its responsibilities. Pursuant to this authority, the compensation committee has engaged an independent executive compensation consulting firm to assist the committee in making recommendations and decisions regarding compensation for our directors and executive officers. The compensation committee also meets regularly with its compensation consultant in executive sessions without management present. Exequity served as compensation consultant for 2017. See "Compensation Consultant Matters" below for additional information. Our senior vice president of human resources also supports the compensation committee in its duties.

From time to time, the compensation committee may delegate to our chief executive officer, our senior vice president of human resources, or our corporate secretary the authority to implement certain decisions of the committee or to fulfill certain administrative duties.

ROLE OF THE COMPENSATION CONSULTANT

In 2017, the compensation committee authorized its compensation consultant, Exequity, to work with our human resources department to compare the compensation we pay to our executive officers with compensation paid to comparable executive officers at peer companies in our Industry Reference Group and the overall market based on surveys that reflect comparative data of compensation paid to executives in similar positions as our executive officers, and to make compensation recommendations based on market and industry practices.

In connection with its annual review of the compensation of our non-employee directors, the compensation committee also authorized Exequity to work with our human resources department to compare the compensation we pay to our non-employee directors with compensation paid to comparable directors at peer companies in our Industry Reference Group and the overall market based on the 2015-2016 National Association of Corporate Directors survey on director compensation.

The compensation consultant regularly attends meetings of our compensation committee and makes presentations to our compensation committee members regarding such materials and recommendations. The compensation committee reviews these materials and recommendations but exercises independent judgment in determining the compensation payable to our named executive officers. Any recommendations of the compensation committee with respect to non-employee director compensation are subject to approval by the Board.

COMPENSATION COMMITTEE ACTIVITIES

Our compensation committee has taken a number of steps designed to enhance its ability to carry out its responsibilities effectively and also to ensure that we maintain strong links between executive pay and performance. Examples of these actions include:

•
adopting a statement of our compensation philosophy (see "Compensation Philosophy" above);

•
instituting a practice of holding executive sessions (without management present) at every compensation committee meeting that is held in person unless the committee determines that no executive session is necessary;

•
retaining an outside compensation consultant to advise the compensation committee on executive compensation issues and meeting regularly with the compensation consultant in executive sessions without management present (see "Compensation Consultant Matters" below);

•
adopting stock ownership guidelines for our officers and directors and modifying the guidelines from time to time as appropriate (see "Stock Ownership Guidelines" below);

•
adopting an industry reference group for use in establishing compensation and incentive levels and modifying the composition of the group from time to time as appropriate (see "Industry Reference Group" below);

•
reviewing on an annual basis the existing base salaries and target annual incentives for our executive officers and approving changes in cash compensation levels as appropriate (see "2017 Cash Compensation" below);

•
reviewing on an annual basis our short-term incentive program, modifying the program as appropriate, and granting short-term incentive awards to our executive officers (see "2017 Cash Compensation" below);

•
reviewing on an annual basis our long-term incentive program, modifying the program as appropriate, and granting long-term incentive awards to our executive officers, including adding the grant of performance-based awards to the mix of annual awards granted to our named executive officers commencing in fiscal year 2014 (see "2017 Long-term Incentives" below). In order to further align pay delivery with long-term performance and to reflect trends in executive compensation generally, beginning with 2018 grants to our named executive officers, the compensation committee increased the percentage of the total award value allocated to PRSUs to 60%, increased the percentage allocated to RSUs to 40% and eliminated stock option awards (See "2018 Compensation" below);

•
reviewing on an annual basis our change in control, severance, and retirement benefits and modifying these benefits as appropriate (see "Change in Control, Severance, and Retirement Benefits" below);

•
reviewing on an annual basis "tally sheets" summarizing the total compensation and benefits for our chief executive officer and the other named executive officers included in the compensation tables of this Proxy Statement under various assumptions and scenarios (see "Compensation of Chief Executive Officer" below as well as the other above-referenced items);

•
reviewing on an annual basis the potential effects of the various components of our compensation and benefits upon individual and collective behavior and ultimately our risk profile and approach to risk management (see "Compensation and Benefits Risk Analysis" below);

•
reviewing on an annual basis the results of our stockholders' last advisory vote to approve the compensation of our named executive officers and determining if any changes to our executive compensation program are appropriate based on such results (see "Stockholder Feedback on Compensation Practices" above); and

•
reviewing on an annual basis the compensation of our non-employee directors and recommending that the Board approve changes in such compensation from time to time as appropriate (see "Director Compensation" above).

2017 CASH COMPENSATION

In setting cash compensation levels for 2017, the compensation committee reviewed the base salaries and target annual incentives for our named executive officers that had been in effect for 2016 and, in December 2016, approved levels for 2017 that were unchanged from those in effect for 2016. The following graphs illustrate the mix of salary versus target annual incentive for our chief executive officer and for the other named executive officers for 2017.

Review of Existing Compensation Levels

In connection with its review of our existing base salaries and target annual incentives which had been in effect for 2016, the compensation committee reviewed a report from its outside compensation consultant to obtain a general understanding of current compensation practices. In performing its market assessment, Exequity used published survey compensation data, and adjusted for variations in revenue among the included companies.

In addition, the compensation committee reviewed information provided by the compensation consultant regarding the publicly reported cash compensation of named executive officers of the group of companies in our Industry Reference Group, which is comprised of 18 companies in related industries. Additional information regarding this group of companies is set forth below under the heading "Industry Reference Group."

The compensation committee also reviewed cash compensation recommendations from our chief executive officer for each of the other executive officers. These recommendations took into account the chief executive officer's assessment of each individual's operating responsibilities, management level, tenure and performance in the position, and potential.

The compensation committee considered all of this information in the context of the goals and objectives of our executive compensation plans. As noted above, we seek to pay salaries in line with individual performance and contribution to company goals. In the aggregate, base salaries are targeted around the median of the peer group companies in our Industry Reference Group and the overall market from the outside compensation consultant's market assessment. Individual performance, relative criticality of the individual position in relation to achievement of the company's goals, and business affordability are also considered in determining base salaries. We conduct annual salary reviews and make salary adjustments as necessary to maintain our desired market position. Additional information regarding these goals and objectives is set forth above under the headings "Compensation Philosophy" and "Components of Compensation."

Review of the Short-term Incentive Program

During its review of our short-term incentive program, the compensation committee considered the following general goals:

•
the use of properly structured short-term incentives in order to align the interests of management and stockholders, provide context for management decisions, reward management for decisions that drive short-term results and support long-term strategy, and focus all members of management on the same corporate goals (financial, operational, and strategic); and

•
the need to create a framework for the program that can remain in effect for a significant period of time, while retaining the flexibility for the compensation committee to make appropriate modifications that might prove necessary or desirable in order to reflect changing business conditions.

The compensation committee also considered the following factors specific to our company:

•
the difficulty in establishing appropriate short-term performance measures for CF Industries, given the inherent cyclicality in our industry as well as the pronounced effects that highly volatile commodity prices for raw materials and fertilizer products have upon our operating results; and

•
the outlook for our short-term performance and the broad range of possible actual outcomes.

In addition, the compensation committee reviewed a report from Exequity, the committee's outside compensation consultant, regarding competitive market practices with respect to the use of short-term incentives.

The compensation committee considered all of this information in the context of the goals and objectives of our executive compensation plans. As noted above, we use short-term incentives to provide executive officers and other employees with the opportunity to earn additional annual compensation beyond base salary. The role of short-term incentives is to reward and encourage the achievement of annual financial results and other specified corporate performance goals. Our short-term incentive awards are targeted around the market median. Additional information regarding these goals and objectives is set forth above under the headings "Compensation Philosophy" and "Components of Compensation."

Selection of Primary Performance Metric for 2017

Based on its review and the other factors discussed above, the compensation committee determined that the annual incentive awards to our named executive officers for 2017 would be based, in the first instance, on attainment of a primary overall EBITDA performance metric of $300 million for the company's 2017 fiscal year. If that primary EBITDA performance metric was attained for 2017, each named executive officer would become eligible for an annual incentive award with respect to 2017 of $3 million, which amount would be subject to reduction in the discretion of the compensation committee (sometimes referred to as "negative discretion"). The committee expected to use that discretion if the EBITDA performance target was attained. If the primary EBITDA performance metric had not been attained, no annual incentive awards would be made to the named executive officers under the 2017 executive incentive program established pursuant to the company's annual incentive program. EBITDA is computed as the sum of (i) net earnings attributable to common stockholders plus (ii)  interest expense (income)—net plus (iii) income taxes plus (iv) depreciation, depletion, and amortization less (v) loan fee amortization.

The compensation committee determined that the use of an overall EBITDA performance metric, combined with the reservation of the committee's right to use negative discretion, provided the maximum level of flexibility to reward and encourage the achievement of annual financial results and other specified corporate performance goals while retaining the ability to pay incentive awards to executive officers which are deductible under Section 162(m) of the Code (as discussed in more detail below). The compensation committee determined that the EBITDA target described above represented an appropriate level of corporate performance to warrant payment of some level of an annual incentive award to our executives for 2017, with the actual incentive payment to be made at the discretion of the committee based on performance against the specified secondary performance metrics, as described below.

Selection of Secondary Performance Metrics for 2017

If the primary EBITDA performance metric was attained, it was the compensation committee's intention to use its negative discretion to pay 2017 annual bonuses based upon our level of achievement of the following secondary performance metrics:

•
75% of each executive's annual incentive payment opportunity was based upon our level of achievement of adjusted EBITDA for 2017 (the "Adjusted EBITDA Metric"); and

•
the remaining 25% was based upon the percentage change in our adjusted EBITDA for 2017 compared to our adjusted EBITDA for 2016, ranking our performance in this regard relative to the performance of a comparison group comprised of us and eleven other chemical companies (the "Relative EBITDA Metric").

The compensation committee established the following performance levels and corresponding percentages of target opportunity earned with respect to the Adjusted EBITDA Metric for 2017:

Performance Level	Adjusted EBITDA Achieved	Percentage of Target Short-Term Incentive Award Earned

Below Threshold	Less than $600 Million	0%

Threshold	$600 Million	50%

Target	$825 Million	100%

Ceiling	$1.6 Billion	200%

Straight line interpolation is used to determine the achievement percentage for the Adjusted EBITDA Metric between threshold and target and between target and ceiling performance levels.

The compensation committee established the following percentile rankings and corresponding percentages of target opportunity earned with respect to the Relative EBITDA Metric for 2017:

Relative EBITDA Metric Percentile Rank	Percentage of Target Short-Term Incentive Award Earned

At or below 20th percentile	0%

Above 20th percentile and at or below 40th percentile	50%

Above 40th percentile and at or below 60th percentile	100%

Above 60th percentile and at or below 80th percentile	150%

Above 80th percentile	200%

The following are the eleven other chemical companies that together with us comprise the comparison group against which our performance was ranked for purposes of the Relative EBITDA Metric:

• Agrium Inc.*†	• LSB Industries, Inc.†
• Celanese Corporation*	• The Mosaic Company*†
• CVR Partners, LP†	• Potash Corporation of Saskatchewan Inc.*†
• Eastman Chemical Company*	• Westlake Chemical Corporation*
• FMC Corporation*	• Yara International ASA†
• Huntsman Corporation*

*
Denotes company that is a member of our Industry Reference Group

†
Denotes company that is member of the select fertilizer peer group used in the total shareholder return modifier in our PRSUs granted prior to 2017.

"Adjusted EBITDA" is computed as the sum of (i) EBITDA (as described above) plus (ii) unrealized mark to market losses (gains) on hedges plus (iii) unrealized and realized losses (gains) associated with foreign exchange on intercompany loan activity or foreign denominated intercompany payables and receivables plus (iv) acquisition or disposition related transaction costs or fees plus (v) integration costs for acquisitions plus (vi) losses (gains) on the disposition of equity investments in operating joint ventures plus (vii) restructuring, exit, impairments, system implementation costs or similar types of costs plus (viii) non-capitalized expansion project costs plus (ix) losses (gains) recognized due to the acquisition or disposal of a business or group of assets that represents a major portion of the business less (x) profits (losses) associated with acquisitions (divestitures) completed during the year.

When setting performance levels for the short-term incentive program, the compensation committee takes into account historical performance and management's outlook. Measured over an extended period, the objective of the committee is to select financial performance levels such that we have a roughly (i) 80% probability of exceeding the threshold level, (ii) 50% probability of exceeding the target level, and (iii) 20% probability of exceeding the ceiling level. Although the compensation committee considers management's outlook as one of several factors in evaluating financial performance levels each year, the committee also recognizes that the outlook for any particular year represents only a single scenario from among a broad range of plausible alternatives, given the pronounced effects of highly volatile commodity prices upon our operating results. In general, the compensation committee aims to achieve a larger payout under the program for years when our performance is superior by long-term industry standards, and a smaller payout (or none at all) for years when our performance is relatively weak, while creating incentives for improved performance under all conditions given the inherent cyclicality in our industry.

In reviewing our short-term incentive program, the compensation committee was also aware of alternative metrics for measuring company performance, such as achievement of operating efficiency goals, continued emphasis on the establishment of a behavioral-based safety culture, progress towards strategic objectives, or performance relative to a variable budget, as well as alternative plan designs that emphasize the personal accomplishment of individual or shared goals. The objective in each case would be to address the inherent cyclicality in our industry as well as the pronounced effects of highly volatile commodity prices upon our operating results. The compensation committee determined for 2017 that objective measures of company performance measured on an absolute and relative basis would align the interests of our executive officers with the interests of our stockholders and reflect our team-based culture. As discussed below, for 2018 the short-term incentive plan includes a financial performance metric measured by adjusted EBITDA and an operational performance metric based on behavioral safety practices and ammonia production.

Approval of Base Salaries and Target Annual Incentive Awards for 2017

Based on its review of the general, company-specific, and competitive considerations described above, in December 2016, the compensation committee made the decision that our named executive officers' base salaries and target annual incentive awards for 2017 would remain unchanged from those in effect for 2016 due to target compensation being in line with our Industry Reference Group and the overall general industry survey data and in recognition of current industry market conditions. The table below shows the base salaries and target annual incentive levels for our named executive officers for 2017 and 2016.

	Base Salary			Target Annual Incentive Level

Name	2016	2017	Increase	2016	2017	Increase

W. Anthony Will	$1,150,000	$1,150,000	0%	135%	135%	0%
Dennis P. Kelleher	$625,000	$625,000	0%	90%	90%	0%
Douglas C. Barnard	$530,000	$530,000	0%	80%	80%	0%
Christopher D. Bohn	$500,000	$500,000	0%	70%	70%	0%
Bert A. Frost	$575,000	$575,000	0%	80%	80%	0%

Approval of Annual Incentive Payments for 2017

Following the end of 2017, after we and each of the companies in the comparison group for the Relative EBITDA Metric published financial results for 2017, management prepared a report on our level of achievement of the primary and secondary performance metrics under the short-term incentive plan. For the Relative EBITDA Metric, EBITDA was calculated for us and each of the other comparison group companies by taking the component line items from each company's published audited income statement for 2017. For purposes of calculating "adjusted EBITDA" for the eleven companies comprising the comparison group other than us, management reviewed the companies' published financial results and recommended, for the compensation committee's approval in its discretion, adjustments to the EBITDA results calculated for the other companies that were comparable to the adjustments used to calculate our adjusted EBITDA. Financial results of a comparison group company reported in a foreign currency were converted into U.S. dollars for purposes of calculating the Relative EBITDA Metric.

The compensation committee reviewed the report and approved final performance results in March 2018. Based on the results, the compensation committee determined that each of our named executive officers earned 126% of the executive's target opportunity with respect to the executive's annual incentive award for 2017. This result is based on our attainment of EBITDA of $856 million exceeding the primary EBITDA performance metric. Our attainment of adjusted EBITDA of $965 million resulted in a payout percentage for the Adjusted EBITDA Metric of 118% and placed us in the 67th percentile under the Relative EBITDA Metric, equating to a payout percentage of 150%.

Historical Annual Incentive Payments Demonstrate Pay-for-Performance Linkage

As summarized in the joint letter from the chairman of our board and our chief executive officer accompanying this proxy statement, our management team has executed our strategy and operated our business extremely well over the past three years. We have received numerous safety awards, completed the construction and safe start-up of our capacity expansion plants, and maintained industry leading ammonia production capacity utilization. During 2017, we set company production and sales volume records while achieving our lowest 12-month recordable injury rate. Despite these significant accomplishments in operating our assets reliably and safely, our financial results were negatively impacted particularly during 2015 and 2016 as a result of one of the weakest global nitrogen pricing environments of the last two decades. Our historical annual incentive payouts to our named executive officers illustrate our pay-for-performance philosophy and alignment with our stockholders.

Year	Attainment of Primary EBITDA Performance Metric	Secondary Performance Metrics	Weighting	Percent of Target Achieved	Aggregate Short- Term Incentive Award Earned
2017	Yes	Adjusted EBITDA	75%	118%	126%
		Relative Adjusted EBITDA Growth	25%	150%
2016	No	Adjusted EBITDA Strategic Objectives	50% 50%	N/A	0%
2015	Yes	Return on Net Assets	100%	88%	88%

Additional information with respect to the base salaries, grants of annual incentive awards and our resulting cash payments to the named executive officers for 2015, 2016, and 2017 is set forth below under the headings "Executive Compensation—Summary Compensation Table" and "Executive Compensation—Grants of Plan-based Awards."

2017 LONG-TERM INCENTIVES

The compensation committee reviewed our long-term incentive program during 2017 and granted long-term stock-based incentive awards to our named executive officers.

General Considerations

During its review of our long-term incentive program, the compensation committee considered the following general factors:

•
the use of properly structured long-term incentives in order to align the interests of senior management and stockholders;

•
the advantages and disadvantages of using stock options, shares of restricted stock, RSUs, and/or PRSUs for such purposes;

•
the array of available vesting parameters for each type of long-term incentive award and the treatment of death, disability, retirement, resignation, and termination, with or without cause; and

•
the accounting for various stock-based incentives under FASB ASC Topic 718 and the tax treatment of such incentive awards under Section 162(m) of the Internal Revenue Code.

The compensation committee also considered the difficulty in establishing appropriate long-term performance measures for the company, other than stock price appreciation and total stockholder return (including dividends), given the inherent cyclicality in our industry as well as the pronounced effects of highly volatile commodity prices for raw materials and fertilizer products upon our operating results.

In addition, the compensation committee reviewed a report from Exequity, the committee's outside compensation consultant, regarding competitive market practices with respect to the use of long-term incentives.

The compensation committee considered all of this information in the context of the goals and objectives of our executive compensation plans. As noted above, our long-term incentives focus on enterprise value creation and employee retention. Long-term incentives are provided through annual awards that vest over a period of subsequent years. Our 2014 Equity and Incentive Plan allows the use of stock options, full-value shares, and cash-based awards. Eligibility is extended to executive officers and other key employees. Distribution guidelines with award ranges related to position responsibility levels are updated annually. In consideration of these guidelines, there is individual variation in long-term incentives based on performance level, potential contribution, and value to the business. Additional information regarding these goals and objectives is set forth above under the headings "Compensation Philosophy" and "Components of Compensation."

Design of Target Awards for 2017

Based on its review of these general, company-specific, and competitive considerations, the compensation committee determined that the long-term incentive awards granted to our named executive officers in connection with setting the officers' target compensation for 2017 would be composed of 60% stock options, 20% RSUs and 20% PRSUs. In selecting a mixture of stock options, RSUs and PRSUs for our target long-term incentive awards, the compensation committee noted that:

•
the PRSU awards that vest solely based on the company's relative total shareholder return ("TSR") further aligns the executive officers' interests with those of shareholders;

•
the stock option award would provide potential value for executive officers that is tied solely to stock price appreciation after the date of grant;

•
the RSU and PRSU awards would provide value for executive officers that fluctuates with total stockholder return (including dividends);

•
the stock option, RSU and PRSU awards would foster stock ownership by executive officers; and

•
the stock option and RSU awards would be subject to time vesting provisions and therefore create an additional retention mechanism for executive officers.

In order to further align pay delivery with long-term performance and to reflect trends in executive compensation generally, beginning with 2018 grants for the named executive officers, the compensation committee increased the percentage of the total award value allocated to PRSUs to 60%, increased the percentage allocated to RSUs to 40% and eliminated stock option awards as described below under the heading "2018 Compensation."

Approval of Target Awards for 2017

On March 3, 2017, the compensation committee approved long-term incentive awards for our named executive officers in connection with setting the officers' target compensation for 2017 as set forth in the table below:

Name	Stock Options	Grant Value of Stock Options	Time Vesting RSUs	Grant Value of Time Vesting RSU	Target PRSUs	Grant Value of PRSUs	Total Grant Value of Target LTI Grants
W. Anthony Will	415,140	$3,180,000	34,250	$1,060,000	23,360	$1,060,000	$5,300,000
Dennis P. Kelleher	117,490	$900,000	9,695	$300,000	6,610	$300,000	$1,500,000
Douglas C. Barnard	78,330	$600,000	6,460	$200,000	4,410	$200,000	$1,000,000
Christopher D. Bohn	66,580	$510,000	5,490	$170,000	3,750	$170,000	$850,000
Bert A. Frost	90,080	$690,000	7,430	$230,000	5,070	$230,000	$1,150,000
•
On the grant date, the compensation committee approved dollar-denominated stock option, RSU and PRSU awards for each of our individual named executive officers. In setting the dollar-denominated values of the individual awards, the committee considered our Industry Reference Group and the competitive general industry survey data presented by Exequity, the committee's outside compensation consultant. The committee also considered the recommendations from our chief executive officer for the long-term incentive awards to each of the named executive officers other than himself. These recommendations took into account the chief executive officer's assessment of each individual's operating responsibilities, management level, tenure and performance in the position, and potential.

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After the close of business on the grant date, the dollar-denominated awards were translated into an actual number of stock options, RSUs and PRSUs using that day's closing price for our stock on the NYSE as the input to valuation formulas recommended by the outside compensation consultant and approved in advance by the compensation committee and, in the case of the PRSUs, a Monte-Carlo simulation. Similarly, the exercise price for the stock options was set to equal that day's closing price. The number of stock options represented 60% of the total value on the grant date, the number of RSUs represented 20% and the number of PRSUs represented the remaining 20%.

Supplemental Performance Alignment Awards

In addition to the long-term incentive awards granted to our named executive officers in connection with setting the officers' target compensation for 2017 as set forth in the table above, on March 3, 2017 the compensation committee approved additional RSUs as a supplemental performance alignment award for our named executive officers as set forth in the table below:

	Supplemental Performance Alignment Award		Grant Value of Supplemental Award as a % of:
Name	No. of RSUs	Grant Value	Base Salary	Total Grant Value of Target LTI Grants
W. Anthony Will	25,850	$800,000	70%	15%
Dennis P. Kelleher	9,695	$300,000	48%	20%
Douglas C. Barnard	7,270	$225,000	42%	23%
Christopher D. Bohn	6,460	$200,000	40%	24%
Bert A. Frost	8,080	$250,000	43%	22%
•
In setting the dollar-denominated values of the individual supplemental performance alignment awards based on the compensation committee's business judgment and experience, the committee considered its assessment of each of our named executive officers' performance and potential and the importance of retaining each of the named executive officers, particularly at the time the company's new capacity expansion plants would all be operating at capacity; a review of the officers' existing base salaries, target annual incentive levels, and actual annual incentive payouts; and accumulated vested and unvested awards. In particular, the compensation committee noted that, at the time it made its decision, despite strong operating performance, our financial results and stock performance during 2015 and 2016 were negatively impacted as a result of one of the weakest global nitrogen pricing environments of the last two decades. This stock performance resulted, at the time, in all vested and unvested stock options awarded to the named executive officers in the prior five years (which represented 60% of the total grant value of the officer's long-term incentives in each of those years) being out-of-the-money, although the committee acknowledged that stock options still have real value prior to their 10 year expiration; the PRSUs granted to the officers in 2014 for which the three-year performance period ended on December 31, 2016 resulting in no payout; and the PRSUs granted in 2015 and in 2016 performing below the threshold level required to receive any payout (as described below, the awards granted in 2015 for which the performance period ended December 31, 2017 resulted in no payout). The compensation committee also consulted with Exequity and considered the recommendations from our chief executive officer with respect to each of the named executive officers other than himself, which took into account the chief executive officer's assessment of each individual's operating responsibilities, management level, tenure and performance in the position, and potential.

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After the close of business on the grant date, the dollar-denominated value of the supplemental awards was added to the dollar-denominated value of the RSUs granted to our named executive officers in connection with setting the officers' target compensation for 2017 and the aggregate amount translated into an actual number of RSUs using that day's closing price for our stock on the NYSE.

Terms and Conditions of 2017 Long-term Incentive Awards

The terms and conditions of the long-term incentive awards granted in 2017 were as follows:

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Subject to earlier forfeiture or accelerated vesting (as described below), the stock options granted during 2017 will generally become exercisable in three equal annual installments following the date of grant and will expire ten years from the date of grant.

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The target and supplemental RSUs granted to our named executive officers will vest on the third anniversary of the grant date, subject to earlier forfeiture or accelerated vesting (as described below). Until vested, the RSUs may not be sold, assigned, transferred, donated, pledged, or otherwise disposed of (except by will or the laws of descent and distribution). The RSUs give the holder the right to receive shares of common stock at the time of vesting, equal to the number of RSUs subject to the grant. We will pay dividend equivalents in cash with respect to the RSUs to our named executive officers during the vesting period.

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The PRSUs granted to our named executive officers will vest on the third anniversary of the grant date, subject to the attainment of the performance goals for the performance period and subject to earlier forfeiture or accelerated vesting (as described below). The PRSUs are settled in shares of common stock, the number of which is determined based on the company's three-year TSR as compared to the TSR of companies in the S&P 500 Index, with 50%, 100% or 200% of the target number of shares to be delivered based on achieving threshold (i.e., at least 25th percentile ranking among the companies in the S&P 500 Index), target (i.e., at least 50th percentile ranking) and maximum (i.e., at least 75th percentile ranking) performance levels, respectively, and may be increased or decreased by up to 20% (subject to a cap of 220% of the target number of shares) based on the company's TSR relative to a comparator group comprised of the 18 companies in our Industry Reference Group. For companies in the comparator group, share prices are determined based on the primary U.S. stock exchange or, if not traded on a U.S. stock exchange, the primary foreign stock exchange on which the stock is actively traded. Any stock prices from foreign stock exchanges and all dividends paid in foreign currency are converted into U.S. dollars for purposes of calculating total shareholder return. The PRSUs accrue dividend equivalents during the performance and vesting period. Upon vesting, holders of PRSUs will be paid a cash equivalent of the dividends paid on our common stock during the performance and vesting period based on the number of shares of stock, if any, delivered in settlement of the PRSUs.

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As discussed below under the heading "Change in Control, Severance, and Retirement Benefits," upon a change in control, the restrictions, limitations, and conditions applicable to the stock options, RSUs, and PRSUs will lapse, the performance goals with respect to the PRSUs will be deemed fully achieved at the greater of target or actual performance to-date, and all of the awards will become fully vested and exercisable. Upon death or disability, stock options and RSUs become fully vested and, in the case of stock options, exercisable and the PRSUs become fully vested at the target level of performance.

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As discussed below under the heading "Change in Control, Severance, and Retirement Benefits," for those named executive officers who have reached the age of 60 with at least five years of service at the time of retirement, including our named executive officers, certain equity awards will be subject to continued vesting and exercisability.

Additional information with respect to the compensation committee's grants of stock options, RSUs, and PRSUs to our named executive officers during 2017 is set forth below under the heading "Executive Compensation—Grants of Plan-based Awards."

Determination of 2015-2017 Performance Period PRSU Awards

The three-year performance period for PRSU awards granted in 2015 ended on December 31, 2017. The performance metrics for PRSUs granted in 2015 were our three-year TSR compared against the S&P 500 Index and a modifier pursuant to which the number of shares earned based on our TSR relative to the S&P 500 Index could be increased or decreased by up to 20% based on our TSR compared against a select fertilizer peer group comprised of Agrium Inc., CVR Partners LP, Incitec Pivot Ltd, LSB Industries, Inc., The Mosaic Company, Potash Corporation of Saskatchewan Inc., and Yara International ASA. Our stock performance during 2015 and 2016 was negatively impacted as a result of one of the weakest global nitrogen pricing environments of the last two decades. Despite a TSR of 39% for 2017, our final TSR for the three-year period was at the 10th percentile of the S&P 500 Index. Our TSR ranked 4th out of the eight companies (including us) in the select fertilizer peer group used as a modifier. In accordance with our pay-for-performance philosophy, because our TSR performance over this three-year period did not achieve at least the 25th percentile of the S&P 500 Index, the award resulted in no payout and no dividend equivalents.

The PRSUs granted to our named executive officers in 2014 for which the three-year performance period ended December 31, 2016 also resulted in no payout and no dividend equivalents. Despite a TSR of 19% for 2014, the negative impact on our stock performance during 2015 and 2016 from the weak global nitrogen pricing environment resulted in our final TSR for the three-year period falling below the threshold level of performance for those awards.

As a result, the following PRSUs that were granted to the named executive officers (other than Mr. Bohn whose first year as a named executive officer was 2016) for (i) the 2014-2016 performance period and the associated grant values originally shown in the 2015 proxy statement and (ii) the 2015-2017 performance periods and the associated grant values originally shown in the 2016 proxy statement and included in the 2015 Stock Award value shown in the Summary Compensation Table on page 64 were not realized by our named executive officers:

	Original 2014 PRSU Grant			Original 2015 PRSU Grant

			Vested PRSUs / Compensation Realized from 2014 PRSU Award			Vested PRSUs / Compensation Realized from 2015 PRSU Award
	# of Shares at Target	Value at Grant		# of Shares at Target	Value at Grant

Name
W. Anthony Will	6,450	$500,817	$0	7,680	$699,863	$0
Dennis P. Kelleher	3,100	$240,703	$0	2,415	$220,074	$0
Douglas C. Barnard	2,575	$199,938	$0	1,645	$149,906	$0
Bert A. Frost	3,350	$260,114	$0	1,865	$169,954	$0

2018 COMPENSATION

The compensation committee recently approved base salaries, target annual incentive awards, and long-term stock-based incentive awards for our named executive officers for calendar year 2018. In setting compensation levels for 2018, the compensation committee considered a competitive market assessment performed by Exequity, the committee's outside compensation consultant, and the goals and objectives of our executive compensation plans. The compensation committee made the decision that our named executive officers' base salaries and target annual incentive awards for 2018 would remain unchanged from those in effect for 2016 and 2017 due to target compensation continuing to be in line with our Industry Reference Group and the overall general industry survey data and in recognition of industry market conditions at the time. With respect to long-term incentive awards, in order to further align pay delivery with long-term performance and to reflect trends in executive compensation generally, beginning with 2018 grants for named executive officers, the compensation committee increased the percentage of the total award value allocated to PRSUs to 60%, increased the percentage allocated to RSUs to 40% and eliminated stock option awards. The table below shows the base salaries, target annual incentives, and long-term incentive awards for our named executive officers for 2018.

Name	Base Salary	Target Annual Incentive Level	Target PRSUs	Time Vesting RSUs
W. Anthony Will	$1,150,000	135%	78,889	52,592
Dennis P. Kelleher	$625,000	90%	19,350	12,900
Douglas C. Barnard	$530,000	80%	14,885	9,923
Christopher D. Bohn	$500,000	70%	14,885	9,923
Bert A. Frost	$575,000	80%	19,350	12,900

Performance Metrics for Annual Incentive Payments for 2018

The compensation committee determined that the annual incentive awards to our named executive officers for 2018 will be based, in the first instance, on attainment of a primary overall EBITDA performance metric of $300 million for the company's 2018 fiscal year. If that primary EBITDA performance metric is attained, actual annual incentive payments will be determined by the compensation committee using its negative discretion authority based upon our level of achievement of the following secondary performance metrics:

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75% of each executive's annual incentive payment opportunity is based upon our level of achievement of adjusted EBITDA for 2018 (the "Financial Metric"); and

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the remaining 25% is based upon our level of achievement of specified ammonia production goals, subject to first achieving a gating level of performance of behavioral safety practices goals (the "Operational Metric").

The compensation committee established the following performance levels and corresponding percentages of target opportunity earned with respect to the Financial Metric for 2018:

Performance Level	Adjusted EBITDA Achieved	Percentage of Target Short-Term Incentive Award Earned

Below Threshold	Less than $600 Million	0%

Threshold	$600 Million	50%

Target	$825 Million	100%

Ceiling	$1.25 Billion	200%

Straight line interpolation is used to determine the achievement percentage for the Financial Metric between threshold and target and between target and ceiling performance levels.

For the Operational Metric, each of our production and distribution facilities develops and implements specific behavioral safety objectives that are pertinent and meaningful to each work group at the site. Each employee is involved in developing and taking ownership for completing objectives that make their workplace safer and effect a positive change in the safety culture. Each quarter, evaluations are conducted and an overall achievement grade (A through F) for each hourly group and individual manager is assigned. Under the Operational Metric, the quarterly grades issued to all site employees will be aggregated. If at least 95% of the grades are "B" or better for the year, the safety performance gating requirement will be achieved. If the safety performance gating requirement is not achieved, there will be no payout under the Operational Metric. If the safety performance gating requirement is achieved, the payout under the Operational Metric will be determined based upon our level of production of ammonia product tons. Similar to the Financial Metric, threshold, target and ceiling performance levels were set that will result in corresponding payouts of 0% to 200% of the target incentive amount for the Operational Metric. Target performance was set at a level consistent with corporate forecasts. Ceiling performance was set at a level judged to be difficult to achieve and threshold performance was set at the lowest level that would justify a payout. The compensation committee retains discretion to adjust the performance levels to address circumstances that impact our ability to meet production expectations, such as market-based curtailments, severe weather events or other events of force majeure that result in production outages, and other adjustments approved by the compensation committee.

2018 Long-Term Incentives

The compensation committee reviewed our long-term incentive program during the fourth quarter of 2017 and, on January 2, 2018, granted long-term incentive awards to each of our named executive officers as set forth in the table above. For 2018, the compensation committee determined that stock options would not be awarded and that the long-term incentive awards to our named executive officers should be composed 60% in PRSUs and 40% in RSUs. This change was made to further align pay delivery with long-term performance and to reflect trends in executive compensation generally.

On the grant date, the compensation committee approved dollar-denominated PRSU and RSU award values for each of our individual named executive officers. The grant values were translated into an actual number of target PRSUs and RSUs by dividing the award values by the unweighted average closing price of our stock on the NYSE for the twenty trading days preceding the grant date. Subject to earlier forfeiture or accelerated vesting, the time-vesting RSUs granted in 2018 will vest in three equal annual installments following the date of grant and the PRSUs will vest upon the certification by the compensation committee of the attainment of the performance goals following the end of the three-year performance period. The compensation committee will certify the extent, if any, to which the PRSU performance goals have been attained no later than the last day of the fiscal quarter immediately following the three-year performance period.

Beginning with the 2018 grants, the compensation committee also modified the performance metrics to two new measures: average return on net assets ("RONA") over three one-year periods and a modifier pursuant to which the number of shares earned based on RONA performance may be increased or decreased by up to 20% based on our three-year TSR performance against a threshold, target, and ceiling level of performance.

At the beginning of each year (e.g., 2018, 2019, and 2020) during the three-year performance period, the compensation committee will establish RONA performance levels for that year and the corresponding percentage payout of the target number of PRSUs based on our performance. The threshold, target and ceiling performance levels that are set will result in a payout percentage ranging from 0% to 200% of the target number of PRSUs. Following the completion of each fiscal year, the compensation committee will determine the payout percentage that was attained for such year and following the completion of the third fiscal year, the committee will determine the average payout percentage attained for the three-year period. The PRSUs will be settled in shares of our common stock. Once the total number of shares earned based on our RONA performance is determined at the end of the third year, the total is multiplied by a percentage ranging from 80% to 120% depending on our TSR performance for the three-year performance period. The combined impact of these performance criteria is that shares could be earned under the PRSUs ranging from 0% to 240% of target.

The compensation committee established the following performance levels and corresponding percentage payouts of target shares with respect to the RONA performance metric for 2018 and the following TSR performance levels and corresponding percentages for the three-year TSR modifier:

Performance Level	2018 RONA Achieved	Payout Percentage	Three-Year TSR Achieved	TSR Modifier Percentage

Below Threshold	Less than 5.9%	0%

Threshold	5.9%	50%	Less than 15.5%	80%

Target	8.2%	100%	22.5%	100%

Ceiling	At or above 12.4%	200%	At or above 29.5%	120%

Straight line interpolation is used to determine the applicable percentage between threshold and target and between target and ceiling performance levels.

The compensation committee added RONA as a performance metric for PRSUs because of its expected correlation with long-term TSR performance, and the view that it serves as an indicator of the results of management's operating decisions. In deciding to measure RONA annually for three years against annual targets, the compensation committee considered the difficulty in establishing appropriate long-term performance measures for the company given the inherent cyclicality in our industry as well as the pronounced effects of highly volatile commodity prices for raw materials and fertilizer products upon our operating results. Target RONA performance for 2018 was set at a level consistent with corporate forecasts. Ceiling performance was set at a level judged to be difficult to achieve and threshold performance was set at the lowest level that would justify a payout.

RONA is determined by reference to the ratio (expressed as a percentage) of adjusted EBITDA (as defined for purposes of our 2018 annual incentive plan) divided by average operational assets. The "average operational assets" denominator of this metric is essentially the simple average of the beginning and year-end values for the sum of (i) total assets less (ii) cash and cash equivalents less (iii) restricted cash less (iv) short-term investments less (v) investments in marketable equity securities less (vi) prepaid income taxes less (vii) total current liabilities less (viii) long-term deferred income taxes less (ix) other noncurrent liabilities less (x) assets associated with major capital projects (as approved by the compensation committee) less (xi) net assets associated with acquisitions and divestitures completed during the year plus (xii) short-term debt or notes payable included in current liabilities.

In determining to set threshold, target, and ceiling levels of TSR performance for the TSR modifier in lieu of a relative TSR metric, the compensation committee considered there are not enough companies with market capitalizations and revenues comparable to ours and with lines of business similar to ours to assemble a sizeable peer group. In addition, the compensation committee considered that the cyclicality of our business results in the S&P 500 Index not being an appropriate comparator for our stock price performance. This is evidenced by the results of the PRSUs granted prior to 2018 either (i) ending (in the case of the PRSU granted in 2014 and 2015) or currently performing (in the case of the PRSUs granted in 2016) below the threshold level of performance or (ii) performing above the ceiling level of performance (in the case of the PRSUs granted in 2017). The target TSR performance level for the modifier in the 2018 PRSUs was set to reflect a compound annual TSR equal to 7%, which is the approximate average annual real total return for the S&P 500 Index since inception. Ceiling performance was set at a level well above the average, and threshold performance was set at a level below which a maximum reduction was appropriate.

CHANGE IN CONTROL, SEVERANCE, AND RETIREMENT BENEFITS

The compensation committee reviewed our change in control, severance, and retirement benefits during 2017 as described below. Based on its review, and after considering the factors noted below, the compensation committee determined that our change in control, severance, and retirement benefits continue to serve the best interests of the company and our stockholders and are consistent with competitive market practices.

Change in Control Benefits

With respect to our change in control benefits, the compensation committee noted that we have change in control agreements with our executive officers, as well as certain change in control benefits for all of the participants (including the executive officers) under our 2009 Equity and Incentive Plan and 2014 Equity and Incentive Plan. Additional information regarding these benefits is set forth below under the heading "Executive Compensation—Potential Payments Upon Termination or Change in Control."

In connection with its review, the compensation committee noted that the change in control agreements with our executive officers are:

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intended to provide some level of income continuity for an executive officer should his or her employment be terminated by us without cause or by him or her for good reason in connection with a change in control;

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designed to avoid unwanted management turnover in the event of a potential change in control; and

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designed to ensure that the executive officer's personal interests will remain aligned with the interests of our stockholders in the event of a potential change in control.

The compensation committee also noted that our change in control agreements require both (i) a change in control and (ii) a qualifying termination of the executive officer's employment (sometimes referred to as a "double trigger"), before any benefits will be owing to the executive officer under the agreement.

In addition, the compensation committee noted that our 2009 Equity and Incentive Plan and 2014 Equity and Incentive Plan provide that all plan-based awards will be deemed fully vested and fully exercisable and any performance conditions will be deemed fully achieved upon a change in control (sometimes referred to as a "single trigger"), unless the committee determines otherwise with respect to a particular award at the time of grant and reflects this determination in the applicable award agreement. In this regard, the compensation committee noted it would be difficult to preserve the original performance and vesting goals in our plan-based awards following a change in control, given the fundamental changes in our organization, capital structure, and operations that would typically result from such a transaction. Accordingly, all of our plan-based awards have included this change in control provision for the benefit of our executive officers and the other participants.

As part of its review, the compensation committee reviewed "tally sheets," estimating these benefits for our chief executive officer and the other named executive officers under various assumptions and scenarios.

Based on its review, and the other factors noted above, the compensation committee determined that our change in control benefits serve the best interests of the company and our stockholders and are consistent with competitive market practices.

Excise Tax Gross-Ups

In December 2014, the Board adopted a policy whereby the company will not in the future enter into any new agreements with its named executive officers that include Internal Revenue Code Section 280G excise tax "gross-up" provisions with respect to payments contingent on a change in control of the company.

Severance Benefits

With respect to our severance benefits, the compensation committee noted that none of our executive officers has any employment or severance agreement, and none of our executive officers is entitled to receive any other severance benefits, except for (i) the change in control agreements and change in control benefits discussed above, (ii) such severance benefits as we may provide under our standard policies applicable to all employees, (iii) such severance benefits as we may be required to pay under applicable law in certain jurisdictions, and (iv) such additional severance benefits as our compensation committee may approve in certain instances. Based on its review, and the other factors noted above, the compensation committee determined that our severance benefits serve the best interests of the company and our stockholders and are consistent with competitive market practices.

Retirement Benefits

With respect to our retirement benefits, the compensation committee noted that we maintain tax-qualified and nonqualified defined benefit, defined contribution, and deferred compensation plans. Additional information regarding these benefits is set forth below under the headings "Executive Compensation—Pension Benefits" and "Executive Compensation—Nonqualified Deferred Compensation."

We maintain a defined benefit pension plan named the CF Industries Holdings, Inc. Pension Plan (the "Pension Plan"). The Pension Plan includes three components. Supplement A of the Pension Plan, which we refer to herein as the New Retirement Plan, is a defined benefit pension plan that became effective on January 1, 2013, under which all domestic employees (including executive officers) became eligible to participate as of January 1, 2013, except for those employees who participate in Supplement B of the Pension Plan. Supplement B of the Pension Plan is our historic defined benefit pension plan, which we refer to herein as the Old Retirement Plan and which was closed to new participants on December 31, 2003. Employees who joined the company after that date, which includes all of the named executive officers, are ineligible to receive any pension benefits under the Old Retirement Plan, but are eligible for benefits under the New Retirement Plan. Under the New Retirement Plan, we credit the account of each participating employee an amount between 4% and 7% (depending on years of service) of the participant's eligible compensation. For our named executive officers, eligible compensation is limited to base salary. Each participant's account will earn an annual return based on the greater of (i) the annual yield on 10-year treasury nominal securities and (ii) 3% annual interest. The third component of the Pension Plan is Supplement C, which was formerly known as the Terra Industries Inc. Employees' Retirement Plan and covers employees who commenced employment with Terra Industries, or any other entity that was an employer under the former plan, prior to August 1, 2003.

The compensation committee also reviewed "tally sheets," estimating these benefits for our chief executive officer and the other named executive officers under various assumptions and scenarios.

Commencing with equity grants made in 2014, employees, including our named executive officers, who retire upon having reached age 60 with at least five years of service at the time of retirement will continue to vest in their stock option awards that were granted at least one year prior to their termination date and will receive a pro-rated number of RSUs and PRSUs based on their length of service between the grant date of such award and the executive's retirement date and, with respect to

PRSUs, contingent upon the level of attainment of applicable performance goals, provided, that, in each case, the executive has provided us with at least six months' notice prior to such retirement. In addition, such eligible retirees will have four years from their retirement date to exercise any vested options.

Based on its review, and the other factors noted above, the compensation committee determined that our retirement benefits serve the best interests of the company and our stockholders and are consistent with competitive market practices.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

The compensation committee has taken a number of steps related to reviewing and establishing the compensation of our chief executive officer. Additional information regarding these activities is set forth above under the heading "Compensation Committee Activities."

Short-term Incentive Payment for 2017

The compensation committee recently determined that Mr. Will earned $1,956,200 with respect to his annual incentive award for 2017, representing 126% of the relevant target based on our attainment of adjusted EBITDA of $965 million as described above under the heading "Approval of Annual Incentive Payments for 2017." Additional information with respect to Mr. Will's annual incentive award for 2017 and our subsequent cash payment to him on that award is set forth below under the headings "Executive Compensation—Summary Compensation Table" and "Executive Compensation—Grants of Plan-based Awards."

Long-term Incentive Target Awards for 2017

The compensation committee granted Mr. Will 415,140 stock options, 34,250 RSUs, and 23,360 target PRSUs in connection with setting his target compensation for 2017. In addition to these awards, the compensation committee awarded Mr. Will an additional 25,850 RSUs as a supplemental performance alignment award. Additional information regarding the committee's review of our long-term incentive program and the terms and conditions of our stock option, RSU and PRSU awards for 2017 is set forth above under the heading "2017 Long-term Incentives." Additional information with respect to Mr. Will's long-term incentive awards for 2017 is set forth below under the headings "Executive Compensation—Summary Compensation Table," "Executive Compensation—Grants of Plan-based Awards" and "Executive Compensation—Outstanding Equity Awards at Fiscal Year End."

Cash Compensation for 2018

The compensation committee recently approved a base salary of $1,150,000 for Mr. Will for 2018 and an annual incentive target equal to 135% of his base salary, which are unchanged from the base salary and annual incentive target in effect for Mr. Will in 2016 and 2017. Additional information regarding the compensation committee's approval of Mr. Will's base salary and his annual incentive target for 2018 is set forth above under the heading "2018 Compensation." In setting Mr. Will's base salary and annual incentive target for 2018, the committee considered (i) a competitive market assessment performed by Exequity, in its role as the compensation committee's outside compensation consultant, (ii) the Board's annual evaluation of Mr. Will's overall performance, and (iii) the goals and objectives of our executive compensation plans. The compensation committee made the decision that Mr. Will's and all of our other named executive officers' base salaries and target annual incentive awards for 2018 would remain unchanged from those in effect for 2016 and 2017 due to target compensation being in line with our Industry Reference Group and the overall general industry survey data and in recognition of current industry market conditions. Mr. Will's 2018 base salary and annual incentive target place him around the median of the peer group companies in our Industry Reference Group and the overall market from the outside compensation consultant's market assessment.

Short-term Incentive Award for 2018

The compensation committee recently granted Mr. Will an annual incentive award opportunity for 2018. Mr. Will's annual incentive payment for 2018 will be based, in the first instance, on our attaining a primary overall EBITDA performance metric of $300 million for the company's 2018 fiscal year. If the primary EBITDA performance metric is attained, Mr. Will's actual annual incentive payment will be determined by the compensation committee using its negative discretion authority based on our level of achievement of the Financial Metric and the Operational Metric set by the compensation committee as described above under "2018 Compensation—Performance Metrics for Annual Incentive Payments for 2018."

Long-term Incentive Awards for 2018

The compensation committee recently granted Mr. Will 78,889 target PRSUs and 52,592 RSUs for 2018. In making this award, the committee considered a competitive market assessment performed by its outside compensation consultant, Exequity, as well as the other factors discussed above. Additional information regarding the terms and conditions of our PRSU and RSU awards for 2018 is set forth above under the heading "2018 Compensation—2018 Long-Term Incentives."

Change in Control, Severance, and Retirement Benefits

The compensation committee also reviewed our change in control, severance, and retirement benefits during 2017, with a particular focus on the benefits Mr. Will would receive upon such an event now or in the future. As part of its review, the committee reviewed "tally sheets," estimating the benefits that Mr. Will would receive under various assumptions and scenarios. Specifically, Mr. Will's change in control agreement provides that upon a qualifying termination, as described in more detail under the heading "Executive Compensation—Potential Payments Upon Termination or Change in Control," he will be entitled to (i) a lump sum payment equal to three times the sum of his base salary and target annual incentive payment; (ii) welfare benefit continuation for a period of three years and outplacement services for a period of up to two years; (iii) a pro-rata annual incentive payment for the year of termination, assuming target levels of performance or, if higher, actual year-to-date performance; (iv) a cash payment equal to the actuarial value of three additional years of age and service credit under our New Retirement Plan and our Supplemental Benefit and Deferral Plan; and (v) a cash payment equal to the contributions that we would have made on his behalf for a period of three years under our company 401(k) Plan and the related amounts that we would have credited to his account balance under our Supplemental Benefit and Deferral Plan. Mr. Will's change in control agreement does not provide for an excise tax gross-up. The compensation committee determined that Mr. Will's change in control benefits, as set forth in his change in control agreement, and his other severance and retirement benefits, provide for benefits that are consistent with competitive market practices for a chief executive officer and are in the best interests of the company and our stockholders. Additional information regarding Mr. Will's change in control benefits is set forth below under the heading "Executive Compensation—Potential Payments Upon Termination or Change in Control." Additional information regarding the compensation committee's activities with respect to such benefits is set forth above under the heading "Change in Control, Severance, and Retirement Benefits."

Additional information with respect to Mr. Will's total compensation and benefits for 2015, 2016, and 2017 is set forth below under the heading "Executive Compensation."

INDUSTRY REFERENCE GROUP

As noted above, the compensation committee has adopted an Industry Reference Group for use in establishing compensation and incentive levels. The compensation committee's consultant, Exequity, leads a review of the companies in the peer group annually and proposes changes based on quantitative and qualitative assessments of comparability. For 2017, the committee revised the Industry Reference Group so that it comprises the following 18 companies:

Global Industry Classification Standard Subindustry Description	Company Name
Fertilizers and Agricultural Chemicals	Agrium Inc. The Mosaic Company Potash Corporation of Saskatchewan Inc. The Scotts Miracle-Gro Company
Specialty Chemicals	Albemarle Corporation Ashland Global Holdings, Inc. Celanese Corporation Ecolab Inc. International Flavors & Fragrances Inc. PolyOne Corporation RPM International Inc.
Commodity Chemicals	Cabot Corporation Westlake Chemical Corporation
Diversified Chemicals	Eastman Chemical Company FMC Corporation Huntsman Corporation Olin Corporation
Industrial Gases	Air Products and Chemicals, Inc.

For 2016, our peer group also included Ingredion Incorporated (Agricultural Products). Our compensation committee removed Ingredion Incorporated from the reference group because of a low comparability score under the independent compensation consultant's analysis. For 2017, the compensation committee added six new peer companies to the Industry Reference Group: four new Specialty Chemical companies (Ecolab Inc., International Flavors & Fragrances Inc., PolyOne Corporation, and RPM International Inc.); one Commodity Chemicals company (Cabot Corporation); and one Diversified Chemicals company (Olin Corporation). Each of these companies, along with others, were identified as potential additions to our peer group based on Exequity's quantitative assessment. The companies identified as potential peers were then further reviewed on a qualitative basis to ensure relevance and appropriateness. Each of the six new peers were selected for inclusion in our Industry Reference Group based on their comparability scores from Exequity's analysis. A subset of our Industry Reference Group is included in our "peer group" for purposes of the stock price performance graph included within our 2017 Annual Report. We have selected Agrium Inc., The Mosaic Company, and Potash Corporation of Saskatchewan Inc. for this purpose because for 2017 they comprised the members of our Industry Reference Group that were publicly traded manufacturers of fertilizers during 2017 with headquarters in North America. Subsequent to the end of 2017, Agrium and Potash Corporation of Saskatchewan Inc. consummated a merger of equals transaction to form Nutrien Ltd.

FINANCIAL RESTATEMENTS

It is the policy of the Board that the compensation committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers if the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, we will seek to recover any amount determined to have been received inappropriately by an executive officer. The compensation committee includes "clawback" language in the forms of incentive award agreements that we use with executive officers in order to enhance the enforceability of these provisions.

STOCK OWNERSHIP GUIDELINES

The Board believes that our directors and officers should be stockholders of CF Industries and, based on the recommendation of the compensation committee, has established guidelines for stock ownership.

•
Directors will have five years from the date of their appointment or election to achieve stock ownership with a market value equal to five times their annual cash retainer.

•
Officers will have five years from their date of hire or promotion to achieve stock ownership with a market value equal to (i) five times annual base salary in the case of the chief executive officer, (ii) two times annual base salary in the case of the other named executive officers and several other executive officers, and (iii) one times annual base salary in the case of the other officers.

For purposes of these guidelines, any of the following may be used to satisfy the ownership requirements: (i) shares purchased by the individual, (ii) shares retained upon the exercise of a vested stock option, (iii) shares acquired upon the vesting of restricted shares or units, (iv) shares acquired upon the vesting of performance shares or units, (v) shares (including "phantom" shares) held within our qualified and non-qualified deferred compensation and retirement plans, (vi) shares purchased through an employee stock purchase plan, (vii) restricted shares or units, (viii) earned performance shares or units (i.e., shares or units under a performance award for which the primary performance criteria has been achieved, but which remain subject to time-based vesting requirements, without regard to any potential subsequent modification based on additional performance criteria such as a TSR modifier), and (ix) the difference in value between the exercise price and current market price for vested but unexercised options, net of taxes at an assumed maximum tax rate. Non-vested stock options and unearned non-vested performance shares or units are specifically excluded in meeting the ownership requirements.

It is expected that an individual who is subject to the stock ownership guidelines will not sell any shares unless he or she has satisfied the ownership guidelines both before the sale and after giving effect to the shares sold. An individual who has initially satisfied the guidelines but as a result of a subsequent decline in stock prices no longer meets the guidelines is precluded from selling any shares until such time as he or she again satisfies the guidelines. Surrendering shares to the company in order to pay withholding or other taxes on compensation income or pay the exercise price of stock options is not considered a sale of shares for purposes of the guidelines. As of December 31, 2017, each of our directors and officers was in compliance with the stock ownership guideline requirements.

We may facilitate stock ownership by directors and officers through grants of equity-based compensation under our 2014 Equity and Incentive Plan.

TRADING, HEDGING AND PLEDGING RESTRICTIONS

We have a Policy on Insider Trading, which prohibits our directors, officers, and employees from engaging in speculative transactions in our securities. Specifically, it is against our policy to trade in options, warrants, puts and calls, or similar derivatives on our stock, sell our stock "short," or hold our stock in margin accounts. In addition, our policy prohibits our directors and executive officers from pledging our stock as collateral for a loan.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code has limited our federal income tax deduction to $1,000,000 per year for compensation paid to our chief executive officer or certain of the other named executive officers, subject to an exemption for performance-based compensation that meets certain requirements. The Tax Act signed into law on December 22, 2017, eliminated that exemption. However, the Tax Act also provided for a transition rule with respect to compensation provided pursuant to a written binding contract that was in effect on November 2, 2017, and not materially modified after that date. Commencing in 2018, the company's tax deduction with regard to compensation of covered employees generally will be limited to $1 million per taxable year for each officer. We will generally seek to preserve the deductibility of performance-based compensation by meeting the requirements of Section 162(m), as amended by the Tax Act, in accordance with the transition rule applicable to binding contracts in effect on November 2, 2017, to the extent practicable and in the best interests of CF Industries and its stockholders.

COMPENSATION CONSULTANT MATTERS

As noted above, the compensation committee has engaged Exequity, an executive compensation consulting firm, to assist the committee in making recommendations and decisions regarding compensation for our directors and executive officers. Exequity provides no other services to the company.

The compensation committee has determined, after appropriate inquiry (and taking into account the other fees described above), including consideration of Exequity's independence in light of the factors set forth under Rule 10C-1 of the Exchange Act, that no conflicts of interest exist with respect to the firm's engagement as the committee's independent compensation consultant.

COMPENSATION AND BENEFITS RISK ANALYSIS

As noted above, the compensation committee reviewed the potential effects of the various components of our compensation and benefits program for 2017 upon individual and collective behavior and, ultimately, upon our risk profile and our overall approach to risk management. The compensation committee reviewed the following relevant features of:

•
our annual incentive program, including (i) the selection of appropriate performance metrics, (ii) the focus on collective rather than individual behaviors, (iii) the process by which the compensation committee establishes target bonus opportunities as well as threshold, target, and ceiling performance levels, (iv) the consistency of our short-term incentive practices with the practices at comparable companies, (v) the control environment within which business decisions are made, (vi) the periodic reporting to the compensation committee regarding corporate performance, (vii) the discretion the compensation committee has retained to adjust annual incentive payments under appropriate circumstances, and (viii) the "clawback" provisions in our policy regarding financial restatements;

•
our long-term incentive program, including (i) the levels of common stock ownership and equity-based awards held by our executive officers, (ii) the use of RSUs and PRSUs (as well as stock options through 2017) in making stock-based awards to executive officers, (iii) the consistency of our long-term incentive practices with the practices at comparable companies, and (iv) the limitations on trading imposed by our stock ownership guidelines and our Policy on Insider Trading;

•
our change in control benefits, including the facts that the change in control agreements with our executive officers are (i) intended to provide some level of income continuity for an executive officer should his or her employment be terminated by us without cause or by him or her for good reason in connection with a change in control, (ii) designed to avoid unwanted management turnover in the event of a potential change in control, and (iii) designed to ensure that the executive officer's personal interests will remain aligned with the interests of our stockholders in the event of a potential change in control; and

•
our other awards, plans, programs, policies, and practices, including (i) the appropriateness of the incentives created thereby, (ii) the focus on collective rather than individual behaviors, (iii) the control environment, and (iv) the absence of personal objectives and direct financial incentives with respect to raw materials procurement and transactions involving natural gas derivatives.

Based on this review, the compensation committee determined that the company's compensation and benefits program balances risk and potential reward in a manner that is appropriate to the circumstances and in the best interests of the company's stockholders over the long term.

COMPENSATION COMMITTEE REPORT

The compensation committee oversees our compensation and employee benefit plans and practices, including our executive compensation plans, director compensation plans, and other incentive compensation and equity-based plans. The compensation committee is composed of seven non-employee directors and operates under a written charter adopted by the Board. Each member of the compensation committee is independent within the meaning of the rules of the corporate governance standards of the NYSE applicable to compensation committee members. The Board has also determined that all of the members of the committee qualify as "non-employee directors," within the meaning of Rule 16b-3 promulgated under the Exchange Act, and "outside directors," within the meaning of Section 162(m) of the Internal Revenue Code.

The compensation committee held seven meetings during the year ended December 31, 2017 and met in executive session at three of the meetings. The compensation committee also reviewed and discussed with management the compensation discussion and analysis section of this Proxy Statement.

Based on its review and the foregoing meetings and discussions, the compensation committee recommended to the Board that the compensation discussion and analysis section be included in this Proxy Statement and in our Annual Report on Form 10-K for filing with the SEC.

Stephen J. Hagge (Chair)
Stephen A. Furbacher
John D. Johnson
Anne P. Noonan
Edward A. Schmitt
Michael J. Toelle
Theresa E. Wagler

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation we provided with respect to the years ended December 31, 2015, 2016, and 2017 for (i) our principal executive officer, (ii) our principal financial officer, and (iii) our three other most highly compensated executive officers (as determined on the basis of their total compensation for 2017 other than changes in pension value and nonqualified deferred compensation earnings). We refer to these individuals in this Proxy Statement as our "named executive officers."

Name and Principal Position(1)	Year	Salary(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-equity Incentive Plan Compensation(2)(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)(6) ($)	All Other Compensation(7) ($)	Total ($)
W. Anthony Will	2017	1,150,000	2,919,938	3,180,429	1,956,200	81,041	174,407	9,462,015
President and Chief Executive	2016	1,150,000	2,041,560	3,060,026	—	57,544	128,383	6,437,513
Officer	2015	1,000,000	1,399,819	2,099,995	1,043,800	40,616	97,769	5,681,999
Dennis P. Kelleher	2017	625,000	900,017	900,103	708,800	38,167	70,225	3,242,312
Senior Vice President and Chief	2016	625,000	560,465	840,041	—	31,739	62,393	2,119,637
Financial Officer	2015	575,000	440,114	660,022	350,100	19,062	60,162	2,104,460
Douglas C. Barnard	2017	530,000	625,026	600,094	534,200	38,500	54,292	2,382,112
Senior Vice President, General	2016	530,000	360,121	539,994	—	34,084	49,842	1,514,041
Counsel, and Secretary	2015	500,000	299,919	449,974	304,400	27,432	49,489	1,631,214
Christopher D. Bohn(8)	2017	500,000	539,991	510,076	441,000	30,452	48,282	2,069,801
Senior Vice President,	2016	500,000	299,973	450,025	—	24,305	40,864	1,315,167
Manufacturing and Distribution
Bert A. Frost	2017	575,000	710,061	690,112	579,600	36,570	60,073	2,651,416
Senior Vice President, Sales,	2016	575,000	400,326	600,003	—	30,012	56,078	1,661,419
Market Development and Supply	2015	525,000	339,886	510,008	319,700	21,548	55,588	1,771,730
Chain

(1)
Total compensation for each of the named executive officers increased in 2017 compared to 2016 primarily as a result of the annual incentive awards earned by the officers based on our 2017 performance and the additional RSUs granted to our named executive officers as a supplemental performance alignment award in 2017. Additional information with respect to the annual incentive awards for 2017 is set forth above under the heading "Compensation Discussion and Analysis—2017 Cash Compensation" and the supplemental performance alignment awards are described above under the heading "Compensation Discussion and Analysis—2017 Long-term Incentives."

(2)
Amounts in these two columns represent base salary and non-equity incentive plan compensation earned in 2015, 2016, and 2017 regardless of when such amounts are paid in cash.

(3)
Amounts in these two columns represent the grant date fair value computed in accordance with FASB ASC Topic 718 of the stock option, RSU and PRSU awards that we granted to the named executive officers pursuant to our Equity and Incentive Plans. Our assumptions with respect to the FASB ASC Topic 718 valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2017. Additional information with respect to the outstanding stock option, RSU and PRSU awards is set forth below under the headings "Grants of Plan-based Awards" and "Outstanding Equity Awards at Fiscal Year End." In accordance with SEC rules, the aggregate grant date fair value of the PRSUs is calculated based on the probable outcome of the performance conditions as of the grant date, which, for the PRSU reflected in this table, was target level performance. Therefore, values in the table for PRSU awards are computed by multiplying the number of shares of stock to be delivered assuming target level performance multiplied by the grant date fair value of each PRSU ($45.37 for the awards granted in 2017). If maximum level performance were assumed to be achieved, then the grant date fair value of each of the 2017 PRSU awards (computed by multiplying the number of shares of stock to be delivered assuming maximum level performance multiplied by the closing price for our stock ($30.95 per share) on the NYSE on the grant date) would have been as follows: $1,590,582 for Mr. Will; $450,075 for Mr. Kelleher; $300,277 for Mr. Barnard; $255,338 for Mr. Bohn; and $345,216 for Mr. Frost.

(4)
Amounts in this column represent amounts that the named executive officers earned with respect to the years ended December 31, 2015, 2016, and 2017 as the result of annual incentive awards we granted to the named executive officers pursuant to our non-equity incentive plan. Additional information with respect to these annual incentive awards for 2017 is set forth above under the heading "Compensation Discussion and Analysis—2017 Cash Compensation" and below under the heading "Grants of Plan-based Awards."

(5)
Amounts in this column represent only the change during the particular year in the actuarial present value of the named executive officer's accumulated pension benefits under our New Retirement Plan (a tax-qualified defined benefit pension plan) and our Supplemental Benefit and Deferral Plan (a nonqualified benefits restoration and deferred compensation plan). Our assumptions with respect to the determination of this value are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2017. For this purpose, we have also assumed retirement at age 65. Additional information with respect to our defined benefit pension plans is set forth below under the heading "Pension Benefits."

(6)
This column does not include any above-market or preferential earnings with respect to nonqualified deferred compensation, since all earnings were determined by a third-party plan administrator and set to equal the published total return on notional capital market investments selected in advance by the named executive officers. Additional information with respect to the named executive officers' nonqualified deferred compensation earnings is set forth below under the heading "Nonqualified Deferred Compensation."

(7)
Amounts in this column for 2017 represent (i) employer contributions and credits to the company 401(k) Plan (a tax-qualified defined contribution retirement plan), which we refer to herein as our 401(k) Plan, and to our Supplemental Benefit and Deferral Plan, (ii) employer-paid term life insurance premiums, and (iii) dividend equivalents on RSUs, in each case as set forth in the following table:

Name	Employer Contributions and Credits to Retirement Plans ($)	Employer-paid Life Insurance Premiums ($)	Dividend Equivalents on RSUs ($)	Total* ($)
W. Anthony Will	68,704	1,370	104,333	174,407
Dennis P. Kelleher	36,977	857	32,391	70,225
Douglas C. Barnard	31,182	727	22,383	54,292
Christopher D. Bohn	28,892	686	18,704	48,282
Bert A. Frost	33,890	789	25,394	60,073

*
For each named executive officer, excludes perquisites and other personal benefits unless the total value of all perquisites and other personal benefits for that named executive officer is $10,000 or more.

  Mr. Will received no additional compensation for service as a director. None of the named executive officers received additional compensation for their service as a director or executive officer of TNGP.

(8)
2016 was Mr. Bohn's first year as a named executive officer.

Grants of Plan-based Awards

The following table shows all plan-based awards that we granted for the year ended December 31, 2017 to each of the named executive officers. Additional information regarding these awards is set forth above under the heading "Summary Compensation Table."

			Estimated Future Payouts Under Non-equity Incentive Plan Awards(2)
												Grant Date Fair Value of Stock and Option Awards(6) ($)
									All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	All Other Option Awards: Number of Securities Underlying Options(5) (#)
						Estimated Future Payouts Under Equity Incentive Plan Awards(3)					Exercise or Base Price of Option Awards ($/Sh)
Name	Type of Award(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
W. Anthony Will	STI	12/13/2016	776,250	1,552,500	3,000,000	—	—	—	—	—	—	—
	PRSU	3/3/2017	—	—	—	11,680	23,360	51,392	—	—	—	1,059,843
	RSU	3/3/2017	—	—	—	—	—	—	60,100	—	—	1,860,095
	SO	3/3/2017	—	—	—	—	—	—	—	415,140	30.95	3,180,429
Dennis P. Kelleher	STI	12/13/2016	281,250	562,500	1,125,000	—	—	—	—	—	—	—
	PRSU	3/3/2017	—	—	—	3,305	6,610	14,542	—	—	—	299,896
	RSU	3/3/2017	—	—	—	—	—	—	19,390	—	—	600,121
	SO	3/3/2017	—	—	—	—	—	—	—	117,490	30.95	900,103
Douglas C. Barnard	STI	12/13/2016	212,000	424,000	848,000	—	—	—	—	—	—	—
	PRSU	3/3/2017	—	—	—	2,205	4,410	9,702	—	—	—	200,082
	RSU	3/3/2017	—	—	—	—	—	—	13,730	—	—	424,944
	SO	3/3/2017	—	—	—	—	—	—	—	78,330	30.95	600,094
Christopher D. Bohn	STI	12/13/2016	175,000	350,000	700,000	—	—	—	—	—	—	—
	PRSU	3/3/2017	—	—	—	1,875	3,750	8,250	—	—	—	170,138
	RSU	3/3/2017	—	—	—	—	—	—	11,950	—	—	369,853
	SO	3/3/2017	—	—	—	—	—	—	—	66,580	30.95	510,076
Bert A. Frost	STI	12/13/2016	230,000	460,000	920,000	—	—	—	—	—	—	—
	PRSU	3/3/2017	—	—	—	2,535	5,070	11,154	—	—	—	230,026
	RSU	3/3/2017	—	—	—	—	—	—	15,510	—	—	480,035
	SO	3/3/2017	—	—	—	—	—	—	—	90,080	30.95	690,112

(1)
Type of Award:

STI	Short-Term Incentive Plan
PRSU	Performance Vesting Restricted Stock Unit
RSU	Restricted Stock Unit
SO	Stock Option
(2)
Messrs. Will, Kelleher, Barnard, Bohn, and Frost were assigned target award opportunities equal to 135%, 90%, 80%, 70%, and 80% of their respective base salaries. The terms and conditions of these awards are described above under the heading "Compensation Discussion and Analysis—2017 Cash Compensation." We recently determined the amounts that each of the named executive officers had earned with respect to these awards, based on our corporate performance for 2017, as set forth above under the heading "Compensation Discussion and Analysis—2017 Cash Compensation—Approval of Annual Incentive Payments for 2017" and "Summary Compensation Table."

(3)
The amounts in the "Threshold," "Target," and "Maximum" columns reflect the PRSU opportunity awarded during 2017. The terms and conditions of these awards are described above under the heading "Compensation Discussion and Analysis—2017 Long-term Incentives." As stated in that section, on the grant date, the compensation committee approved dollar-denominated PRSU awards for the individual executive officers. After the close of business on the grant date, the dollar-denominated awards were translated into an actual number of PRSUs using that day's closing price for our stock on the NYSE as the input to valuation formulas recommended by our outside compensation consultant and approved in advance by the compensation committee and a Monte-Carlo simulation. As further described in that section, these awards will vest on the third anniversary of the grant date, subject to the attainment of the performance goals for the performance period and subject to earlier forfeiture or accelerated vesting. The dollar value of each PRSU at the time of grant was $45.37. The PRSUs accrue dividend equivalents during the performance and vesting period. Upon vesting, holders of PRSUs will be paid a cash equivalent of the dividends paid on our common stock during the performance and vesting period based on the number of shares of stock, if any, delivered upon the settlement of the PRSUs.

(4)
The amounts shown in this column represent the RSUs granted to our named executive officers in connection with setting the officers' target compensation for 2017 and the additional RSUs granted to our named executive officers as a supplemental performance alignment award. All of the RSUs granted in 2017 will vest and be settled in shares of common stock on the third anniversary of the grant date, subject to earlier forfeiture or accelerated vesting. We will pay dividend equivalents in cash on the RSUs to the named executive officers during the vesting period. The terms and conditions of these RSU awards are described above under the heading "Compensation Discussion and Analysis—2017 Long-term Incentives."

(5)
Subject to earlier forfeiture or accelerated vesting, the options granted during 2017 will generally become exercisable in three equal annual installments following the date of grant and will expire ten years from the date of grant. The terms and conditions of these stock option awards are described above under the heading "Compensation Discussion and Analysis—2017 Long-term Incentives."

(6)
Amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 of the stock option, RSU and PRSU awards that we granted to the named executive officers during 2017. Our assumptions with respect to the FASB ASC Topic 718 valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2017.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning the outstanding equity awards held as of December 31, 2017 by each of the named executive officers. Additional information with respect to the equity awards granted during 2017 is set forth above under the heading "Grants of Plan-based Awards."

	Option Awards(1)				Stock Awards(2)(3)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
W. Anthony Will	24,850	—	25.07	8/11/2018	—	—	—	—
	33,500	—	16.41	8/10/2019	—	—	—	—
	34,000	—	13.41	5/25/2020	—	—	—	—
	37,000	—	16.26	8/10/2020	—	—	—	—
	27,450	—	29.92	8/10/2021	—	—	—	—
	30,475	—	41.59	8/10/2022	—	—	—	—
	44,400	—	38.02	8/12/2023	—	—	—	—
	117,425	—	51.17	3/3/2024	—	—	—	—
	100,040	50,025	62.25	3/3/2025	15,085	641,716	—	—
	113,713	227,427	36.19	3/3/2026	28,180	1,198,777	12,555	534,090
	—	415,140	30.95	3/3/2027	60,100	2,556,654	51,392	2,186,216
Dennis P. Kelleher	53,550	—	34.11	8/22/2021	—	—	—	—
	30,475	—	41.59	8/10/2022	—	—	—	—
	49,950	—	38.02	8/12/2023	—	—	—	—
	56,375	—	51.17	3/3/2024	—	—	—	—
	31,440	15,725	62.25	3/3/2025	4,743	201,767	—	—
	31,216	62,434	36.19	3/3/2026	7,740	329,260	3,445	146,550
	—	117,490	30.95	3/3/2027	19,390	824,851	14,542	618,617
Douglas C. Barnard	23,300	—	25.07	8/11/2018	—	—	—	—
	33,500	—	16.41	8/10/2019	—	—	—	—
	34,000	—	13.41	5/25/2020	—	—	—	—
	33,000	—	16.26	8/10/2020	—	—	—	—
	20,600	—	29.92	8/10/2021	—	—	—	—
	24,400	—	41.59	8/10/2022	—	—	—	—
	36,100	—	38.02	8/12/2023	—	—	—	—
	46,975	—	51.17	3/3/2024	—	—	—	—
	21,435	10,720	62.25	3/3/2025	3,233	137,532	—	—
	20,066	40,134	36.19	3/3/2026	4,970	211,424	2,215	94,226
	—	78,330	30.95	3/3/2027	13,730	584,074	9,702	412,723
Christopher D. Bohn	7,500	—	18.56	10/20/2019	—	—	—	—
	10,000	—	13.41	5/25/2020	—	—	—	—
	14,000	—	16.26	8/10/2020	—	—	—	—
	6,850	—	29.92	8/10/2021	—	—	—	—
	8,125	—	41.59	8/10/2022	—	—	—	—
	13,900	—	38.02	8/12/2023	—	—	—	—
	18,800	—	51.17	3/3/2024	—	—	—	—
	18,575	9,295	62.25	3/3/2025	2,803	119,240	—	—
	16,723	33,447	36.19	3/3/2026	4,140	176,116	1,845	78,486
	—	66,580	30.95	3/3/2027	11,950	508,353	8,250	350,955
Bert A. Frost	23,675	—	9.73	12/11/2018	—	—	—	—
	29,500	—	16.41	8/10/2019	—	—	—	—
	49,500	—	16.26	8/10/2020	—	—	—	—
	27,450	—	29.92	8/10/2021	—	—	—	—
	30,475	—	41.59	8/10/2022	—	—	—	—
	44,400	—	38.02	8/12/2023	—	—	—	—
	61,075	—	51.17	3/3/2024	—	—	—	—
	24,295	12,150	62.25	3/3/2025	3,663	155,824	—	—
	22,296	44,594	36.19	3/3/2026	5,530	235,246	2,460	104,648
	—	90,080	30.95	3/3/2027	15,510	659,795	11,154	474,491

(1)
The stock options were granted on the dates that are ten years prior to the option expiration dates shown in the same row of the table in each instance. Subject to earlier forfeiture or accelerated vesting, (i) the options granted on May 25, 2010 became exercisable on the third anniversary following the date of grant and will expire ten years from the date of grant and (ii) the other options shown in the table will generally become exercisable in three equal annual installments following the date of grant and will expire ten years from the date of grant. The accelerated vesting provisions and the other terms and conditions of the option awards granted in 2017 are described above under the heading "Compensation Discussion and Analysis—2017 Long-term Incentives."

(2)
Commencing in 2014, RSUs and PRSUs have been granted to our executive officers. The RSUs and PRSUs were granted on the same dates as the stock options shown in the same row of the table in each instance.

(3)
The RSU and the PRSU awards will vest on the third anniversary of the grant date, subject to earlier forfeiture or accelerated vesting and subject in the case of the PRSU awards to the attainment of the performance goals for the performance period. Until vested, the awards may not be sold, assigned, transferred, donated, pledged, or otherwise disposed of (except by will or the laws of descent and distribution). We will pay dividend equivalents in cash on the RSUs during the vesting period. The PRSUs accrue dividend equivalents during the performance and vesting period. Upon vesting, holders of PRSUs will be paid a cash equivalent of the dividends paid on our common stock during the performance and vesting period based on the number of shares of stock, if any, delivered in settlement of the PRSUs. The accelerated vesting provisions and the other terms and conditions of the stock awards granted in 2017 are described above under the heading "Compensation Discussion and Analysis—2017 Long-term Incentives."

(4)
Reflects RSUs awarded in 2015, 2016 and 2017 and PRSUs awarded in 2015 (for which the performance period ended at December 31, 2017). In accordance with SEC rules, the number of PRSUs reported assumes attainment of the performance goals at the threshold level. The performance goals actually attained were below the threshold level, and therefore no shares were delivered to the named executive officers in settlement of the units.

(5)
Reflects PRSUs awarded in 2016 (for which the performance period ends at December 31, 2018) and 2017 (for which the performance period ends at December 31, 2019). With respect to the units awarded in 2016, actual performance through December 31, 2017 was below the threshold level and, in accordance with SEC rules, the number of 2016 units reported assumes achievement of the threshold performance level. With respect to the units awarded in 2017, actual performance through December 31, 2017 was at the maximum level and, in accordance with SEC rules, the number of 2017 units reported assumes achievement of the maximum performance level.

(6)
The value shown is based on the closing price for our stock ($42.54 per share) on the NYSE on December 29, 2017 (the last trading day of 2017).

Option Exercises and Stock Vested

The following table sets forth certain information concerning stock option exercises by each of the named executive officers and the vesting of RSUs held by each of the named executive officers during the year ended December 31, 2017.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
W. Anthony Will	43,500	899,955	9,775	302,536
Dennis P. Kelleher	—	—	4,700	145,465
Douglas C. Barnard	—	—	3,900	120,705
Christopher D. Bohn	—	—	1,575	48,746
Bert A. Frost	7,500	200,824	5,075	157,071

(1)
The value realized on the exercise of stock options was calculated based on the difference between the exercise price of the stock options and (i) the sale price of underlying shares of stock that were sold immediately following exercise or (ii) if the underlying shares of stock were held following exercise, the closing price for our stock on the NYSE on the exercise date.

(2)
The value realized on vesting of stock awards was computed by multiplying the number of shares of stock vesting by the closing price for our stock on the NYSE on the vesting date.

Pension Benefits

The following table sets forth certain information concerning accumulated retirement benefits as of December 31, 2017, for each of the named executive officers.

Name	Plan Name(1)	Number of Years Credited Service(2) (#)	Present Value of Accumulated Benefit(2)(3) ($)	Payments During Last Fiscal Year ($)
W. Anthony Will	New Retirement Plan	10.7	67,712	—
	Supplemental Benefit and Deferral Plan	10.7	170,673	—
Dennis P. Kelleher	New Retirement Plan	6.3	57,638	—
	Supplemental Benefit and Deferral Plan	6.3	69,820	—
Douglas C. Barnard	New Retirement Plan	14	78,285	—
	Supplemental Benefit and Deferral Plan	14	69,344	—
Christopher D. Bohn	New Retirement Plan	8.3	61,697	—
	Supplemental Benefit and Deferral Plan	8.3	31,370	—
Bert A. Frost	New Retirement Plan	9.1	65,484	—
	Supplemental Benefit and Deferral Plan	9.1	66,089	—

(1)
We maintain a defined benefit pension plan named the CF Industries Holdings, Inc. Pension Plan (the "Pension Plan"). Supplement A of the Pension Plan, which we refer to herein as the New Retirement Plan, is a tax qualified defined benefit pension plan that became effective on January 1, 2013, under which all domestic employees (including executive officers) became eligible to participate as of January 1, 2013, except for those employees who participate in Supplement B of the Pension Plan. Supplement B of the Pension Plan is our historic defined benefit pension plan, which we refer to herein as the Old Retirement Plan and which was closed to new participants on December 31, 2003. Our named executive officers are ineligible to participate in our Old Retirement Plan because their employment commenced after our Old Retirement Plan had been closed to new participants. Our Supplemental Benefit and Deferral Plan is a nonqualified benefits restoration and deferred compensation plan.

(2)
The annual pension benefit under our New Retirement Plan assuming retirement at age 65 is equal to the actuarial equivalent of a participant's cash balance account expressed as a single-life annuity payable monthly. The company provides an annual credit to each participant's cash balance account equal to a percentage of the participant's eligible compensation determined based on a participant's years of service (as set forth in the table below). Each participant's cash balance account will earn an annual return based on the greater of (i) the annual yield on 10-year treasury nominal securities and (ii) 3% annual interest.

Completed Years of Cash Balance Service as of the Last Day of the Plan Year for Which the Pay Credit is Credited	Pay Credit as a Percentage of Compensation for the Plan Year
Fewer than 5	4%
At least 5 but fewer than 10	5%
At least 10 but fewer than 15	6%
At least 15	7%

  Benefits under our New Retirement Plan are paid in a straight life annuity or qualified joint and survivor annuity for unmarried and married participants, respectively, unless the participant has elected another form of annuity payment permitted under our New Retirement Plan or a lump sum payment. In the event of a participant's death while an active employee, a benefit is payable to a participant's beneficiary as a lump sum to the extent the beneficiary is not the participant's spouse and solely with respect to spousal beneficiaries, either a lump sum or an annuity. A participant who has not reached the age of 65, but has completed three years of vesting service may be eligible to receive a monthly retirement benefit under the New Retirement Plan.

(3)
Amounts in this column represent the actuarial present value of the named executive officers' accumulated pension benefits under our New Retirement Plan and our Supplemental Benefit and Deferral Plan. Our assumptions with respect to the determination of this value are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2017. For this purpose, we have also assumed retirement at age 65. Additional information with respect to the aggregate change over the past year in the actuarial present value of the named executive officers' accumulated pension benefits under these plans is set forth above under the heading "Summary Compensation Table."

Nonqualified Deferred Compensation

The following table sets forth certain information concerning nonqualified deferred compensation arrangements under our Supplemental Benefit and Deferral Plan for each of the named executive officers with respect to fiscal year 2017.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
W. Anthony Will	52,800	52,800	233,114	—	833,713
Dennis P. Kelleher	21,300	21,300	48,299	—	332,565
Douglas C. Barnard	15,600	15,600	174,944	—	932,983
Christopher D. Bohn	12,692	12,692	47,574	—	338,997
Bert A. Frost	18,300	18,300	68,085	—	448,844

(1)
Under our Supplemental Benefit and Deferral Plan, each of the named executive officers may elect to defer (i) up to 6% of his base salary in excess of the annual compensation limit under Section 401(a)(17) of the Internal Revenue Code and (ii) up to 100% of his annual incentive payment. Amounts in this column represent the amounts we credited to the accounts of the named executive officers during 2017. There is typically an administrative delay between the time when a participant defers income under the plan and the time when we subsequently credit the participant's account. As a result of this delay, the amounts that we credited to the named executive officers' accounts during 2017 differ slightly from the amounts that the named executive officers deferred during 2017. All amounts included under "Executive Contributions" are also included in the "Salary" or "Non-Equity Incentive Plan Compensation" columns of the Summary Compensation Table on page 64.

(2)
For 2017, for each named executive officer who elects to defer any of his base salary in excess of the annual compensation limit, we match (through further such credits to his deemed account) the portion (up to 6%) of his excess base salary that he elects to defer. Amounts in this column represent the amounts we credited to the accounts of the named executive officers during 2017. These credits are also reported in the "All Other Compensation" column of the Summary Compensation Table on page 64.

(3)
Under our Supplemental Benefit and Deferral Plan, each of the named executive officers makes notional investments of his account balance from time to time in shares of (i) our common stock or (ii) the public mutual funds we offer to our employees as investment alternatives under our 401(k) Plan. In order to make these notional investments, the named executive officer notifies the third-party plan administrator of his selections. The plan administrator then tracks the published total return on the actual securities underlying the named executive officer's notional investments, and we credit or debit the named executive officer's deemed account balance accordingly. Since all such credits and debits are determined by a third-party plan administrator and set to equal the published total return on notional capital market investments selected in advance by the named executive officers, none of the amounts shown in this column are reported as above-market or preferential earnings on nonqualified deferred compensation in the Summary Compensation Table.

(4)
In general, deferred amounts are paid out in a lump sum upon the termination of the named executive officer's employment. The aggregate balance consists of executive contributions, company matching credits, and credits reflecting returns on the notional investments. The following amounts of the reported aggregate balance were compensation for 2015 or 2016 and are included in the "Salary" or "Non-Equity Incentive Plan Compensation" columns (in the case of executive contributions) or the "All Other Compensation" column (in the case of company matching credits) of the Summary Compensation Table on page 64 for those years for the named executive (except that information for Mr. Bohn is only shown for 2016, his first year as a named executive officer):

Name	Executive Contributions in 2015 ($)	Registrant Contributions in 2015 ($)	Executive Contributions in 2016 ($)	Registrant Contributions in 2016 ($)
W. Anthony Will	43,408	43,408	52,962	52,962
Dennis P. Kelleher	40,510	18,202	21,554	21,554
Douglas C. Barnard	13,754	13,754	15,872	15,872
Christopher D. Bohn	—	—	53,125	13,985
Bert A. Frost	42,821	15,237	44,130	18,554

Potential Payments Upon Termination or Change in Control

We have entered into change in control agreements with each of the named executive officers, each of which remains currently in effect. Under the terms of the change in control agreements, the named executive officer is entitled to receive certain payments and benefits from us upon a qualifying termination, specifically if we terminate his employment without cause (other than by reason of his death or disability) or if he resigns because of good reason, in either case within the period of 24 months following (or in certain cases prior to) a change in control (as such terms are defined in the agreements).

Under the change in control agreements, a named executive officer will be deemed to have good reason if we:

•
fail to pay his specified annual salary or provide certain benefits;

•
assign him duties inconsistent with his current position or substantially and adversely alter his responsibilities;

•
fail to continue any compensation plan that constitutes a material portion of his compensation; or

•
change his primary employment location by more than 35 miles.

Following a qualifying termination, the change in control agreements for each named executive officer provide for (i) a lump sum payment to the named executive officer equal to two times (or, three times in the case of Mr. Will) the sum of his base salary and target annual incentive payment; (ii) welfare benefit continuation for a period of two years (or three years, in the case of Mr. Will) and outplacement services for a period of up to two years; and (iii) a pro-rata annual incentive payment for the year of termination, assuming target levels of performance or, if higher, actual year-to-date performance.

In addition, if the named executive officer is otherwise eligible to participate in our New Retirement Plan, he will receive a cash payment equal to the actuarial value of two additional years (or, three additional years in the case of Mr. Will) of age and service credit under the plan and will be credited with two additional years (or, three additional years in the case of Mr. Will) of age and service credit under our Supplemental Benefit and Deferral Plan. If the named executive officer is not fully vested in his benefits under these plans, he will also receive a cash payment equal to his unvested benefits.

The named executive officer will also receive a cash payment equal to the contributions that we would have made on his behalf for a period of two years (or, three years in the case of Mr. Will) under our 401(k) Plan and the related amounts that we would have credited to his account balance under our Supplemental Benefit and Deferral Plan. If the named executive officer is not fully vested in his benefits under these plans, he will also receive a cash payment equal to his unvested benefits.

The named executive officer will not be obligated to seek other employment in mitigation of the payments and benefits to be provided, and no such other employment will reduce our obligation to make such payments and to provide such benefits to him under the agreements.

The change in control agreements of the named executive officers, other than Messrs. Will, Kelleher and Bohn, further provide that, if any of the payments to the named executive officer become subject to the "golden parachute" excise tax imposed by Section 4999 of the Internal Revenue Code, the named executive officer will be entitled to receive an additional gross-up payment such that, after payment by him of all taxes, including any excise tax imposed upon the gross-up payment, he will receive the net after-tax benefit that he would have received had the excise tax not been imposed. For Messrs. Will, Kelleher, and Bohn, payments that would be subject to the excise tax will be reduced to the greatest amount that he may receive without becoming subject to the excise tax, unless he would be better off on an after-tax basis (including following application of the excise tax) receiving the full amount of such payments, in which case no such reduction will be applied.

Each of the named executive officers will be required to sign a release of claims at the time of the qualifying termination as a condition to receiving any such payments or benefits from us under his change in control agreement.

In addition, upon a change in control (as defined in our Equity and Incentive Plans) the restrictions, limitations, and conditions applicable to outstanding RSUs, PRSUs, stock options, and other plan-based awards will lapse, any performance goals will be deemed to be fully achieved, and the awards will become fully vested and exercisable, which for the annual incentive payment means payment at target-level performance, pro-rated for the portion of the year the executive officer was employed prior to the change in control, as set forth in the applicable incentive award letter.

In December 2014, the Board adopted a policy whereby the company will not in the future enter into any new agreements with its named executive officers that include Internal Revenue Code Section 280G excise tax "gross-up" provisions with respect to payments contingent on a change in control of the company.

Assuming a change in control had occurred on December 31, 2017, with a transaction price equal to the closing price for our stock ($42.54 per share) on the NYSE as of December 29, 2017 (the last trading day of 2017), each of the named executive officers would have been entitled to receive the following estimated severance benefits upon a qualifying termination of his employment on such date:

Name	Severance Amount(1) ($)	Defined Benefit Pension Plan Enhancement(2) ($)	Retirement Savings Plan Enhancement(3) ($)	Early Vesting of Restricted Stock Units(4) ($)	Early Vesting of Stock Options(5) ($)	Other Change in Control Benefits(6) ($)	Estimated Excise Tax Gross Up(7) ($)	Total ($)
W. Anthony Will	9,660,000	207,000	207,000	6,622,415	6,255,634	97,316	—	23,049,365
Dennis P. Kelleher	2,937,500	62,500	75,000	1,981,513	1,758,165	61,812	—	6,876,490
Douglas C. Barnard	2,332,000	—	63,600	1,344,051	1,162,696	74,742	—	4,977,089
Christopher D. Bohn	2,050,000	55,000	60,000	1,150,494	984,051	74,852	—	4,374,397
Bert A. Frost	2,530,000	—	69,000	1,515,488	1,327,199	74,866	—	5,516,553

(1)
This amount represents a cash payment to the named executive officer equal to (i) two times (or, in the case of Mr. Will, three times) the sum of his base salary and target annual incentive payment plus (ii) an annual incentive payment for the year of termination, assuming target level of performance.

(2)
This amount represents a cash payment to the named executive officer equal to the contributions that we would have made on his behalf for a period of two years (or, in the case of Mr. Will, three years), assuming each named executive officer contributed the maximum allowable amount under our New Retirement Plan (a tax-qualified defined benefit pension plan) and the related amounts we would have credited to his account balance under our Supplemental Benefit and Deferral Plan (a nonqualified benefits restoration and deferred compensation plan).

(3)
This amount represents a cash payment to the named executive officer equal to the contributions that we would have made on his behalf for a period of two years (or, in the case of Mr. Will, three years), assuming each named executive officer contributed the maximum allowable amount under our 401(k) Plan and the related amounts we would have credited to his account balance under our Supplemental Benefit and Deferral Plan.

(4)
This amount represents the value attributable to the accelerated vesting of outstanding awards of RSUs and PRSUs held by the named executive officer, which is deemed to equal the market value on December 31, 2017 of the RSUs and PRSUs that would otherwise have been unvested as of such date. Payout value of PRSUs granted during 2015, 2016, and 2017 assumes target performance level.

(5)
This amount represents the value attributable to the accelerated vesting of outstanding stock option awards held by the named executive officer, which is deemed to equal, for each stock option that would otherwise have been unvested as of such date, the amount by which (x) the aggregate market value on December 31, 2017 of the underlying stock exceeded (y) the aggregate exercise price of the stock option.

(6)
This amount represents the present value of the continuation of certain welfare benefits for the named executive officer for a period of two years (or, in the case of Mr. Will, three years) and the value of outplacement services for the named executive officer for a period of up to two years.

(7)
This amount represents an excise tax gross-up payment for the named executive officer such that, after payment by him of all taxes, including any excise tax imposed upon the gross-up payment, he will receive the net after-tax benefit he would have received had the excise tax not been imposed under Section 4999 of the Internal Revenue Code.

CEO Pay Ratio

In 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd—Frank Act"), the SEC adopted a rule requiring annual disclosure of the ratio of our median employee's annual total compensation to the annual total compensation of our principal executive officer. The company's principal executive officer is Mr. Will.

Mr. Will had 2017 annual total compensation of $9,462,015, as reflected in the Summary Compensation Table included under the heading "Executive Compensation." Our median employee's 2017 annual total compensation was $108,533. As a result, we estimate that Mr. Will's 2017 annual total compensation was approximately 87 times that of our median employee.

We identified our median employee by examining the 2017 total cash compensation (base salary and cash bonus) for all individuals, excluding our chief executive officer, who were employed by us on December 31, 2017. We included all employees, whether employed on a full-time, temporary or part-time basis. We did not make any assumptions, adjustments (including cost-of-living adjustments) or use any estimates with respect to determining total cash compensation, except that we annualized the compensation for our full-time and part-time permanent employees who were not employed by us for all of 2017. After identifying the median employee based on total cash compensation, we calculated the annual total compensation for such employee using the same methodology we use for our named executive officers as required to be set forth in the Summary Compensation Table included in this Proxy Statement.

PROPOSAL 3: RATIFICATION OF PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS GRANTING STOCKHOLDERS THE ABILITY TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

The Board is seeking stockholder ratification of the retention of the provisions of the company's certificate of incorporation and bylaws that give holders of record of at least twenty-five percent (25%) of the voting power of all outstanding shares of our common stock the ability, subject to satisfaction of specified procedural requirements and limitations, to require the company to call a special meeting of stockholders (the "Special Meeting Provisions"). The Board believes that the company's mechanism, described below, for stockholder-initiated special meetings continues to be appropriate and in the best interests of the company and its stockholders.

Prior to our 2014 annual meeting of stockholders, our certificate of incorporation and bylaws provided that a special meeting of stockholders could be called only by the chairman of the Board, our president or the Board. At our 2014 annual meeting of stockholders, the Board recommended that stockholders approve, and the stockholders approved, an amendment to our certificate of incorporation to grant holders of not less than 25% of our outstanding common stock the right to call a special meeting of stockholders subject to applicable procedural requirements and limitations (the "Special Meeting Charter Provisions"). In connection with the Special Meeting Charter Provisions, the Board approved corresponding changes to our bylaws, which became effective upon effectiveness of the Special Meeting Charter Provisions, establishing procedural requirements and limitations applicable to stockholder-initiated special meetings.

Ratification of Retention of the Special Meeting Provisions

The Special Meeting Provisions comprise (1) the Special Meeting Charter Provisions, which are set forth in Article IX(B) of our certificate of incorporation, and (2) Section 3 of Article II of our bylaws (the "Special Meeting Bylaw Provisions"), and may be summarized as follows:

•
One or more stockholders of record owning shares representing at least 25% of the outstanding shares of common stock of the company have the ability to require the company to call a special meeting of the stockholders.

•
Stock ownership is determined under a "net long" standard to provide assurance that stockholders seeking to call a special meeting possess both (i) full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares.

•
Stockholders seeking to call a special meeting are required to submit to the company's secretary a written request in proper form and provide information similar to the information required under the company's advance notice bylaw provisions for stockholder proposals or nominations at annual meetings.

•
The right of stockholders to call a special meeting is subject to certain limitations designed to prevent duplicative and unnecessary meetings by eliminating proposals that, among other things:

•
are not proper subjects for stockholder action under applicable law;

•
are received during the period beginning 90 days prior to the first anniversary of the prior annual meeting of stockholders and ending on the date of the next annual meeting of stockholders;

  •
  are substantially similar to another item, other than the election or removal of directors, that was presented at a meeting of stockholders held within the prior 12 months;

  •
  are for the election or removal of directors and the election or removal of directors was presented at a meeting of stockholders held within the prior 90 days; or

  •
  are substantially similar to another item that is included in our notice of meeting as an item of business to be brought before a stockholder meeting that has been called but not yet held or that is called for a date within 120 days of the company's receipt of the special meeting request.

The foregoing general description of the Special Meeting Provisions is qualified in its entirety by reference to the text of the Special Meeting Charter Provisions, a copy of which is included in Appendix A to this proxy statement, and the Special Meeting Bylaw Provisions, a copy of which is included in Appendix B to this proxy statement.

Purpose of the Special Meeting Provisions

Board Consideration of Appropriate Stockholder Special Meeting Rights. The Board has evaluated a number of different factors in adopting and retaining the existing right of stockholders to call a special meeting, including stockholder interest in having a meaningful right to call a special meeting, the resources required to convene a special meeting, and the opportunities stockholders otherwise have to engage with the Board and senior management in between annual meetings.

Existing Right Takes into Account Significant Costs Associated with Special Stockholder Meetings and is Designed to Ensure that Stockholder-Initiated Special Meeting will be Called only if Significant Portion of Stockholder Base Believes in Urgency of Holding such Special Meeting. Organizing and preparing for a special meeting involves significant commitment of management time and attention, reducing management's capacity to focus on other business priorities, and imposes substantial legal, administrative and distribution costs on the company. The Board believes that special meetings should be called only to consider extraordinary matters that are of interest to a broad base of stockholders and must be addressed before the next annual meeting. The current 25% ownership threshold is designed to strike a balance between assuring that stockholders have a meaningful right to call a special meeting and protecting against the risk that a small minority of stockholders with narrow or special interests could request one or more special meetings that could impose unnecessary costs on the company and disrupt the company's business.

25% Special Meeting Ownership Threshold is Consistent with Market Practice. The existing 25% ownership threshold for our stockholders to call special meetings is consistent with market practice among large U.S. public companies that offer stockholders the right to call a special meeting: Of U.S.-based companies in the S&P 500 the stockholders of which are permitted to call a special meeting, approximately 67% set an ownership threshold of 25% or greater.

Corporate Governance Practices

The Board believes that the existing right of stockholders to call special meetings should be considered in the context of the company's overall corporate governance. The company regularly engages with its stockholders regarding governance matters, obtaining valuable feedback that contributes to the Board's decision-making with respect to such matters. The company has demonstrated accountability and responsiveness to the views and concerns of stockholders by:

•
maintaining an independent chairman of the Board and separate chief executive officer;

•
declassifying the Board;

•
implementing majority voting in uncontested elections of directors;

•
adopting a "proxy access" right for nominating directors;

•
eliminating all supermajority voting provisions from our certificate of incorporation and our bylaws;

•
adopting a policy whereby, if the Board adopts a stockholder rights plan without prior stockholder approval, the Board will submit the stockholder rights plan to the company's stockholders for ratification, or the stockholder rights plan must expire, within one year of such adoption; and

•
establishing stockholders' existing right to call special meetings.

The Board has also established a process to receive communications from stockholders, whereby stockholders may contact any member (or all members) of the Board outside the annual meeting cycle. Consistent with its current practice, the Board will continue to evaluate appropriate corporate governance measures and changes to the company's governance structure, policies and practices that it believes will serve the best interests of the company and its stockholders.

Given the company's strong corporate governance practices and the fact that the existing right of stockholders to call special meetings is aligned with market practices, the Board strongly recommends that stockholders ratify the existing Special Meeting Provisions.

The company has omitted from its proxy materials for the Annual Meeting a stockholder proposal to lower the ownership threshold for our stockholders to call special meetings from 25% to 10%. As discussed above, the Board believes that the existing Special Meeting Provisions, including the 25% ownership threshold, strike a reasonable balance between enhancing stockholder rights and protecting against the risk that a small minority of stockholders could request one or more special meetings that could result in unnecessary financial expense and disruption to the company's business. The Board believes that the company's existing mechanism for stockholder-initiated special meetings continues to be appropriate and an important element of CF's strong corporate governance policies. The company believes that a vote in favor of Proposal 3 is tantamount to a vote against a proposal to lower the ownership threshold for our stockholders to call a special meeting from 25% (as set forth in the existing Special Meeting Provisions) to 10%.

This Proposal 3 is advisory in nature. If the Special Meeting Provisions are not ratified by our stockholders, no immediate changes will be made to the existing Special Meeting Provisions, and our management and the Board will conduct additional stockholder engagement to ensure that the company's corporate governance practices, including the ownership threshold for stockholders' right to call special meetings, remain aligned with the expectations of our stockholders.

BOARD RECOMMENDATION

The Board of Directors Unanimously Recommends that Stockholders Vote "FOR" the Proposal to Ratify the Retention of the Special Meeting Provisions.

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR FOR 2018

The audit committee has selected KPMG as the independent registered public accounting firm to perform the audit of our financial statements and our internal control over financial reporting for 2018. KPMG was our independent registered public accounting firm for the year ended December 31, 2017.

KPMG representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2018. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate governance practice. Should the stockholders fail to provide such ratification, the audit committee will reconsider its approval of KPMG as our independent registered public accountants for 2018. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of CF Industries and its stockholders.

Unless otherwise instructed, we will vote all proxies we receive FOR ratifying the selection of KPMG as the company's independent registered public accounting firm for 2018.

BOARD RECOMMENDATION

The Board unanimously recommends that you vote FOR the proposal to ratify the selection of KPMG as our independent registered public accounting firm for 2018.

AUDIT AND NON-AUDIT FEES

On behalf of CF Industries and its affiliates, the audit committee retained KPMG to audit our consolidated financial statements for 2017. In addition, the audit committee retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2017.

The aggregate fees for professional services provided by KPMG with respect to these various services for 2017 and 2016 were:

	2017	2016
Audit fees(1)	$3,965,000	$3,879,850
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$3,965,000	$3,879,850

(1)
Audit fees consisted principally of audit and review work performed on the consolidated financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits and review of documents filed with the SEC.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting the compensation of, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year's audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the audit committee for approval.

•
Audit services include audit and review work performed on the financial statements and audit work related to internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including statutory audits and review of documents filed with the SEC.

•
Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and consultation regarding financial accounting and reporting standards.

•
Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm's tax personnel, including tax compliance, tax planning, and other tax advice.

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All other services are those services not captured in the audit, audit-related, or tax categories. The company generally doesn't request such services from the independent registered public accounting firm.

Prior to engagement, the audit committee pre-approves independent registered public accounting firm services within each category. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.

The audit committee has delegated specific pre-approval authority to the chair of the audit committee provided that the estimated fee for any such engagement does not exceed $100,000. The chair of the audit committee must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

AUDITOR INDEPENDENCE

We understand the need for KPMG to maintain objectivity and independence in its audit of our financial statements and our internal control over financial reporting. To minimize relationships that could appear to impair the objectivity of KPMG, our audit committee has restricted the non-audit services that KPMG may provide to us primarily to audit-related services and tax services. The committee also has determined that we will only obtain these non-audit services from KPMG when the services offered by KPMG are more effective or economical than services available from other service providers, and, to the extent possible, only after competitive bidding. It is the audit committee's goal that the fees we pay KPMG for non-audit services should not exceed the audit fees paid to KPMG.

Our audit committee has adopted restrictions on our hiring of any KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional, and any other persons having responsibility for providing audit assurance on any aspect of their certification of our financial statements.

AUDIT COMMITTEE REPORT

The audit committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, and the independence and performance of our internal and independent auditors. The audit committee is also responsible for the selection, evaluation, and oversight of our independent auditors. The audit committee is composed of six non-employee directors and operates under a written charter adopted by the Board. Each member of the audit committee is independent within the meaning of the rules of the corporate governance standards of the NYSE applicable to audit committee members.

Management is responsible for the financial reporting process, including establishing and maintaining adequate internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. KPMG, our independent auditor, is responsible for auditing the financial statements. The audit committee's responsibility is to monitor and review these processes. The audit committee relies on the accuracy and completeness of the information provided to it and on the representations made by management and KPMG.

During 2017, the audit committee held nine meetings and met in executive session at each of the five meetings that were held in person and at one of the telephonic meetings. The audit committee reviewed and discussed with management and KPMG the audited consolidated financial statements of CF Industries for the year ended December 31, 2017 and KPMG's evaluation of the company's internal control over financial reporting. The audit committee also discussed with KPMG the matters that are required to be discussed by Auditing Standard No. 1301, "Communications with Audit Committees," issued by the Public Company Accounting Oversight Board and Rule 2-07 of Regulation S-X under the Securities Act of 1933, as amended. In addition, the audit committee received the written disclosures and the letter from KPMG required by the Public Company Accounting Oversight Board regarding the independent auditor's communications with the audit committee concerning independence, and the audit committee discussed with KPMG that firm's independence. The audit committee also considered whether the provision of non-audit services by KPMG was compatible with maintaining its independence.

Based on its review and the foregoing meetings, discussions, and reports, and subject to the limitations on its role and responsibilities referred to above and in the audit committee charter, the audit committee recommended to the Board that the audited consolidated financial statements of CF Industries for the year ended December 31, 2017, as audited by KPMG, be included in our Annual Report on Form 10-K for filing with the SEC. The audit committee selected KPMG as our independent auditor for 2018 and recommended to the Board that the Board seek stockholder ratification of the selection of KPMG.

Theresa E. Wagler (Chair)
Robert C. Arzbaecher
William Davisson
John W. Eaves
Stephen J. Hagge
Robert G. Kuhbach

ANNUAL MEETING INFORMATION

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors of CF Industries Holdings, Inc. of proxies to be voted at our 2018 Annual Meeting of Stockholders and at any adjournment or postponement of such meeting.

You are invited to attend the Annual Meeting on Thursday, May 10, 2018, commencing at 10:00 a.m., local time. The Annual Meeting will be held adjacent to our corporate headquarters at 3 Parkway North, Deerfield, Illinois 60015.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, the company has elected to provide access to its proxy materials via the Internet. Accordingly, the company is sending a Notice of Internet Availability of Proxy Materials to the company's stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the notice. In addition, stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis. The company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the expenses incurred by the company with respect to its annual meetings.

How can I get electronic access to the proxy materials?

The Notice of Internet Availability of Proxy Materials will provide you with instructions regarding how to:

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view on the Internet the company's proxy materials for the Annual Meeting; and

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instruct the company to send future proxy materials to you by email.

Choosing to receive future proxy materials by email will save the company the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

What will be voted on at the Annual Meeting?

At the Annual Meeting, stockholders will be asked to:

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elect as directors the ten nominees named in this Proxy Statement;

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consider and approve an advisory resolution regarding the compensation of our named executive officers;

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ratify provisions in our certificate of incorporation and bylaws granting stockholders the ability to call special meetings of stockholders;

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ratify the selection of KPMG LLP as our independent registered public accounting firm for 2018; and

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consider any other business properly brought before the Annual Meeting.

How many votes do I have?

You will have one vote for every share of CF Industries common stock you owned on March 19, 2018 (the record date). If you were a stockholder of record as of the record date, you will retain your right to vote, even if you sell your shares after the record date.

How many votes can be cast by all stockholders?

The total number of votes that can be cast by all stockholders is 233,358,918, consisting of one vote for each share of common stock that was outstanding on the record date. There is no cumulative voting.

How many votes must be present to hold the Annual Meeting?

A majority of the votes that can be cast must be present for us to hold the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting, so that we will know as soon as possible that enough votes will be present.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy, whether or not you attend the Annual Meeting.

To vote by proxy, you must either:

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if you request printed copies of the proxy materials, fill out the proxy card, date and sign it, and return it in the postage-paid envelope included with the printed materials;

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use the Internet site listed on the Notice of Internet Availability of Proxy Materials and proxy card; or

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call the toll-free telephone number listed on the proxy card.

The telephone and Internet voting procedures set forth on the Notice of Internet Availability of Proxy Materials and proxy card are designed to authenticate stockholders' identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been properly recorded. If you vote by telephone or through the Internet, you should not return your proxy card.

To ensure that your vote is counted, please remember to submit your vote so that we receive it at least one business day prior to the Thursday, May 10, 2018 Annual Meeting.

If you hold your CF Industries common stock in "street name" with a bank, brokerage firm, dealer, trust company, or other nominee, only they can exercise your right to vote with respect to your shares. Please follow the instructions provided to you by your bank, brokerage firm, dealer, trust company, or other nominee to authorize a proxy to vote your shares. If you want to vote in person at the Annual Meeting and you hold your stock in street name, you must obtain a "legal" proxy from your broker and bring that proxy to the Annual Meeting.

Can I change my vote?

Yes. You may revoke your proxy at any time before it is voted at the annual meeting by either:

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sending a new proxy card with a later date;

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sending a written notice of revocation to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement;

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voting by telephone or through the Internet at a later date; or

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attending the Annual Meeting, requesting that your previously submitted proxy not be used, and voting in person.

What if I don't specify how my shares are to be voted?

Whether you vote by mail, telephone, or the Internet, your shares will be voted in accordance with your instructions. If you return a signed proxy card without indicating your vote or when voting on the Internet or by telephone you indicate that you wish to vote as recommended by the Board, your shares will be voted:

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FOR the election of the ten director nominees named in this Proxy Statement,

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FOR the advisory resolution on the compensation of our named executive officers,

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FOR ratification of the provisions in our certificate of incorporation and bylaws granting stockholders the ability to call special meetings of stockholders, and

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FOR ratification of the selection of KPMG as our independent registered public accounting firm for 2018.

How many votes are required to elect directors and to adopt the other proposals?

With respect to Proposal 1, directors receiving a majority of votes cast (number of shares voted "for" a director must exceed the number of shares voted "against" that director) will be elected as a director.

For each of Proposals 2, 3, and 4 and any other matter (other than Proposal 1) properly brought before the meeting, an affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required in order to approve such proposal.

Can my shares be voted if I don't vote by proxy and don't attend the Annual Meeting?

If you are a stockholder of record, you can vote by proxy or by attending the Annual Meeting and voting in person. If you don't vote your shares held in street name, your broker can vote your shares on the ratification of the selection of KPMG as our independent registered public accounting firm. Your broker is not permitted to vote your shares on the election of the director nominees or any other matter on the agenda, other than the ratification of the selection of KPMG as our independent registered public accounting firm, without receiving instructions from you. This is referred to as a "broker non-vote." If you hold your shares in your own name, you must vote such shares in person or by proxy or they will not be voted.

How are my votes counted?

With respect to Proposal 1, you may either vote for or against or you may abstain with respect to the election of each nominee for the Board. If you abstain with respect to any nominee, your shares will be counted for purposes of establishing a quorum, but will not be counted as votes cast with respect to the election of such nominee and, accordingly, will have no effect on the election of that nominee.

For each of Proposals 2, 3, and 4, you may vote for or against or you may abstain on the approval of the applicable proposal. If you abstain from voting on any of these proposals, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

Broker non-votes on any matter will be counted for purposes of establishing a quorum. Broker non-votes will have no effect on the outcome of the voting on Proposals 1, 2, 3, and 4.

Could other matters be decided at the Annual Meeting?

We don't know of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the proxies will be voted at the discretion of the persons named in the proxy.

What happens if the Annual Meeting is postponed, adjourned, or delayed?

Your proxy will still be good and may be voted at the postponed, adjourned or delayed meeting. You will still be able to change or revoke your proxy until it is voted.

What procedures must I follow to attend the Annual Meeting?

You will need proof of ownership of CF Industries stock to enter the Annual Meeting. When you arrive at the Annual Meeting, you may be asked to present photo identification, such as a driver's license. This will suffice if you hold your shares in your own name. If you hold your stock through a securities broker (that is, in street name), a recent brokerage statement or letter from your broker is an example of proof that you are the beneficial owner of such shares. No large bags, briefcases, or packages will be permitted in the Annual Meeting and stockholders will not be permitted to use any cameras (including cell phones with photographic capabilities), recording equipment or electronic devices at the meeting.

IMPORTANT ADDITIONAL INFORMATION

Cost of Annual Meeting and Proxy Solicitation

We pay the cost of the Annual Meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, we may solicit proxies by personal interview, telephone, and similar means. None of our directors, officers, and employees will be specially compensated for these activities. We also intend to request that brokers, banks, and other nominees solicit proxies from their principals, and we will reimburse the brokers, banks, and other nominees for certain expenses they incur for such activities.

We have also retained Innisfree M&A Incorporated ("Innisfree") for consulting and solicitation services in connection with the Annual Meeting, for which Innisfree is anticipated to receive a fee of approximately $25,000. We have also agreed to reimburse Innisfree for out-of-pocket expenses and to indemnify Innisfree against certain liabilities and expenses, including legal fees and related charges.

Available Information

CF Industries makes available free of charge on or through the Investor Relations section of its website, www.cfindustries.com, its Annual Reports to Shareholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and forms of proxy and all amendments to those reports as soon as reasonably practicable after such material is filed electronically with, or furnished to, the SEC. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

CF Industries will provide, without charge to any stockholder upon written request to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement, a copy of its Annual Reports to Shareholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and forms of proxy and all amendments to those reports.

DEADLINES FOR SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS, STOCKHOLDER NOMINATED DIRECTOR CANDIDATES AND OTHER BUSINESS OF STOCKHOLDERS

Proposals to be Considered for Inclusion in CF Industries' Proxy Materials

Under SEC rules, a stockholder who intends to present a proposal at the 2019 annual meeting of stockholders and who wishes the proposal to be included in our proxy statement for that meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal in writing to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement. The proposal must be received no later than November 29, 2018 (120 days before March 29, 2019, the one year anniversary of the anticipated mailing date of this Proxy Statement).

Director Nominations for Inclusion in CF Industries' Proxy Materials (Proxy Access)

Under the proxy access provisions of our bylaws, certain stockholders and/or stockholder groups will be permitted to include stockholder nominated director candidates in our proxy materials for the 2019 annual meeting of stockholders. Requests pursuant to such proxy access provisions to include stockholder nominated director candidates in our proxy materials for an annual meeting in 2019 must be delivered to, or mailed to and received by, our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement no earlier than October 30, 2018 (150 days before March 29, 2019, the one year anniversary of the anticipated mailing date of this Proxy Statement) and no later than November 29, 2018 (120 days before March 29, 2019, the one year anniversary of the anticipated mailing date of this Proxy Statement). See the discussion in Proposal 1 under the heading "Proxy Access" and refer to our bylaws for details about the process to include stockholder nominated director candidates in our proxy materials.

Other Stockholder Proposals and Director Nominations (Advance Notice Provisions)

Our bylaws require that written notice of (i) proposals intended to be presented by a stockholder at the next annual meeting, but that are not intended for inclusion in our proxy statement for that meeting pursuant to Rule 14a-8, and (ii) nominees for the election of directors intended to be made by a stockholder at the next annual meeting be delivered to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement no earlier than January 10, 2019 and no later than February 9, 2019. Such advance notice deadline will also be the deadline for "timely" proposals made in accordance with Rule 14a-4(c) under the Exchange Act. To be in proper written form, such a notice must set forth the information prescribed in our bylaws. You can obtain a copy of our bylaws by writing our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the 2018 Annual Meeting. If, however, any other business should properly come before the meeting, or any adjournment thereof, the proxies will be voted at the discretion of the persons named in the proxy.

By order of the board of directors,
Douglas C. Barnard Senior Vice President, General Counsel, and Secretary March 29, 2018

Appendix A

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of cost of sales and cost of sales per ton (GAAP measures) to controllable cost of sales and controllable cost of sales per ton (non-GAAP measures), as applicable:

Controllable cost of sales is defined as cost of sales adjusted for natural gas costs, realized and unrealized losses (gains) on natural gas derivatives, and depreciation and amortization. The company has presented controllable cost of sales and controllable cost of sales per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Year ended December 31,
	2017	2016	2015
	(in millions)
Cost of sales	$3,700	$2,845	$2,761
Natural gas costs(1)	1,194	761	746
Realized net losses on natural gas derivatives(2)	26	133	70
Unrealized net mark-to-market loss (gain) on natural gas derivatives	61	(260)	176
Depreciation and amortization	836	597	433
Expansion project start-up costs	—	52	—

Total adjustments	2,117	1,283	1,425

Controllable cost of sales	$1,583	$1,562	$1,336

Tons of product sold (000s)	19,952	16,957	13,718
Cost of sales per ton	$185.45	$167.78	$201.27
Decrease in cost of sales per ton	(8)%
Controllable cost of sales per ton	$79.34	$92.12	$97.39
Decrease in controllable cost of sales per ton	(19)%

(1)
Includes the cost of natural gas that is included in cost of sales during the period under the first-in, first-out inventory cost method.

(2)
Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.

A-1

Reconciliation of capital expenditures and capital expenditures per ton (GAAP measures) to on-going capital expenditures and on-going capital expenditures per ton (non-GAAP measures), as applicable:

On-going maintenance capital expenditures are defined as capital expenditures adjusted for amounts related to capacity expansion projects, our disposed phosphate business, and improvement projects. The company has presented on-going maintenance capital expenditures and on-going maintenance capital expenditures per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Year ended December 31,
	2017	2016	2015	2014	2013
	(in millions)
Capital Expenditures	$473	$2,211	$2,469	$1,809	$824
Capacity expansion project	110	1,599	1,796	1,317	356
Phosphate segment capital expenditures	—	—	—	15	59
Improvement projects	50	60	101	49	93

On-going maintenance capital expenditures	$313	$552	$572	$428	$316

Tons of nitrogen products sold (000s)	19,952	16,957	13,718	13,276	12,945
Tons of phosphate products sold (000s)	—	—	—	487	1,857
Capital expenditures per nitrogen sales ton	$23.71	$130.39	$179.98	$136.26	$63.65
Increase (decrease) in capital expenditures per nitrogen sales ton	(63)%
On-going maintenance capital expenditures per nitrogen sales ton	$15.69	$32.55	$41.70	$32.24	$24.41
Increase (decrease) in on-going maintenance capital expenditures per nitrogen sales ton	(36)%

A-2

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 9, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. CF INDUSTRIES HOLDINGS, INC. 4 PARKWAY NORTH, SUITE 400 DEERFIELD, IL 60015-2590 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 9, 2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E41615-P04246 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. CF INDUSTRIES HOLDINGS, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Robert C. Arzbaecher The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 1b. William Davisson ! ! ! 2. Approval of an advisory resolution regarding the compensation of CF Industries Holdings, Inc.'s named executive officers. 1c. John W. Eaves 1d. Stephen A. Furbacher 3. Ratification of the provisions of CF Industries Holdings, Inc.'s certificate of incorporation and bylaws granting stockholders the ability to call special meetings of stockholders. ! ! ! 1e. Stephen J. Hagge 1f. John D. Johnson ! ! ! 1g. Anne P. Noonan 4. R at i f i c at i o n o f t h e s e l ec t i o n o f K P MG L L P a s CF Industries Holdings, Inc.'s independent registered public accounting firm for 2018. 1h. Michael J. Toelle NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1i. Theresa E. Wagler 1j. W. Anthony Will ! For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com. E41616-P04246 CF INDUSTRIES HOLDINGS, INC. Annual Meeting of Stockholders May 10, 2018 10:00 a.m. This proxy is solicited by the Board of Directors The undersigned hereby constitutes and appoints Douglas C. Barnard and Dennis P. Kelleher, and each of them, as proxies, each with the power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side of this proxy card, all the shares of common stock of CF Industries Holdings, Inc., registered in the name of the undersigned, as of March 19, 2018, at the Annual Meeting of Stockholders of CF Industries Holdings, Inc., to be held May 10, 2018, at 10:00 a.m., local time, adjacent to CF Industries Corporate Headquarters at 3 Parkway North, Deerfield, Illinois 60015, and any and all adjournments or postponements of that meeting. Receipt of the Notice of 2018 Annual Meeting and Proxy Statement is hereby acknowledged. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR all nominees listed in proposal 1 and FOR proposals 2, 3 and 4. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address Changes/Comments: